Exhibit 99.1

Execution Version

Joinder Agreement and Amendment to Restructuring Support Agreement

THIS JOINDER AGREEMENT AND AMENDMENT TO RESTRUCTURING SUPPORT AGREEMENT dated as of March 10, 2021 (this “Joinder Agreement”) is entered into by and among the Debtors, the Required Supporting Unsecured Noteholders, the Governmental Plaintiff Ad Hoc Committee (each as defined in the Agreement (as defined below)), the MSGE Group (as defined below), and the undersigned holders of First Lien Term Loan Claims (as defined in the First Lien Settlement Term Sheet (as defined below)) (such undersigned holders, the “Supporting Term Lenders” and, together with the Debtors, the Required Supporting Unsecured Noteholders, the Governmental Plaintiff Ad Hoc Committee, and the MSGE Group, the “Joinder Parties”) on behalf of the Debtors, the Supporting Unsecured Noteholders, the Supporting Governmental Opioid Claimants, the MSGE Signatories (as defined in the MSGE Group Joinder Agreement (as defined below)), and the Supporting Term Lenders (together, the “Agreement Parties”).

WHEREAS, the Debtors, the Supporting Unsecured Noteholders, and the Supporting Governmental Opioid Claimants entered into a certain Restructuring Support Agreement dated as of October 11, 2020 (as amended, supplemented, or otherwise modified from time to time in accordance with the terms thereof, together with the Term Sheet (as defined therein) and First Lien Settlement Term Sheet (as defined below), the “Agreement”);1

WHEREAS, the MSGE Group (as defined in the MSGE Group Joinder Agreement (as defined below)) joined the Agreement pursuant to that certain Joinder Agreement dated November 13, 2020 (the “MSGE Group Joinder Agreement”);

WHEREAS, as of the date hereof, Counsel to the MSGE Group, Caplin & Drysdale, Chartered (“MSGE Group Counsel”) has obtained over 1,200 executed signature pages of the members of the MSGE Group to the MSGE Group Joinder Agreement;

WHEREAS, MSGE Group Counsel requests additional time to obtain executed signature pages from the remaining members of the MSGE Group;

WHEREAS, the Debtors, the Supporting Unsecured Noteholders, the Supporting Governmental Opioid Claimants, the MSGE Group, and the Supporting Term Lenders have agreed to a settlement (the “First Lien Term Loans Settlement”) on the terms set forth in that certain First Lien Settlement Term Sheet attached as Schedule 3 to the Term Sheet (as amended and restated herein) (the “First Lien Settlement Term Sheet”);

WHEREAS, in furtherance of the First Lien Term Loans Settlement, the Joinder Parties wish for the Supporting Term Lenders to join the Agreement;

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Defined terms used but not otherwise defined herein shall have the meanings ascribed to them in the Agreement, as amended by this Joinder Agreement (including the Term Sheet, Opioid Settlement Term Sheet, and First Lien Settlement Term Sheet), or the MSGE Group Joinder Agreement, as applicable.

WHEREAS, the Joinder Parties wish to amend certain provisions of the Agreement and the MSGE Group Joinder Agreement, and to take such actions necessary to give effect to the foregoing.

NOW, THEREFORE, in consideration of the foregoing, the warranties, covenants, and agreements contained herein, in the Agreement, and in the MSGE Group Joinder Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Joinder Parties agree as follows:

I. Joinder.

A. Each of the Supporting Term Lenders hereby acknowledges that it has reviewed and understands the Agreement.

B. In addition to the foregoing, each of the Supporting Term Lenders agrees as follows:

1. Restructuring Support: The Supporting Term Lenders shall have the rights and be subject to the support and other obligations of Supporting Parties and Supporting Unsecured Noteholders, as applicable, set forth in Sections 2, 4 (other than clause (g), as added by this Joinder Agreement), 5(a) (other than clause (vii) except to the extent of the DOJ/Opioid Settlement Cash Consent Right (as defined in the First Lien Settlement Term Sheet) and clause (viii) unless (A) the applicable Alternative Transaction does not propose the Payment in Full of First Lien Term Loan Claims (as defined in the First Lien Settlement Term Sheet) upon consummation thereof and results in (i) less favorable treatment of the First Lien Term Loan Claims as compared to the treatment for such First Lien Term Loan Claims set forth in the First Lien Settlement Term Sheet or (ii) a Prohibited Ownership Change2 or (B) would be reasonably expected to have a materially adverse effect on the holders of First Lien Term Loan Claims (acting in such capacity)), 5(b), 6(a) (other than clauses (vi)(C) (unless (A) the applicable Alternative Transaction does not propose the Payment in Full of First Lien Term Loan Claims upon consummation thereof and results in (i) less favorable treatment of the First Lien Term Loan Claims as compared to the treatment for such First Lien Term Loan Claims set forth in the First Lien Settlement Term Sheet or (ii) a Prohibited Ownership Change or (B) would be reasonably expected to have a materially adverse effect on the holders of First Lien Term Loan Claims (acting in such capacity)), (vi)(D) (unless (A) the applicable Alternative Transaction does not propose the Payment in Full of First Lien Term Loan Claims upon consummation thereof and results in (i) less favorable treatment of the First Lien

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“Prohibited Ownership Change” means, at any time on or prior to the Plan Effective Date, (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof) of Equity Interests (as defined in the Term Sheet) representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests, provided, that, solely for the purposes of this Joinder Agreement and the Agreement and subject to Article I.B.9 of this Joinder Agreement, (i) the transactions contemplated under this Joinder Agreement, the Agreement, the Term Sheet (including the First Lien Settlement Term Sheet and the Opioid Settlement Term Sheet) shall not constitute a Prohibited Ownership Change and (ii) neither the Unsecured Notes Ad Hoc Group nor the Supporting Unsecured Noteholders shall constitute a group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof).

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Term Loan Claims as compared to the treatment for such First Lien Term Loan Claims set forth in the First Lien Settlement Term Sheet or (ii) a Prohibited Ownership Change or (B) would be reasonably expected to have a materially adverse effect on the holders of First Lien Term Loan Claims (acting in such capacity)), (xvi) (provided that, any action by the Company that triggers a Supporting Party Termination Event under Section 6(a)(xvi) shall also apply to the Supporting Term Lenders to the extent such action is in breach of the DOJ/Opioid Settlement Cash Consent Right (as defined in the First Lien Settlement Term Sheet) and the Required Supporting Term Lenders have not previously consented to such action by the Company), (xix) (provided that Section 6(a)(xix) shall also apply to the Supporting Term Lenders to the extent both the Supporting Unsecured Noteholders and the Governmental Plaintiff Ad Hoc Committee terminate their obligations under the Agreement in accordance with Section 6(a)), (xx), (xxi), (xxii), and (xxiii)(B), (D), (E), (F), and (G) (provided that, any extension of the Milestone contained in Section 6(a)(xxiii)(G) beyond March 15, 2022, shall also require the consent of the Required Supporting Term Lenders, and provided, further, that references to Section 6(a)(xxiii) shall be to such section as modified by this Joinder Agreement), and (xxv) (as added by this Joinder Agreement)), 6(c), 6(e), 6(f), 6(g), 6(h), 8, 9, 13, 14, 15, 16, 17, 18, 19, 21, 22, 24, 26, and 27 of the Agreement (the “Restructuring Support Sections”); provided, that the Supporting Term Lenders’ rights related to Definitive Documents set forth in Sections 5(a)(iv), 5(a)(ix), 5(b), 6(a)(iii), and 6(a)(iv) of the Agreement shall be limited to only the extent that such Definitive Documents, and in the case of Sections 5(b)(iii) and 6(a)(iii) any motion, pleading, declaration, supporting exhibit, related document, Term Sheet or Definitive Documents, (i) directly relate to (or would otherwise directly affect) (a) the treatment of the First Lien Term Loan Claims of the Supporting Term Lenders under the Agreement or the Plan, (b) the legal or economic rights or waivers proposed to be granted to, or received by the Supporting Term Lenders under the Agreement or the Plan (provided, that, changes in the trading value of the First Lien Term Loan Claims shall not constitute any such legal or economic right or waiver), (c) the obligations of the Supporting Term Lenders under the Agreement, or (d) the implementation of the New First Lien Term Loan Facility or the terms of the First Lien Settlement Term Sheet (except that, counsel to the Supporting Term Lenders shall also be provided copies of all other material pleadings and pleadings related to any other Definitive Documents at least two (2) Business Days or as soon as reasonably practicable prior to filing such pleading, to the extent reasonably practicable) or (ii) otherwise materially and adversely affect the rights or obligations of the Supporting Term Lenders under the Agreement, including the First Lien Settlement Term Sheet; provided, further, that without limiting the generality of the foregoing, (i) the New Term Loan Documentation (including any intercreditor agreements to govern the New First Lien Term Loans (other than the Existing 1L/2L Intercreditor Agreement, which shall continue in place after the Plan Effective Date)) shall be consistent with the Documentation Principles, (ii) any modifications to the Final Cash Collateral Order (including the CCO Modification Order (subject to the NPT Exception)), the 2020 ECF Payment Order (subject to the ECF Exception) and any pleadings filed by the Debtors in connection therewith, in each case, shall be in form and substance reasonably acceptable to the Required Supporting Term Lenders and as otherwise set forth in the First Lien Settlement Term Sheet, and (iii) and any new key employee and retentive based compensation programs to be proposed after the Petition Date shall be proposed in consultation with the Supporting Term Lenders; provided, however, that in the event the Plan provides for the Payment in Full of First Lien Term Loan Claims on the Plan Effective Date, the Supporting Term Lenders shall not have consent rights as to any terms of the Definitive Documents. Each of the Supporting Term Lenders hereby acknowledges that such

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rights and obligations (other than such rights and obligations set forth in Section 6(g)) shall be exercised by the Supporting Term Lenders through the Required Supporting Term Lenders (as defined below) over the matters set forth in the Agreement for which the Supporting Term Lenders have rights or obligations. Except as set forth on the signature pages to the Agreement or this Joinder Agreement, (y) the Specified Claims and Interests applicable to the Supporting Term Lenders shall be the First Lien Credit Agreement Claims and, to the extent any such Supporting Term Lender is a beneficial or legal owner of Guaranteed Unsecured Notes, Guaranteed Unsecured Notes Claims and (z) the Specified Claims and Interests applicable to the Supporting Unsecured Noteholders shall be Guaranteed Unsecured Notes Claims and, to the extent any such Supporting Unsecured Noteholder is a beneficial or legal owner of First Lien Credit Agreement Claims, the First Lien Credit Agreement Claims. For purposes of consent rights, amendment rights, or termination rights in the Agreement or this Joinder Agreement, Supporting Unsecured Noteholders that beneficially or legally own First Lien Credit Agreement Claims shall not be considered Supporting Term Lenders under the Agreement or this Joinder Agreement, and Supporting Term Lenders that beneficially or legally own Guaranteed Unsecured Notes Claims shall not be considered Supporting Unsecured Noteholders under the Agreement or this Joinder Agreement.

2. Consent Rights of the Supporting Term Lenders:

a. The Supporting Term Lenders shall have only the consent and approval rights expressly given to them in the Agreement, the Term Sheet, the First Lien Settlement Term Sheet, and the applicable Definitive Documents; provided, that in the event the Plan provides for the Payment in Full of First Lien Term Loan Claims on the Plan Effective Date, the Supporting Term Lenders shall not have consultation or consent rights as to any terms of the Definitive Documents.

b. The foregoing consent and approval rights in subsection (a) shall not limit, modify or otherwise affect the existing consent and approval rights of the other Supporting Parties under the Agreement, including with respect to Definitive Documents.

3. Breaches by the Supporting Term Lenders: The Company shall be entitled to terminate the Agreement as to all of the Supporting Term Lenders upon the breach in any material respect by the Supporting Term Lenders that would result in non-breaching Supporting Term Lenders and any other Supporting Parties holding less than 66.7% in outstanding principal amount of either the (i) First Lien Term Loan Claims maturing in 2024 or (ii) First Lien Term Loan Claims maturing in 2025, in each case with respect to any of the representations, warranties, or covenants of such Supporting Term Lenders set forth in the Agreement and which breach remains uncured for a period of fifteen (15) Business Days after delivery by the Company to the applicable Supporting Term Lenders of written notice of such breach, which written notice will set forth in reasonable detail the alleged breach; provided that any such termination by the Company pursuant to the Agreement or this Joinder Agreement shall result in the termination of this Agreement solely as to the Supporting Term Lenders and shall not give rise to a termination right to any other Supporting Party; and provided, further, that, the Company may, at its option, terminate this Agreement solely as to any Supporting Term Lender that breaches, in any material respect, its representations, warranties or covenants set forth in the Agreement (to the extent such breach remains uncured for a period of fifteen (15) Business Days after delivery by the Company to the applicable Supporting Term Lender of written notice of such breach, which written notice

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will set forth in reasonable detail the alleged breach), whether or not such breach would entitle the Company to terminate the Agreement with respect to all Supporting Term Lenders in accordance with this Section 3; provided, further, that if the Agreement or this Joinder Agreement is terminated by the Company solely as to the Supporting Term Lenders, then the amendments (a) to the Agreement in Articles II.A.1, II.A.2, II.A.3 (solely as to the definition of “Required Supporting Term Lenders”), II.B (solely as to the Supporting Term Lenders), and II.D, below and (b) to the Term Sheet (other than the addition of the condition precedent related to payment of the Transaction Fees), in each case, shall be null and void.

4. Termination of the Joinder Agreement by the Supporting Term Lenders:

a. The sole remedy of the Supporting Term Lenders for any breach by the Supporting Parties or the Company of the Restructuring Support Sections of the Agreement or this Joinder Agreement, including the DOJ/Opioid Settlement Cash Consent Right (as defined in the First Lien Settlement Term Sheet), shall be termination of this Joinder Agreement by written notice in accordance with the Agreement delivered by Supporting Term Lenders holding two-thirds in outstanding principal amount of the First Lien Term Loans then party to the Joinder Agreement with such notice terminating the Agreement and Joinder Agreement as to all Supporting Term Lenders. If the Supporting Term Lenders terminate this Joinder Agreement, such termination shall not result in a termination of the Agreement or this Joinder Agreement as to the other Supporting Parties (other than the Supporting Term Lenders) and shall not give rise to a termination right under Section 6(a)(xix) for any such Supporting Parties or for the Company under Section 6(b)(iv); provided, that if this Joinder Agreement is terminated by Supporting Term Lenders then the amendments (a) to the Agreement in Articles II.A.1, II.A.2, II.A.3 (solely as to the definition of “Required Supporting Term Lenders”), II.B (solely as to the Supporting Term Lenders), and II.D, below and (b) to the Term Sheet (other than the addition of the condition precedent related to payment of the Transaction Fees), in each case, shall be null and void.

b. Upon ten (10) days’ notice, any individual Supporting Term Lender may terminate this Joinder Agreement, as to itself only, by the delivery to counsel to the Company and the other Supporting Parties of a written notice in accordance with Section 7 hereof, in the event that (i) any waiver, modification, amendment or supplement of this Joinder Agreement or the Agreement materially disproportionately and materially adversely affects the economic rights, recoveries, or treatment applicable to the Specified Claims and Interests of such Supporting Term Lender relative to (x), in the case of Specified Claims and Interests comprising First Lien Term Loan Claims, the economic rights, recoveries, or treatment applicable to the First Lien Term Loan Claims of the other Supporting Term Lenders, or (y), in the case of Specified Claims and Interests comprising Guaranteed Unsecured Notes, relative to the economic rights, recoveries, or treatment applicable to the Claims based on the Guaranteed Unsecured Notes of the Supporting Unsecured Noteholders, in each case, without such Supporting Term Lender’s consent or (ii) any Definitive Document is filed with the Bankruptcy Court or later amended in such a way that materially disproportionately and materially adversely affects (x), in the case of Specified Claims and Interests comprising First Lien Term Loan Claims, the economic rights, recoveries, or treatment applicable to the First Lien Term Loan Claims of such Supporting Term Lender relative to the economic rights, recoveries, or treatment applicable to the First Lien Term Loan Claims of the other Supporting Term Lenders, or (y), in the case of Specified Claims and Interests comprising Guaranteed Unsecured Notes, the economic rights, recoveries, or treatment applicable to the

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Claims based on the Guaranteed Unsecured Notes of such Supporting Term Lender relative to the economic rights, recoveries, or treatment applicable to the Claims based on the Guaranteed Note Claims of the Supporting Unsecured Noteholders, in each case, without such Supporting Term Lender’s consent (each such event, an “Individual Supporting Term Lender Termination Event”); provided, that, such Supporting Term Lender shall not object to the Company’s efforts to seek an expedited hearing to adjudicate whether an Individual Supporting Term Lender Termination Event has occurred.

5. Amendments and Waivers:

a. During the Support Period, this Joinder Agreement and, to the extent that the Supporting Term Lenders have the rights and are subject to the support and other obligations of Supporting Parties and Supporting Unsecured Noteholders of the relevant provision pursuant to Article I.B.1 hereof, the Agreement, including any exhibits or schedules hereto, may not be waived, modified, amended, or supplemented except in a writing signed by the Required Supporting Term Lenders; provided, that: (a) any waiver, modification, amendment, or supplement to Section 4(f)(v), Section 6(e), Section 6(f), Section 6(g), Section 7(a), Section 8(b), Section 17, Section 21, or Section 22 of the Agreement, or Article I.B.4(b) or Article I.B.8 of this Joinder Agreement, or the definition of “Specified Claims and Interests” shall require the prior written consent of each Supporting Term Lender; (b) any waiver, modification, amendment, or supplement to the definitions of “Required Supporting Term Lenders” shall require the prior written consent of each Supporting Term Lender; (c) any waiver, modification, amendment, or supplement of the Opioid Settlement or the CMS/DOJ/States Settlement shall comply with the monetary and payment frequency limitations set forth in the section entitled “DOJ/Opioid Settlement Cash Consent Right” in the First Lien Settlement Term Sheet (unless Required Supporting Term Lenders shall otherwise consent); and (d) any Definitive Document or any waiver, modification, amendment or supplement of this Joinder Agreement, the Agreement, or any Definitive Document, in each case, that requires any Supporting Term Lender to make any investment of new capital, including in any Mallinckrodt entity, may not be made without the prior written consent of such Supporting Term Lender; provided that, to the extent that the Company waives, modifies, amends, or supplements the Agreement (other than for the items expressly set forth or contemplated in the First Lien Settlement Term Sheet, including any such items as implemented or governed by any Definitive Document, including, without limitation, the Plan, Disclosure Statement, the Confirmation Order, and the New Term Loan Documentation), including any exhibits or schedules hereto, without the consent of the Required Supporting Term Lenders, the sole remedy afforded to the Supporting Term Lenders shall be termination of this Joinder Agreement as to the Supporting Term Lenders by the Required Supporting Term Lenders.

b. Following the Plan Effective Date, amendments to any Definitive Document shall be governed as set forth in such Definitive Document. Any consent required to be provided pursuant to this Article I.B.5 may be delivered by email from counsel.

6. Fees and Expenses: The reasonable and documented fees and out-of-pocket expenses of the Supporting Term Lenders, including the reasonable fees and expenses of Gibson, Dunn & Crutcher LLP (“Gibson Dunn”), as legal advisor to the Supporting Term Lenders, Evercore Group LLC, as financial advisor, and any other advisor specified in, and any subsequently retained advisor permitted to be reimbursed pursuant to, the Final Cash Collateral Order (the “Ad Hoc Term Lender Group Advisors”) shall be paid in accordance with the Final Cash Collateral Order.

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7. Notice Parties: Notices provided pursuant to the Agreement shall be sent to the Supporting Term Lenders to the address set forth on the signature page for the Supporting Term Lenders, with copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, New York 10166-0193

Attention: Scott J. Greenberg (sgreenberg@gibsondunn.com)

                 Michael J. Cohen (mcohen@gibsondunn.com)

8. Representations and Warranties:

a. Each Supporting Term Lender hereby makes the same representations and warranties of the Supporting Parties set forth in Section 7(a) of the Agreement to each other Party, effective as of the date hereof.

b. Each Supporting Term Lender severally (and not jointly), represents and warrants to the Company that, as of the date hereof (or as of the date such Supporting Term Lender becomes a party hereto), such Supporting Term Lender (i) is or, after taking into account the settlement of any pending assignments of First Lien Term Loans to which such Supporting Term Lender is a party as of the date of this Joinder Agreement, will be the beneficial owner of (or investment manager, advisor, or subadvisor to one or more beneficial owners of) the aggregate principal amount of Specified Claims and Interests set forth besides its name on Annex 1 hereto (or below its name on the signature page of a Joinder Agreement for any Supporting Term Lender that becomes a Party hereto after the date hereof), (ii) has, with respect to the beneficial owners of such Specified Claims and Interests (as may be set forth on a schedule to such Supporting Term Lender’s signature page hereto), (A) sole investment or voting discretion with respect to such Specified Claims and Interests, (B) full power and authority to vote on and consent to matters concerning such Specified Claims and Interests, or to exchange, assign, and transfer such Claims or Interests, and (C) full power and authority to bind or act on the behalf of, such beneficial owners, (iii) such Specified Claims and Interests are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition or encumbrance of any kind, that would prevent in any way such Supporting Term Lender’s performance of its obligations contained in this Agreement at the time such obligations are required to be performed, and (iv) is not aware of any currently outstanding request to the Administrative Agent under the Existing Credit Agreement to implement a rate of interest for the First Lien Term Loans applicable to ABR Borrowings (as defined in the Existing Credit Agreement).

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9. Supporting Term Lender Reservations of Rights.

a. General Reservation of Rights. For the avoidance of doubt, and notwithstanding anything to the contrary in the Agreement or this Joinder Agreement, except as otherwise set forth in any order of the Bankruptcy Court, in the event the Agreement is terminated as to the Supporting Term Lenders, all of the Agreement Parties’ rights and remedies under the Existing Credit Agreement, the Bankruptcy Code, and applicable law, including, without limitation, with respect to (a) the Plan, (b) the calculation and treatment of the Specified Claims and Interests held by the Supporting Term Lenders under the Plan, (c) any relief sought by, or relief granted in connection with, the motion seeking authority to pay the 2020 ECF Payment (as defined in the First Lien Settlement Term Sheet), (d) the Existing 1L Intercreditor Agreement, and (e) the Existing 1L/2L Intercreditor Agreement, shall be reserved in all respects.

b. Make-Whole Reservation of Rights. Neither this Agreement nor the Term Sheet provide for the treatment of the Make-Whole Claims, and all Parties’ rights related thereto are fully reserved. Notwithstanding anything to the contrary in this Agreement, it is expressly understood and agreed that a Supporting Term Lender (a) may hold First Lien Revolving Loan Claims, First Lien Notes Claims, and/or Second Lien Notes Claims in addition to its Specified Claims and Interests, and (b) that the entry into this Agreement does not limit, waive, impair, or otherwise affect any Supporting Term Lender’s right to negotiate for and seek allowance of, or to object to and seek disallowance of, any Make-Whole Claims in the Chapter 11 Cases or the Restructuring, whether in such term lender’s capacity as a term lender or otherwise. Nothing contained herein, limits, waives, impairs, or otherwise affects the Company’s right to object to, or seek disallowance of, any Make-Whole Claims in the Chapter 11 Cases or Restructuring and any such actions taken in connection with defending or objecting to the Make-Whole Claims is not inconsistent with the Company’s obligations under this Agreement.

10. Agreements of the Supporting Term Lenders.

a. During the Support Period, subject to the terms and conditions of this Joinder Agreement and the Agreement, each Supporting Term Lender agrees, severally and not jointly (solely in its capacity as a holder of the Supporting Term Lenders’ Specified Claims and Interests, and in no other capacity), solely as long as it remains the legal owner, beneficial owner, and/or investment advisor or manager of or with power and/or authority to bind any of the Supporting Term Lenders’ Specified Claims and Interests against and/or in the Company held by it, that it shall not direct the Administrative Agent under the Existing Credit Agreement to implement (or take steps to implement) a rate of interest for the First Lien Term Loans applicable to ABR Borrowings.

II. Amendments to the Agreement. In reliance on the representations, warranties, covenants, and agreements contained herein and in the Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Agreement and the MSGE Group Joinder Agreement are hereby amended as follows:

A. Definitions.

1. The definitions of “Restructuring,” “Term Sheet,” and “Plan” in the recitals to the Agreement are hereby amended to incorporate (as applicable) and include reference to the terms of the First Lien Settlement Term Sheet, and the definition of “Parties” in the recitals to the Agreement is hereby amended to incorporate and include reference to the Supporting Term Lenders.

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2. The definition of “Definitive Documents” in Section 1.m of the Agreement is hereby amended by deleting the word “and” before clause (xix) and replacing the period at the end of the definition with “; (xx) the New Term Loan Documentation and any other documentation related to any financing used to repay any First Lien Credit Agreement Claims; (xxi) the 2020 ECF Payment Settlement; (xxii) the 2020 ECF Payment Order; and (xxiii) the CCO Modification Order.”

3. The following definitions are hereby added to Section 1 of the Agreement in the appropriate alphabetical order:

“Ad Hoc First Lien Term Lender Group” means that certain ad hoc group of holders of First Lien Loans represented by, among others, Gibson, Dunn & Crutcher LLP and advised by Evercore Group, LLC.

“Existing 1L Intercreditor Agreement” means that certain First Lien Intercreditor Agreement, dated as of April 7, 2020, among Mallinckrodt PLC, as Parent, Mallinckrodt International Finance S.A., as Lux Borrower, Mallinckrodt CB LLC, as Co-Borrower, the other Grantors party thereto, Deutsche Bank AG New York Branch, as Collateral Agent for the Pari Passu Secured Parties and as Authorized Representative for the Credit Agreement Secured Parties, Wilmington Savings Fund Society, FSB, as the Initial Additional Authorized Representative, and each additional Authorized Representative from time to time party thereto.

“Existing 1L/2L Intercreditor Agreement” means that certain Second Lien Intercreditor Agreement, dated as of December 6, 2019, among Deutsche Bank AG New York Branch, as First Lien Collateral Agent and as First Lien Credit Representative, Wilmington Savings Fund Society, FSB, as Second Lien Collateral Agent and as Initial Second Lien Document Representative, and the other First Lien Representative Parties and Second Lien Representative Parties thereto.

“RSA Parties Fee Motion” means that certain Motion of the Debtors to Assume and/or Enter Into Reimbursement Agreements with RSA Party Professionals filed with the Bankruptcy Court on December 30, 2020 [Docket No. 1092].

“RSA Parties Fee Order” means that order granting the RSA Parties Fee Motion, entered on February 1, 2021 [Docket No. 1250].

“Required Supporting Term Lenders” means, as of any date of determination, the Specified Supporting Term Lenders then party to this Agreement that, at the time of such approval, together hold at least 60% in outstanding principal amount of First Lien Term Loans held by the Specified Supporting Term Lenders; provided, that, the Ad Hoc First Lien Term Lender Group shall (A) notify the Company promptly of approval of any such Specified Supporting Term Lenders and (B) not revoke approval of any Specified Supporting Term Lenders previously approved by the Ad Hoc First Lien Term Lender Group without notice to the Company.

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“Specified Supporting Term Lender” means, as of any date of determination, Supporting Term Lenders that are (i) members of the Ad Hoc First Lien Term Lender Group or (ii) Supporting Term Lenders previously approved by members the Ad Hoc First Lien Term Lender Group.

B. Ad Hoc Group Composition. Section 4(e) of the Agreement is hereby amended and restated in its entirety to read as follows:

e. Ad Hoc Group Composition. No less frequently than every sixty (60) days commencing on the Agreement Effective Date, counsel to each of the Unsecured Notes Ad Hoc Group, the Ad Hoc First Lien Term Lender Group, and the Governmental Plaintiff Ad Hoc Committee shall provide counsel to the Company and to each other, on a professionals’ eyes only basis, with a list showing each member of such counsel’s respective ad hoc group and, (i) in the case of members of the Unsecured Notes Ad Hoc Group, the aggregate holdings of Guaranteed Unsecured Notes and other claims based on funded indebtedness of the Company (including on account of the Company’s secured notes, First Lien Term Loans, and revolving credit facility) or interests of the Company and (ii) in the case of members of the Ad Hoc First Lien Term Lender Group, the aggregate holdings of First Lien Term Loans and other claims based on funded indebtedness of the Company (including on account of the Company’s secured notes, Guaranteed Unsecured Notes, and revolving credit facility) or interests of the Company; provided, that counsel to the Governmental Plaintiff Ad Hoc Committee shall only be required to provide such a list if the members of the Governmental Plaintiff Ad Hoc Committee have changed since the last time such a list was provided.

C. Agreements of the Supporting Parties. Section 4 of the Agreement is hereby amended by replacing the period at the end of Section 4(f)(vi) with “; and”, and adding the following clause (g):

g. In connection with the negotiation of the Definitive Documents, the Supporting Parties agree to discuss, in good faith, any concerns raised by the Supporting Unsecured Noteholders regarding allocation of fees and expenses incurred by the Official Committee of Opioid Related Claimants during the Chapter 11 Cases.

D. Agreements of the Company.

1. Section 5(a) of the Agreement is hereby amended by deleting the word “and” at the end of Section 5(a)(xvii), replacing the period at the end of Section 5(a)(xviii) with a semicolon, and adding the following clauses (xix), (xx), (xxi), and (xxii):

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(xix) to seek approval of the Debtors’ Motion for Order (I) Authorizing Use of Cash Collateral other than in the Ordinary Course of Business, (II) Granting Limited Relief from the Automatic Stay, and (III) Granting Related Relief [Docket No. 1441], subject to the ECF Exception, at the hearing currently scheduled for March 16, 2021 (subject to any extensions reasonably agreed by the Debtors and the Required Supporting Term Lenders);

(xx) to seek approval of an amendment to the Final Order Under Bankruptcy Code Sections 105(a), 361, 362, 363, 503, and 507, and Bankruptcy Rules 4001 and 9014 (I) Authorizing Debtors to Use Cash Collateral; (II) Granting Adequate Protection to Prepetition Secured Parties; (III) Modifying Automatic Stay; and (IV) Granting Related Relief [Docket No. 586] (the “Final Cash Collateral Order”) to increase the interest rate applied in order to calculate First Lien Adequate Protection Payments (as defined in the Final Cash Collateral Order) and to provide that the Payment in Full of Term Loan Claims must be in compliance with this Agreement (including payment of the applicable Term Loan Exit Payment), so long as the Supporting Term Lenders remain party hereto; provided that, to the extent the Company is unable to obtain Bankruptcy Court approval for (A) the application of the Adjusted Interest Rate retroactively to the date on which the Debtors filed a motion seeking entry of the CCO Modification Order or (B) the Pre-Effective Date Term Loan Exit Payment, in each case it shall not constitute a violation of this Section 5(a)(xx) (unless solely in the case of clause (B) such Pre-Effective Date Term Loan Exit Payment is not subsequently approved in connection with confirmation of the Plan), a basis to terminate this Agreement pursuant to Section 6(a)(xxiii), or a basis on which deem the CCO Modification Order unacceptable in connection the exercise of the consent right of the Supporting Term Lenders with respect thereto (the exceptions set forth in this proviso (the “NPT Exception”);

(xxi) to object to or defend against any motion seeking standing (A) to challenge the validity, enforceability, perfection, or priority of, or seeking avoidance or subordination of, any portion of the Specified Claims and Interests of the Supporting Term Lenders or the prepetition liens securing the Supporting Term Lenders’ Specified Claims and Interests or (B) to assert any other cause of action against the Supporting Term Lenders or with respect or relating to Supporting Term Lenders’ Specified Claims and Interests, the First Lien Credit Agreement, or any Loan Document (as defined in the First Lien Credit Agreement) or the prepetition liens securing the Supporting Term Lenders’ Specified Claims and Interests; and

(xxii) to support and take all reasonable actions necessary to facilitate the entry of the 2020 ECF Payment Order (as defined in the First Lien Settlement Term Sheet); provided, that, to the extent the Company is unable to obtain Bankruptcy Court approval for the entry of the 2020 ECF Payment Order, it shall not constitute a violation of Section 5(a)(xix) or this Section 5(a)(xxii)

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(or any consent right of the Supporting Term Lenders with respect to the 2020 ECF Payment Order) (the “ECF Exception”); provided further, that, if 2020 ECF Payment is not paid prior to the Plan Effective Date, the Company shall take all actions necessary to ensure that the 2020 ECF Payment is paid under the Plan; provided further, that the Debtors shall not be required to agree to pay more than $114 million (together with any accrued and unpaid interest thereon) in connection with the 2020 ECF Payment or to make any payment in respect thereof other than to the holders of the First Lien Term Loan Claims.

E. Termination of Agreement.

1. Section 6(a)(xxii) of the Agreement is hereby amended and restated in its entirety to read as follows:

(xxii) the Debtors, the Supporting Unsecured Noteholders and the Supporting Governmental Opioid Claimants shall not have agreed upon the Additional Insurance Rights by the time of the objection deadline for the Disclosure Statement Order; or

2. Section 6(a)(xxiii) of the Agreement is hereby amended and restated in its entirety to read as follows:

(xxiii) any of the following events (the “Milestones”) have not been achieved, extended, or waived by no later than 11:59 pm New York City time on the dates set forth below, provided that any such time and date may be extended with the consent of the Required Supporting Parties (which consent may be provided by email):

A. the Debtors’ filing of a motion seeking entry of the CCO Modification Order on or prior to March 17, 2021; provided that the Milestone set forth in this Section 6(a)(xxiii)(A) shall only be applicable to the Supporting Term Lenders;

B. the Debtors’ filing of the Plan and Disclosure Statement on or prior to March 31, 2021;

C. the Court enters the CCO Modification Order (subject to the NPT Exception) on or prior to April 15, 2021; provided that the Milestone set forth in this Section 6(a)(xxiii)(C) shall only be applicable to the Supporting Term Lenders;

D. the Court enters an order approving the Disclosure Statement on or prior to May 15, 2021;

E. the Plan is confirmed on or prior to August 15, 2021;

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F. a Scheme of Arrangement consistent with this Agreement is approved by the Irish Court on or prior to October 15, 2021; and

G. the Plan Effective Date has not occurred on or prior to November 15, 2021.

3. Section 6(a) of the Agreement is hereby amended by deleting the word “or” at the end of Section 6(a)(xxii), replacing the period at the end of Section 6(a)(xxiii) with a semicolon, and adding the following clauses (xxiv) and (xxv):

(xxiv) (A) the Company files any motion, application, or adversary proceeding challenging the validity, enforceability, perfection, or priority of, or seeking avoidance or subordination of, any portion of the Specified Claims and Interests or assert any other cause of action against the Supporting Term Lenders or with respect or relating to such Specified Claims and Interests, the First Lien Credit Agreement, or any Loan Document (as defined in the First Lien Credit Agreement) or the prepetition liens securing the Specified Claims and Interests or challenging the validity, enforceability, perfection, or priority of, or seeking avoidance or subordination of, any portion of the Specified Claims and Interests or asserting any other cause of action against the Supporting Term Lenders or with respect or relating to such Specified Claims and Interests or the prepetition liens securing the Specified Claims and Interests; or (B) the Bankruptcy Court enters an order granting or sustaining any objection or challenge to any of the First Lien Credit Agreement Claims or the prepetition liens securing the First Lien Credit Agreement Claims that is reasonably likely to render the Plan unconfirmable; or

(xxv) the RSA Parties Fee Order is reversed, stayed, or modified, on appeal or otherwise.

F. Fees and Expenses. Section 25 of the Agreement is hereby amended and restated in its entirety to read as follows:

Fees and Expenses. The Company shall reimburse all reasonable and documented fees and out-of-pocket expenses, including success fees, of the following professionals and advisors in accordance with the RSA Parties Fee Order: (a) Gilbert LLP, Kramer Levin Naftalis & Frankel LLP, and Brown Rudnick LLP, as legal counsel to the Governmental Plaintiff Ad Hoc Committee; (b) William Fry, as Irish counsel to the Governmental Plaintiff Ad Hoc Committee; (c) Houlihan Lokey, Inc., as investment banker and financial advisor to the Governmental Plaintiff Ad Hoc Committee; (d) such other legal, consulting, financial, and/or other professional advisors to which the Governmental Plaintiff Ad Hoc Committee and the Debtors shall reasonably agree from time to time; (e) Paul, Weiss, Rifkind, Wharton & Garrison LLP as counsel to the Unsecured Notes Ad Hoc Group; (f) Landis Rath & Cobb LLP, as Delaware counsel to the Unsecured Notes Ad Hoc

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Group; (g) Perella Weinberg Partners LP, as investment banker to the Unsecured Notes Ad Hoc Group; (h) Reed Smith LLP, as regulatory counsel to the Unsecured Notes Ad Hoc Group; (i) Matheson as Irish counsel to the Unsecured Notes Ad Hoc Group; (j) such other legal, consulting, financial, and/or other professional advisors to which the Unsecured Notes Ad Hoc Group and the Debtors shall reasonably agree from time to time; (k) to the extent not identified above, three local counsel (one for the Chapter 11 Cases, one for the Irish Examinership Proceedings, and one for the Recognition Proceedings) for each of the Governmental Plaintiff Ad Hoc Committee and Unsecured Notes Ad Hoc Group; (l) Caplin & Drysdale, Chartered, as legal counsel to the MSGE Group; (m) Seitz, Van Ogtrop & Green, P.A. as Delaware legal counsel to the MSGE Group; (n) FTI Consulting, as financial advisor to the MSGE Group; and (o) such other legal, consulting, financial, and/or other professional advisors to which the MSGE Group and the Debtors shall reasonably agree from time to time; provided, that to the extent that the Company terminates this Agreement under Section 6(b), the Company’s reimbursement obligations under this Section 25 shall survive with respect to any and all fees and expenses incurred on or prior to the date of termination. In furtherance of the foregoing (x) simultaneously with the effectiveness of this Agreement, the Company shall pay all such fees and out-of-pocket expenses incurred or accrued at any time prior to the Agreement Effective Date; (y) the Company shall pay any accrued but unpaid amounts owing under such engagement letter and/or fee reimbursement letters to the extent required under the terms thereof upon the termination of this Agreement, but shall not be responsible for any fees and expenses incurred after termination of this Agreement (other than termination of this Agreement as a result of the occurrence of the Plan Effective Date); and (z) notwithstanding anything to the contrary herein, the Company shall also be required to reimburse all reasonable and documented fees and expenses incurred by the Governmental Plaintiff Ad Hoc Committee and the MSGE Group on or after the Effective Date in connection with the implementation of the Plan (excluding, for the avoidance of doubt, the expenses of the administration of the Opioid Trust).

G. Term Sheet. The Term Sheet is hereby amended and restated in its entirety and replaced with Exhibit A hereto and all references to the Term Sheet in the Agreement shall be to Exhibit A hereto. Attached hereto as Exhibit B is a redline of the Term Sheet reflecting the changes.

H. MSGE Group Joinder Agreement. Section 4(b) of the MSGE Group Joinder Agreement is hereby amended and restated in its entirety to read as follows:

Counsel agrees to use best efforts to obtain the executed signature pages of the members of the MSGE Group to be appended hereto within five (5) months from the date of execution of this Joinder Agreement, which may be extended with the consent of the Company, the Governmental Plaintiff Ad Hoc Committee and the Required Supporting Unsecured Noteholders (each of whom are intended third-party beneficiaries hereunder). Failure to satisfy the obligation in this paragraph shall result in a breach of this Joinder Agreement as set forth in Section 2 above.

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III. Miscellaneous.

A. This Joinder Agreement shall be governed by the governing law set forth in the Agreement.

B. This Joinder Agreement shall become effective and binding upon each Agreement Party upon the execution and delivery by the applicable Joinder Party of an executed signature page hereto and shall become effective and binding on all Agreement Parties upon receipt by the Company of executed signature pages from (a) the Company, (b) the Required Supporting Unsecured Noteholders, (c) the Governmental Plaintiff Ad Hoc Committee, (d) the MSGE Group, and (e) the holders of First Lien Term Loan Claims that hold greater than or equal to 66.7% in outstanding principal amount of each of (i) First Lien Term Loan Claims maturing in 2024 and (ii) First Lien Term Loan Claims maturing in 2025, in each case (the “Joinder Effective Date”).

C. Except as specifically set forth herein, the terms of the Agreement shall remain in full force and effect and are hereby ratified and confirmed.

D. This Joinder Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same agreement. Execution copies of this Joinder Agreement delivered by facsimile or PDF shall be deemed to be an original for the purposes of this paragraph.

IN WITNESS WHEREOF, the Joinder Parties hereto have caused this Joinder Agreement to be executed and delivered by their respective duly authorized officers or other authorized persons, solely in their respective capacity as officers or other authorized persons of the undersigned and not in any other capacity, as of the date first set forth above.

[Signature pages follow]

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COMPANY ENTITIES

[To Come]

By:
Name:	[ 🌑 ]
Title:	[ 🌑 ]

[Signature Page to Joinder Agreement]

[SUPPORTING PARTY]

By:
Name:
Title:

Notice Address:

Fax:
Attention:
Email:

Specified Claims and Interests:

[First Lien Credit Agreement Claims]

[Claims based on the Guaranteed Unsecured Notes]

[Opioid Claims]

[Signature Page to Joinder Agreement]

Exhibit A

Amended & Restated Term Sheet

Execution Version

THIS TERM SHEET IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS TERM SHEET SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED HEREIN AND IN THE RESTRUCTURING SUPPORT AGREEMENT, DEEMED BINDING ON ANY OF THE PARTIES HERETO.

Amended & Restated Mallinckrodt Restructuring Term Sheet

This Term Sheet, which is Exhibit A to the Restructuring Support Agreement dated October 11, 2020, by and among the Company and the Supporting Parties party thereto, describes the proposed terms of the Company’s Restructuring. The Debtors will implement the Restructuring through the Plan, which shall be consistent with the terms of this Term Sheet, the RSA and the exhibits and schedules annexed hereto and thereto, including the Opioid Settlement Term Sheet, which is Schedule 1 hereto, and the First Lien Settlement Term Sheet, which is Schedule 3 hereto (as each may be amended or supplemented from time to time in accordance therewith and/or the terms of the RSA), in the Chapter 11 Cases commenced by the Debtors in the Bankruptcy Court on October 12, 2020, the Scheme of Arrangement based on the Plan to be commenced in the Irish Examinership Proceedings, and the Recognition Proceedings (as defined herein) in which the Canadian Court (as defined herein) shall recognize in Canada the Chapter 11 Cases. This Term Sheet incorporates the rules of construction set forth in section 102 of the Bankruptcy Code. Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the RSA, the Opioid Settlement Term Sheet, or the First Lien Settlement Term Sheet, as applicable.

This Term Sheet does not include a description of all of the terms, conditions, and other provisions that are to be contained in the Plan and the other Definitive Documents, or the Scheme of Arrangement and the Irish Examinership Proceedings, which remain subject to negotiation in accordance with the RSA. Consummation of the transactions contemplated by this Term Sheet is subject to (a) the negotiation and execution of the Definitive Documents evidencing and related to the Restructuring contemplated herein, (b) satisfaction or waiver of all of the conditions in any Definitive Document evidencing the transactions comprising the Restructuring, (c) entry of the Confirmation Order and the satisfaction or waiver of any conditions to the effectiveness thereof, (d) approval of the Scheme of Arrangement by the High Court of Ireland and the satisfaction or waiver of any conditions to the effectiveness thereof, and (d) entry of an order recognizing the Confirmation Order in the Recognition Proceedings. The Definitive Documents shall satisfy the requirements of all applicable securities laws, the Bankruptcy Code, this Term Sheet, the Opioid Settlement Term Sheet, the First Lien Settlement Term Sheet, the Scheme of Arrangement, the Companies Act 2014 of Ireland governing the Irish Examinership Proceedings, and the Canadian Companies Arrangement Act governing the Recognition Proceedings. The Definitive Documents will contain terms and conditions that are dependent on each other, including those described in this Term Sheet, the Opioid Settlement Term Sheet, and the First Lien Settlement Term Sheet.

TREATMENT OF CLAIMS AND EQUITY INTERESTS UNDER THE PLAN

Type of Claim	Treatment	Impairment / Voting

Administrative, Tax, Other Priority and Other Secured Claims

All such claims shall be paid in full in cash on the Plan Effective Date, or in the ordinary course of business as and when due, or otherwise receive treatment consistent with the provisions of section 1129(a) of the Bankruptcy Code, in each case, as determined by the Debtors with the reasonable consent of the Required Supporting Unsecured Noteholders, the Governmental Plaintiff Ad Hoc Committee, and the MSGE Group and following consultation with the Supporting Term Lenders.

Administrative expense claims shall be paid on the Plan Effective Date and shall include Restructuring Expenses (as defined below).

Unimpaired

First Lien Revolving Loan Claims	All allowed First Lien Revolving Loan Claims shall receive the treatment provided in the First Lien Settlement Term Sheet.	Unimpaired; not entitled to vote

First Lien Term Loan Claims	All allowed First Lien Term Loan Claims shall receive the treatment provided in the First Lien Settlement Term Sheet.	Unimpaired; not entitled to vote; Impaired; entitled to vote

First Lien Notes Claims	All allowed First Lien Notes Claims shall be Reinstated at existing rates and maturities.	Unimpaired; not entitled to vote

Second Lien Notes Claims	All allowed Second Lien Notes Claims shall be Reinstated at existing rates and maturities.	Unimpaired; not entitled to vote

Guaranteed Unsecured Notes Claims

Holders of allowed Guaranteed Unsecured Notes Claims shall receive their pro rata share of:

i.   $375 million of new secured takeback second lien notes due 7 years after emergence (the “Takeback Second Lien Notes”), which shall contain economic terms consistent with those set forth in Annex 2 hereto; and

ii.  100% of New Mallinckrodt Common Shares, subject to dilution on account of the New Opioid Warrants and the MIP (each as defined below).

Impaired; entitled to vote

2

4.75% Unsecured Notes Claims	No property will be distributed to the Holders of allowed 4.75% Unsecured Notes Claims.	Impaired; deemed to reject; not entitled to vote

Legacy Debentures Claims	No property will be distributed to the Holders of allowed Legacy Debentures Claims.	Impaired; deemed to reject; not entitled to vote

General Unsecured Claims (Not Otherwise Classified)	Holders of allowed General Unsecured Claims shall receive their pro rata share, at the applicable Debtor, of up to $100 million to be allocated among the Debtors (the “General Unsecured Recovery Cash Pool”).	Impaired; entitled to vote

Trade Claims	As consideration for maintaining trade terms consistent with those practices and programs most favorable to the Debtors in place during the 12 months before the Petition Date or such other favorable terms as the Debtors and the Trade Claimants may mutually agree on, holders of allowed Trade Claims shall receive their pro rata share of up to $50 million; provided that, any amounts not allocated to allowed Trade Claims up to $50 million shall be allocated to the General Unsecured Recovery Cash Pool.	Impaired; entitled to vote

Opioid Claims

As of the Plan Effective Date, the Opioid Trust will be formed and shall receive the Opioid Trust Consideration as set forth in the Opioid Settlement Term Sheet.

All Opioid Claims shall automatically, and without further act, deed, or court order, be channeled exclusively to, and all of Mallinckrodt’s liability for Opioid Claims shall be assumed by, the Opioid Trust as more fully set forth in the Opioid Settlement Term Sheet.

Each Opioid Claim shall be resolved in accordance with the terms, provisions, and procedures of the Opioid Trust Documents.

Impaired; entitled to vote

3

Intercompany Claims	No property will be distributed to the Holders of allowed Intercompany Claims. Unless otherwise provided for under the Plan, each Intercompany Claim will either be Reinstated or canceled and released at the option of the Debtors in consultation with the Supporting Unsecured Noteholders, Supporting Term Lenders, the Governmental Plaintiff Ad Hoc Committee, and the MSGE Group.	Unimpaired; deemed to accept; or Impaired; deemed to reject; not entitled to vote

Intercompany Interests	Intercompany Interests shall receive no recovery or distribution and be Reinstated solely to the extent necessary to maintain the Debtors’ corporate structure.	Unimpaired; deemed to accept; or Impaired; deemed to reject; not entitled to vote

Equity Interests	All existing Equity Interests shall be discharged, cancelled, released, and extinguished.	Impaired; deemed to reject; not entitled to vote

OTHER TERMS OF THE RESTRUCTURING

Case Financing	The Chapter 11 Cases will be financed by existing cash and use of cash collateral on terms and conditions subject to the reasonable consent of the Required Supporting Unsecured Noteholders, the Required Supporting Term Lenders, the Governmental Plaintiff Ad Hoc Committee, and the MSGE Group and any cash collateral order will provide that any periods in which creditors are required to challenge any Debtor stipulations or claims against any of the Debtors (including the claims of lenders/bondholders) shall automatically be tolled with respect to the Supporting Governmental Opioid Claimants while the RSA remains in effect with respect to the Supporting Governmental Opioid Claimants. Any such challenge periods applicable to a Supporting Governmental Opioid Claimant would begin to run only after termination of the RSA by or against such Supporting Governmental Opioid Claimant.

Executory Contracts and Unexpired Leases	Except as otherwise provided in this Term Sheet or the RSA, the Debtors shall assume all executory contracts and unexpired leases other than those executory contracts and unexpired leases to be identified on a schedule of rejected executory contracts and unexpired leases included in the Plan Supplement or otherwise rejected pursuant to an order of the Bankruptcy Court, in each case as determined by the Debtors with the reasonable consent of the Required Supporting Unsecured Noteholders, the Governmental Plaintiff Ad Hoc Committee, and the MSGE Group and following consultation with the Supporting Term Lenders. For the avoidance of doubt, assumption of executory contracts and unexpired leases shall be consistent with the RSA and this Term Sheet, including as specified in “Employee Matters” and “Indemnification of Prepetition Directors, Officers, Managers, et al.”

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Opioid Trust

Opioid Claims shall be channeled exclusively to, and all of Mallinckrodt’s liability for Opioid Claims shall be assumed by, the Opioid Trust. Each Opioid Claim shall be resolved in accordance with the terms, provisions, and procedures of the Opioid Trust Documents. The Opioid Trust shall be funded in accordance with the provisions of the Plan and the Opioid Settlement Term Sheet.

The sole recourse of any Opioid Claimant on account of such Opioid Claim shall be to the Opioid Trust, and each Opioid Claimant shall have no right whatsoever at any time to assert its Opioid Claim against any Released Party.

CMS/DOJ/States Settlement	The Plan will provide for the implementation of a settlement between Mallinckrodt, the United States, and the States resolving Acthar-related litigations and government investigations disclosed in the Company’s Form 10-K for 2019, including United States of America, et al., ex rel., Charles Strunck, et al. v. Mallinckrodt ARD LLC (E.D. Penn.); United States of America et al. ex rel. Landolt v. Mallinckrodt ARD, LLC (D. Mass.); and Mallinckrodt ARD LLC v. Verma et al. (D.D.C.), and related matters, the terms of which are set forth on Schedule 2 hereto.

Corporate Governance	The Reorganized Debtors’ board shall consist of at least 7 directors including, the Debtors’ Chief Executive Officer. As of the Plan Effective Date, the members of the initial Reorganized Debtors’ board shall be designated by the Required Supporting Unsecured Noteholders; provided that, the members of the Reorganized Debtors’ board, other than the Debtors’ Chief Executive Officer, shall be independent under NYSE/NASDAQ listing standards and shall be independent of the Supporting Unsecured Noteholders, unless the Governmental Plaintiff Ad Hoc Committee, the MSGE Group, and the Debtors otherwise consent. No parties shall be afforded special rights under any charter, constitutions or bylaws or similar governing foundational document of any Reorganized Debtor; provided, that, the foregoing shall not be deemed to limit certain information, registration or similar rights to be afforded to (i) the Governmental Plaintiff Ad Hoc Committee and the MSGE Group in other agreements with the Reorganized Debtors, including pursuant to the New Opioid Warrants, (ii) the Supporting Term Lenders in connection with other agreements with the Reorganized Debtors, including pursuant to the New Term Loan Documentation, and (iii) any lenders, including the Supporting Term Lenders, pursuant to any Exit Financing Documents.

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Employee Matters	Substantially all employees of the Debtors to be retained by the Reorganized Debtors. The Reorganized Debtors shall assume any employment, confidentiality, and non-competition agreements, bonus, gainshare and incentive programs (other than awards of stock options, restricted stock, restricted stock units, and other equity awards), vacation, holiday pay, severance, retirement, supplemental retirement, executive retirement, pension, deferred compensation, medical, dental, vision, life and disability insurance, flexible spending account, and other health and welfare benefit plans, programs and arrangements, and all other wage, compensation, employee expense reimbursement, and other benefit obligations of the Debtors.

Indemnification of Prepetition Directors, Officers, Managers, et al.	The Plan shall provide that, consistent with applicable law, all indemnification provisions currently in place (whether in the by-laws, constitutions, certificates of incorporation or formation, limited liability company agreements, other organizational documents, board resolutions, indemnification agreements, employment contracts or otherwise) for the current and former direct and indirect sponsors, directors, officers, managers, employees, attorneys, accountants, investment bankers, financial advisors, restructuring advisors, consultants and other professionals of the Debtors, as applicable, shall be reinstated (to the extent required) and remain intact and irrevocable and shall survive effectiveness of the Restructuring.

MIP	On the Plan Effective Date, the Reorganized Debtors shall adopt the management incentive plan (the “MIP”) which shall provide for the issuance to management, key employees and directors of the Reorganized Debtors of 10% of the fully diluted New Mallinckrodt Common Shares (for the avoidance of doubt, after giving effect to the exercise of the New Opioid Warrants) not later than thirty (30) days after the Plan Effective Date at least half of the MIP shares will be granted and shall vest in accordance with the terms set forth in Annex 3 hereto, and the remaining amount of which shall be reserved for future issuance as determined by the Reorganized Debtors’ board; provided, that the MIP may be modified or amended by the mutual agreement of the Debtors and the Required Supporting Noteholders prior to the Plan Effective Date, with the consent of the Governmental Plaintiff Ad Hoc Committee and the MSGE Group (such consent not to be unreasonably withheld). The final terms of the MIP (including any amendments or modifications, if any) shall be included in the Plan Supplement.

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Exit Capital Raise	Exact terms, if any, to be agreed upon by the Debtors and Supporting Unsecured Noteholders holding no less than two-thirds in outstanding principal amount of Guaranteed Unsecured Notes held by the Supporting Unsecured Noteholders then party to the Restructuring Support Agreement, with the consent of (i) the Governmental Plaintiff Ad Hoc Committee and the MSGE Group to the extent (x) such exit capital is raised in the form of indebtedness (such consent not to be unreasonably withheld) or (y) that any such terms could reasonably be expected to have an adverse effect, in any material respect, on the treatment, rights, or entitlements of the holders of Opioid Claims under the RSA and (ii) the Required Supporting Term Lenders to the extent (x) such exit capital is raised in the form of indebtedness or (y) that any such terms could reasonably be expected to have an adverse effect on the treatment, rights, or entitlements of the holders of First Lien Term Loan Claims under the RSA and the First Lien Settlement Term Sheet; provided, that the Supporting Term Lenders shall not have any consent rights with respect to exit capital raised on or prior to the Plan Effective Date in the form of indebtedness that is (I) junior to the New First Lien Term Loans and matures after the maturity date of the New First Lien Term Loans, (II) any indebtedness incurred to fund payment of the First Lien Revolving Loan Claims and/or the First Lien Notes Claims in an aggregate principal amount not to exceed the principal amount (or accreted value, if applicable) of such First Lien Revolving Loan Claims and/or First Lien Notes Claims (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions, expenses, plus an amount equal to any existing commitment unutilized thereunder and letters of credit undrawn thereunder), (III) the Takeback Second Lien Notes (so long as such Takeback Second Lien Notes are not first-lien indebtedness), (IV) any receivables securitization facility in an aggregate principal amount not to exceed $200 million or (V) other Indebtedness incurred pursuant to provisions of Section 6.01 of Annex 1 attached to the First Lien Settlement Term Sheet (“Annex 1”) as if in effect on the date of such incurrence (but, for the avoidance of doubt, this clause (V) shall not apply to any indebtedness permitted to be incurred pursuant to Section 6.01 of Annex 1 based on the calculation of a financial ratio, consolidated total assets or other financial metric) which Indebtedness described in this clause (V), if secured, is secured by any lien permitted by Section 6.02 of Annex 1. For the avoidance of doubt, the re-designation, exchange, replacement, refinancing, or acquisition, on or prior to the Plan Effective Date, of the Takeback Second Lien Notes or the Second Lien Notes, in each case, into, by, or for first lien indebtedness shall be prohibited.

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Tax Issues	The Debtors and the Supporting Parties shall cooperate in good faith to structure the Restructuring and related transactions in a tax-efficient manner.

Restructuring Transactions	Without limiting any rights and remedies of the Debtors or Reorganized Debtors under the Plan or applicable law, but in all cases subject to the terms and conditions of the RSA and any consents or approvals required thereunder, the entry of the Confirmation Order shall constitute authorization for the Reorganized Debtors to take, or to cause to be taken, all actions necessary or appropriate to consummate and implement the provisions of the Plan prior to, on and after the Plan Effective Date, including such actions as may be necessary or appropriate to effectuate a corporate restructuring of their respective businesses, to otherwise simplify the overall corporate structure of the Reorganized Debtors, or to reincorporate certain of the Affiliate Debtors under the laws of jurisdictions other than the laws of which the applicable Affiliate Debtors are presently incorporated. All such actions necessary or appropriate to consummate and implement the provisions of the Plan shall be set forth in the Plan Supplement, may include one or more mergers, consolidations, restructures, conversions, dispositions, liquidations or dissolutions, as may be determined by the Debtors or Reorganized Debtors to be necessary or appropriate, but in all cases subject to the terms and conditions of the Plan and the RSA and any consents or approvals required thereunder (collectively, the “Restructuring Transactions”); provided, that any Restructuring Transactions shall (a) not adversely affect the recoveries under the Plan (i) of the holders of Guaranteed Unsecured Notes Claims without the consent of the Required Supporting Unsecured Noteholders or (ii) the holders of Opioid Claims without the consent of the Governmental Plaintiff Ad Hoc Committee and the MSGE Group, or (b) not materially adversely affect the rights or recoveries under the Plan of the holders of First Lien Term Loan Claims without the consent of the Required Supporting Term Lenders.

Company Status Upon Emergence	On or as soon as reasonably practicable after the Plan Effective Date, the New Mallinckrodt Common Shares shall be listed for trading on The NASDAQ Capital Market, the NASDAQ Global Market, or the New York Stock Exchange; provided however that, in any event, on the Plan Effective Date, the Reorganized Debtors shall have governance standards as though they were listed on any such exchange.

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Cancellation of Notes, Instruments, Certificates, and Other Documents	On the Plan Effective Date, except to the extent otherwise provided in the Plan, all notes, instruments, certificates, and other documents evidencing Claims or Equity Interests, shall be canceled and/or updated to record such cancellation and the obligations of the Debtors thereunder or in any way related thereto shall be deemed satisfied in full and discharged.

Issuance of New Securities; Execution of the Plan Restructuring Documents	On the Plan Effective Date, the Reorganized Debtors shall issue all securities, notes, instruments, certificates, and other documents required to be issued or make, or cause to be made, such entries in its books and records pursuant to the Restructuring. The Parties shall use reasonable efforts to make securities issued under the Plan DTC eligible.

Fees and Expenses of the Restructuring Support Agreement Parties

The Debtors shall pay all reasonable and documented fees and out of pocket expenses of :

•  (a) primary counsel to the Unsecured Notes Ad Hoc Group, Paul, Weiss, Rifkind, Wharton & Garrison LLP, (b) one Delaware counsel to the Unsecured Notes Ad Hoc Group, (c) one Irish counsel to the Unsecured Notes Ad Hoc Group, (d) one regulatory counsel to the Unsecured Notes Ad Hoc Group and (e) one financial advisor to the Unsecured Notes Ad Hoc Group, Perella Weinberg Partners LP, (f) one Canadian counsel to the Unsecured Notes Ad Hoc Group, and (g) such other legal, consulting, financial, and/or other professional advisors to which the Unsecured Notes Ad Hoc Group and the Debtors shall reasonably agree from time to time;

•  (a) primary counsel to the Governmental Plaintiff Ad Hoc Group, Gilbert LLP, Kramer Levin Naftalis & Frankel LLP, and Brown Rudnick LLP, (b) one local counsel to the Governmental Plaintiff Ad Hoc Group, (c) one Irish counsel to the Governmental Plaintiff Ad Hoc Committee, (d) one investment banker to the Governmental Plaintiff Ad Hoc Committee, Houlihan Lokey, Inc., and (e) such other legal, consulting, financial, and/or other professional advisors to which the Governmental Plaintiff Ad Hoc Committee and the Debtors shall reasonably agree from time to time;

•  (a) primary counsel to the MGSE Group, Caplin & Drysdale, Chartered, (b) one local counsel to the MSGE Group, Seitz, Van Ogtrop & Green, P.A., (c) one financial advisor to the MSGE Group, FTI Consulting, and (d) such other legal, consulting, financial, and/or other professional advisors to which the MSGE Group and the Debtors shall reasonably agree from time to time;

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•  indenture trustee fees; and

•  (a) primary counsel to the Ad Hoc First Lien Term Lender Group, Gibson, Dunn & Crutcher LLP, (b) one financial advisor to the Ad Hoc First Lien Term Lender Group, Evercore Group, LLC, and (c) such other legal, consulting, financial, and/or other professional advisors that the Ad Hoc First Lien Term Lender Group is permitted to retain under the Final Cash Collateral Order or as the Debtors shall reasonably agree from time to time (including any additional Delaware counsel retained in connection with the motion seeking approval of the 2020 ECF Payment Settlement), in each case, that are due and owing after receipt of applicable invoices with non-privileged summaries of services rendered, without any requirement for the filing of fee or retention applications in the Chapter 11 Cases, and in accordance with the terms of the applicable engagement letters, if any, with any balance(s) paid on the Plan Effective Date (collectively, the “Restructuring Expenses”).

Retention of Jurisdiction	The Plan will provide for the retention of jurisdiction by the Bankruptcy Court for usual and customary matters.

Releases

The exculpation provisions, Debtor releases, third-party releases and injunction provisions to be included in the Plan will be consistent with Annex 4 hereto in all material respects, to the fullest extent permissible under applicable law.

In addition, the Plan will include separate release and channeling injunction provisions with respect to Opioid Claims.

Consent Rights	All consent rights not otherwise set forth herein shall be set forth in the RSA.

Conditions Precedent to the Plan Effective Date

The Plan shall contain customary conditions precedent to occurrence of the Plan Effective Date, including the following:

•  the RSA shall remain in full force and effect and shall not have been terminated, and the parties thereto shall be in compliance therewith;

•  the Bankruptcy Court shall have entered the Confirmation Order in form and substance consistent with the RSA and such order shall be a Final Order;

•  the Debtors shall have obtained all authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Plan and each of the other transactions contemplated by the Restructuring;

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•  all conditions precedent to the consummation of the Opioid Settlement and related transactions, including the establishment of the Opioid Trust and authorization for the payment of the Opioid Trust Consideration, have been satisfied or waived by the party or parties entitled to waive them in accordance with the terms of the Opioid Trust Documents;

•  the final version of the Plan, Plan Supplement, the Opioid Trust Documents, and all of the schedules, documents, and exhibits contained therein, and all other schedules, documents, supplements, and exhibits to the Plan, shall be consistent with the RSA;

•  the Canadian Court shall have issued an order recognizing the Confirmation Order in the Recognition Proceedings and giving full force and effect to the Confirmation Order in Canada and such recognition order shall have become a Final Order;

•  the High Court of Ireland shall have made an order confirming the Scheme of Arrangement in the Irish Examinership Proceedings and the Scheme of Arrangement shall have become effective in accordance with its terms (or shall become effective concurrently with effectiveness of the Plan);

•  the Irish Takeover Panel shall have either: (a) confirmed that an obligation to make a mandatory general offer for the shares of the Parent pursuant to Rule 9 of the Irish Takeover Rules will not be triggered by the implementation of the Scheme of Arrangement and the Plan; or (b) otherwise waived the obligation on the part of any Person to make such an offer;

•  any civil or criminal claims asserted by or on behalf of the Department of Justice (other than those resolved pursuant to the CMS/DOJ/States Settlement) have been resolved on terms reasonably acceptable to the Debtors, the Required Supporting Unsecured Noteholders, the Governmental Plaintiff Ad Hoc Committee, and the MSGE Group and, to the extent such resolution requires a cash payment that is not paid from the General Unsecured Recovery Cash Pool and such payment (and not any other payments, conditions, or circumstances) causes a materially adverse reduction in projected cash as of the Plan Effective Date as compared to the projections contained in the 8K filed on March 10, 2020, the Required Supporting Term Lenders;

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•  the Debtors shall have paid in full all professional fees and expenses of the Debtors’ retained professionals that require the Bankruptcy Court’s approval or amounts sufficient to pay such fees and expenses after the Plan Effective Date shall have been placed in a professional fee escrow account pending the Bankruptcy Court’s approval of such fees and expenses;

•  the Debtors shall have paid the Restructuring Expenses in full, in cash;

•  the Bankruptcy Court shall have entered the CCO Modification Order in form and substance reasonably acceptable to the Required Supporting Term Lenders and such order shall be a Final Order and remain in full force and effect; provided, that, this condition precedent shall not be deemed unmet based solely on the Bankruptcy Court declining to apply the Adjusted Interest Rate retroactively to any date prior to the entry of the CCO Modification Order or because of the failure of the CCO Modification Order to require payment of the Term Loan Exit Payment;

•  the Debtors shall have paid the Noteholder Consent Fee and Term Loan Exit Payment on the Plan Effective Date;

•  the Bankruptcy Court shall have entered a Final Order authorizing and directing the Debtors to pay all Transaction Fees payable under the Reimbursement Agreements (each as defined in the RSA Parties Fee Motion); and

•  the Restructuring to be implemented on the Plan Effective Date shall be consistent with the Plan and the RSA.

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Annex 1

Certain Definitions

1992 Legacy Debentures Indenture	That certain Indenture, dated as of April 30, 1992, by and among Ludlow Corporation, as issuer, U.S. Bank National Association (as successor in interest to Security National Pacific Trust Company (New York)), as trustee, as supplemented by that certain First Supplemental Indenture, dated as of April 30, 1992, with U.S. Bank National Association (as successor in interest to Security Pacific National Trust Company (New York)) (each as modified, amended, or supplemented from time to time).

1993 Legacy Debentures Indenture	That certain Indenture, dated as of April 30, 1992, by and among Ludlow Corporation, as issuer, U.S. Bank National Association (as successor in interest to Security National Pacific Trust Company (New York)), as trustee, as supplemented by that certain Second Supplemental Indenture, dated as of March 8, 1993, with U.S. Bank National Association (as successor in interest to BankAmerica National Trust Company) (each as modified, amended, or supplemented from time to time).

2013 Notes Indenture	That certain Indenture, dated as of April 11, 2013, by and among Mallinckrodt International Finance S.A. as issuer, the guarantor party thereto, and Deutsche Bank Trust Company Americas, as trustee (as modified, amended, or supplemented from time to time).

2014 Notes Indenture	That certain Indenture, dated as of August 13, 2014, by and among Mallinckrodt International Finance S.A. and Mallinckrodt CB LLC, as issuers, Deutsche Bank Trust Company Americas, as trustee, and the guarantors party thereto from time to time (as modified, amended, or supplemented from time to time).

2020 First Lien Notes Indenture	That certain Indenture, dated as of April 7, 2020, by and among Mallinckrodt International Finance S.A. and Mallinckrodt CB LLC, as issuers, Wilmington Savings Fund Society, FSB, as first lien trustee, Deutsche Bank AG New York Branch, as first lien collateral agent, and the guarantors party thereto from time to time (as modified, amended, or supplemented from time to time).

2019 Second Lien Notes Indenture	That certain Indenture, dated as of December 6, 2019, by and among Mallinckrodt International Finance S.A. and Mallinckrodt CB LLC, as issuers, Wilmington Savings Fund Society, FSB, as second lien trustee and second lien collateral agent, and the guarantors party thereto from time to time (as modified, amended, or supplemented from time to time).

4.75% Senior Notes due 2023	The 4.75% senior notes due 2023 pursuant to the 2013 Notes Indenture.

4.75% Unsecured Notes Claims	Any Claim arising under or based upon the 4.75% Unsecured Notes or the 2013 Notes Indenture.

5.50% Senior Notes 2025	The 5.50% senior notes due 2025 pursuant to the April 2015 Notes Indenture.

5.625% Senior Notes due 2023	The 5.625% senior notes due 2023 pursuant to the September 2015 Notes Indenture.

5.75% Senior Notes due 2022	The 5.75% senior notes due 2022 pursuant to the 2014 Notes Indenture.

8.00% Debentures due March 2023	The 8.00% debentures due 2023 pursuant to the 1993 Legacy Debentures Indenture.

9.50% Debentures due May 2022	The 9.50% debentures due 2022 pursuant to the 1992 Legacy Debentures Indenture.

Affiliate	As defined in section 101(2) of the Bankruptcy Code.

April 2015 Notes Indenture	That certain Indenture, dated as of April 15, 2015, by and among Mallinckrodt International Finance S.A. and Mallinckrodt CB LLC, as issuers, Deutsche Bank Trust Company Americas, and the guarantors party thereto from time to time (as modified, amended, or supplemented from time to time).

Avoidance Actions	Any and all avoidance, recovery, subordination or similar actions or remedies that may be brought by and on behalf of the Debtors or their estates under the Bankruptcy Code or applicable non-bankruptcy law, including, without limitation, actions or remedies arising under chapter 5 of the Bankruptcy Code.

Canadian Court	The Ontario Superior Court of Justice (Commercial List)

Causes of Action	Any claims, causes of action (including Avoidance Actions), demands, actions, suits, obligations, liabilities, cross-claims, counterclaims, defenses, offsets, or setoffs of any kind or character whatsoever, in each case whether known or unknown, contingent or noncontingent, matured or unmatured, suspected or unsuspected, foreseen or unforeseen, direct or indirect, choate or inchoate, existing or hereafter arising, under statute, in contract, in tort, in law, or in equity, or pursuant to any other theory of law, federal or state, whether asserted or assertable directly or derivatively in law or equity or otherwise by way of claim, counterclaim, cross-claim, third party action, action for indemnity or contribution or otherwise.

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Class	Each class of Holders of Claims or Equity Interests established under the Plan pursuant to section 1122(a) of the Bankruptcy Code.

Confirmation Date	The date on which the Confirmation Order is entered by the Bankruptcy Court.

Consummation	The occurrence of the Plan Effective Date.

Current Opioid PI Claim	A claim held by an individual against a Debtor for harm arising out of the use of opioid products manufactured or sold prior to the Plan Effective Date, other than a Future Opioid PI Claim.

Entity	As defined in section 101(15) of the Bankruptcy Code.

Equity Interest	Any issued, unissued, authorized, or outstanding ordinary shares or shares of common stock, preferred stock, or other instrument evidencing an ownership interest in Mallinckrodt plc, whether or not transferable, together with any warrants, equity-based awards, or contractual rights to purchase or acquire such equity interests at any time and all rights arising with respect thereto that existed immediately before the Plan Effective Date.

Exculpated Party	In each case, in its capacity as such: (a) the Debtors (and their Representatives); (b) the Reorganized Debtors (and their Representatives); and (c) the Future Claimants Representative.

Existing Credit Agreement	That certain Credit Agreement, dated as of March 19, 2014, by and among Mallinckrodt plc, as the parent, Mallinckrodt International Finance S.A., as Lux borrower, Mallinckrodt CB LLC, as co-borrower, the First Lien Agent, and the First Lien Lenders (as modified, amended, or supplemented from time to time).

Final Order	An order entered by the Bankruptcy Court or other court of competent jurisdiction: (a) that has not been reversed, stayed, modified, amended, or revoked, and as to which (i) any right to appeal or seek leave to appeal, certiorari, review, reargument, stay, or rehearing has been waived or (ii) the time to appeal or seek leave to appeal, certiorari, review, reargument, stay, or rehearing has expired and no appeal, motion for leave to appeal, or petition for certiorari, review, reargument, stay, or rehearing is pending or (b) as to which an appeal has been taken, a motion for leave to appeal, or petition for certiorari, review, reargument, stay, or rehearing has been filed and (i) such appeal, motion for leave to appeal or petition for certiorari, review, reargument, stay, or rehearing has been resolved by the highest court to which the order or judgment was appealed or from which leave to appeal, certiorari, review, reargument, stay, or rehearing was sought and (ii) the time to appeal (in the event leave is granted) further or seek leave to appeal, certiorari, further review, reargument, stay, or rehearing has expired and no such appeal, motion for leave to appeal, or petition for certiorari, further review, reargument, stay, or rehearing is pending.

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First Lien Agent	Deutsche Bank AG New York Branch, in its capacity as administrative agent under the Existing Credit Agreement or, as applicable, any successor thereto.

First Lien Notes	The 10.00% first lien senior secured notes due 2025 pursuant to the 2020 First Lien Notes Indenture.

First Lien Notes Claim	Any Claim arising under or based upon the First Lien Notes or the 2020 First Lien Notes Indenture.

First Lien Credit Agreement Claims	Any claim held by the First Lien Agent or the First Lien Lenders derived from or based upon the Existing Credit Agreement or the First Lien Credit Facility, including claims for all principal amounts outstanding (including any right to prepayment thereof), interest, fees, expenses, costs, indemnification and other charges and expenses arising under or related to the First Lien Credit Facility or the Existing Credit Agreement.

First Lien Credit Facility	The credit facility evidenced by the Existing Credit Agreement.

First Lien Lenders	The banks, financial institutions, and other lenders party to the Existing Credit Agreement from time to time.

Future Opioid PI Claims	A claim held by an individual against a Debtor for harm arising out of the use of opioid products manufactured or sold prior to the Plan Effective Date, which could not be discharged by confirmation of a plan of reorganization if the Bankruptcy Court did not appoint a future claimants representative in the Chapter 11 Cases and which claim is to be addressed by the Opioid Trust to assume the liabilities of the Debtors for damages allegedly caused by the use of opioid products.

Future Opioid PI Claimants	Individuals holding Future Opioid PI Claims.

Future Claimants Representative	The legal representative for Future Opioid PI Claimants.

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General Unsecured Claims	Any Unsecured Claim (other than a Guaranteed Unsecured Notes Claim, a Trade Claim, an Opioid Claim, an Administrative, Tax, Other Priority or Other Secured Claim, or (subject to effectiveness of the CMS/DOJ/States Settlement) a Claim resolved by the CMS/DOJ/States Settlement), including without limitation (a) Claims arising from the rejection of unexpired leases or executory contracts, (b) Claims arising from any litigation or other court, administrative or regulatory proceeding, including damages or judgments entered against, or settlement amounts owing by a Debtor in connection therewith, and (c) Claims related to asbestos exposure or products containing asbestos.

Guaranteed Unsecured Notes	The 5.75% Senior Notes due 2022, the 5.500% Senior Notes Due 2025 and the 5.625% Senior Notes Due 2023.

Guaranteed Unsecured Notes Claims	Any Claim arising under or based upon the Guaranteed Unsecured Notes or the Guaranteed Unsecured Notes Indentures.

Guaranteed Unsecured Notes Indentures	Collectively, the 2014 Notes Indenture, the April 2015 Notes Indenture and the September 2015 Notes Indenture.

Holder	An Entity holding a Claim or Equity Interest, as applicable.

Impaired	With respect to any Class of Claims or Equity Interests, a Class of Claims or Equity Interests that is impaired within the meaning of section 1124 of the Bankruptcy Code.

Intercompany Claim	A prepetition Claim held by a Debtor or non-Debtor against a Debtor.

Intercompany Interest	An Interest in any Debtor other than Mallinckrodt Plc.

Irish Takeover Panel	The Irish Takeover Panel constituted under Irish Takeover Panel Act 1997.

Irish Takeover Rules	The Irish Takeover Panel Act 1997, Takeover Rules 2013.

Legacy Debentures Claims	Any Claim arising under or based upon the 1992 Legacy Debentures Indenture or 1993 Legacy Debentures Indenture.

Lien	A lien as defined in section 101(37) of the Bankruptcy Code.

New Mallinckrodt Common Shares	Common equity interests or ordinary shares in the Reorganized Debtor, Mallinckrodt plc.

New Opioid Warrants	The warrants contemplated under the Opioid Settlement and Opioid Trust Documents, which shall be consistent with the terms set forth in the Opioid Settlement Term Sheet.

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Recognition Proceedings	The proceedings commenced by the Debtors under Part IV of the Canadian Companies Arrangement Act in the Canadian Court to recognize in Canada the Chapter 11 Cases and to recognize in Canada certain Orders of the Bankruptcy Court.

Reinstated	With respect to Claims and Equity Interests, that the Claim or Equity Interest shall be rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code.

Reorganized Debtors	The Debtors, as reorganized pursuant to and under the Plan or any successor thereto.

Required Supporting Second Lien Noteholders	Holders of at least two-thirds in outstanding principal amount of Second Lien Notes.

Released Party	(a) The Debtors, (b) the Reorganized Debtors, (c) the Non-Debtor Affiliates, (d) with respect to each of the foregoing Persons in clauses (a) through (c), such Persons’ (i) predecessors, successors, permitted assigns, subsidiaries, and controlled affiliates, respective heirs, executors, estates, and nominees, in each case solely in their capacity as such and (ii) current and former officers and directors, principals, members, employees, financial advisors, attorneys (including attorneys retained by any director in his or her capacity as such), accountants, investment bankers (including investment bankers retained by any director in his or her capacity as such), consultants, experts and other professionals of the persons described in clauses (a) through (d)(i); (e) each member of the Unsecured Notes Ad Hoc Group in their capacity as such, (f) each Supporting Unsecured Noteholder in their capacity as such, (g) the Opioid Trust, (h) each member of the Governmental Plaintiff Ad Hoc Committee in their capacity as such, (i) each Supporting Governmental Opioid Claimant in their capacity as such; (j) each member of the MSGE Group in their capacity as such; (k) each of the Secured Parties, (l) each Supporting Term Lender in their capacity as such, (m) each member of the Ad Hoc First Lien Term Lender Group in their capacity as such, and (m) with respect to each of the foregoing Persons in clauses (e) through (m), each such Person’s Representatives. Notwithstanding anything to the contrary herein, Medtronic plc and its related parties will not be Released Parties.

Second Lien Notes	The 10.00% second lien senior secured notes due 2025 pursuant to the 2019 Second Lien Notes Indenture.

Second Lien Notes Claim	Any Claim arising under or based upon the Second Lien Notes Indenture or the 2019 Second Lien Notes Indenture.

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Secured Parties	The Prepetition Secured Parties, as defined in the Cash Collateral Order.

September 2015 Notes Indenture	That certain Indenture, dated as of September 24, 2015, by and among Mallinckrodt International Finance S.A. and Mallinckrodt CB LLC, as issuers, Deutsche Bank Trust Company Americas, as trustee, and the guarantors party thereto from time to time (as modified, amended, or supplemented from time to time).

Trade Claim	An Unsecured Claim held by a Trade Claimant.

Trade Claimant	Trade creditors, service providers and other vendors who provide goods and services necessary for the Debtors continued operations, including those creditors described in (a) Motion of Debtors for Interim and Final Orders Authorizing the Debtors to Pay Prepetition Claims of Critical Vendors, (b) Motion of Debtors for Interim and Final Orders Authorizing the Debtors to Pay Prepetition Claims of Foreign Vendors, and (c) Motion of Debtors for Interim and Final Orders (A) Authorizing Payment of Lienholder Claims and (B) Authorizing Payment of Section 503(b)(9) Claims.

Unimpaired	With respect to a Claim, Equity Interest, or Class of Claims or Equity Interests, not “impaired” within the meaning of sections 1123(a)(4) and 1124 of the Bankruptcy Code.

Unsecured Claim	A Claim that is not secured by a Lien on property in which one of the Debtors’ estates has an interest.

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Annex 2

Takeback Second Lien Notes Summary Terms

Amount	• $375 million

Notes	• Senior Secured Second Lien Notes

Issuers	• Mallinckrodt International Finance S.A. and Mallinckrodt CB LLC

Obligors

•  Same as the obligors on the Deferred Cash Payments, provided that any obligations on account of the Takeback Second Lien Notes shall (i) be guaranteed by the same entities that guarantee the First Lien Notes and (ii) comply with the terms of the Debtors’ existing funded indebtedness

Coupon	• Payable in cash at 10.00%

Maturity	• Seven (7) years following the Plan Effective Date

Collateral/Priority	• Pari passu with the second lien security interests as with existing Second Lien Notes

Put	• Puttable to the issuer at 101% of par upon a change of control

Equity Claw	• Company may redeem up to 40% of Takeback Second Lien Notes at a redemption price of 110% of par with the proceeds of an equity offering

Call Protections	• Non-callable for 4 years • 105 call in year 5 • 102.5 in year 6 • Par thereafter

Affirmative and Negative Covenants	• To generally match the 2020 First Lien Notes Indenture, as adjusted to reflect new Takeback Second Lien Notes structure

Annex 3

Term Sheet for Mallinckrodt Pharmaceuticals Management Incentive Plan

The following term sheet summarizes the principal terms of a management incentive plan (the “MIP”) that certain creditors receiving equity securities (the “Investors”) of New Mallinckrodt (the “Company” and together with its controlled subsidiaries, the “Company Group”) will adopt effective upon emergence (the “Closing”).

Capitalized terms used but not defined herein shall have the meanings set forth in the Restructuring Support Agreement and the Restructuring Term Sheet attached thereto as Exhibit A both dated October 11, 2020, to which this term sheet is attached as Annex 2 (the “RSA”). The terms outlined in this Term Sheet assume New Mallinckrodt will be a publicly traded company shortly following Closing consistent with the RSA.

Plan Reserve:	A number of New Mallinckrodt Common Shares representing 10% of all equity interests in the Company outstanding immediately after the Closing on a fully diluted basis, taking into account the Plan Reserve and any equity securities issued and outstanding at the Closing, and any warrants or securities convertible, exercisable or exchangeable therefor, will be reserved for issuance pursuant to the MIP (such securities issued pursuant to the MIP, the “Award Shares”).[1]

Eligibility:	Company employees, non-employee consultants and outside Directors of the Company Group will be eligible to participate in the MIP. Each person who receives an award pursuant to the MIP is hereinafter referred to as a “Participant”.

Initial Grant:	Not less than 50% of the Plan Reserve shall be granted in the form of restricted shares, restricted share units or options over New Mallinckrodt Common Shares (the “Restricted Shares”) within 30 days following Closing with the allocation of such grants to be approved by the Compensation Committee of the Company based upon the recommendations of the Company’s CEO (the “Initial Grants”). No more than 25% of the Initial Grants shall be in the form of options.

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Plan Reserve subject to adjustment in connection with share split, reverse share split, share dividend or other distribution (whether in the form of cash, shares, other securities or other property), extraordinary cash dividend, recapitalization, merger, consolidation, split-up, spin-off, reorganization, combination, repurchase or exchange of shares or other securities or similar corporate transaction or event.

Vesting of
Initial Grants:	The Initial Grants will vest as determined in good faith by the Compensation Committee in consultation with the Company’s CEO over a period not exceeding 3 years.

If a Participant’s employment is terminated by the Company without “Cause” or by the Participant for “Good Reason” (to be defined in the MIP), all unvested awards that would otherwise vest during the 12 months following such termination, will vest upon termination, subject to the Participant’s execution of a reasonable and customary general release of claims in favor of the Company that becomes effective within 60 days after such termination and continued material compliance with the terms of any non-competition or non-solicitation restrictive covenants to which the Participant is subject.

The MIP will contain other terms consistent with public company equity incentive plans and awards within the Company’s peer group.

Change in Control:	Upon the occurrence of a “Change in Control” (to be defined in the MIP), to the extent awards are not assumed or substituted, all awards under the MIP shall become fully vested and payable.

Restrictive Covenants:	To the extent a Participant is not already subject to non-compete, non-solicitation or other restrictive covenants, then such Participant will be required to enter into a covenant consistent with Mallinckrodt’s current Non-Competition, Non-Solicitation, and Confidentiality Agreement, but with a non-compete/non-solicitation period not to exceed 12 months.

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Annex 4

Plan Release, Exculpation and Injunction Provisions

Releases by the Debtors

Pursuant to section 1123(b) of the Bankruptcy Code (and any other applicable provisions of the Bankruptcy Code), as of the Plan Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, including, without limitation, the service of the Released Parties before and during the Chapter 11 Cases to facilitate the Opioid Settlement and the Restructuring, and except as otherwise explicitly provided in the Plan or in the Confirmation Order, the Released Parties shall be deemed conclusively, absolutely, unconditionally, irrevocably and forever released and discharged, to the maximum extent permitted by law, as such law may be extended subsequent to the Plan Effective Date, by the Debtors and the Estates (the “Debtor Release”) from any and all Claims, counterclaims, disputes, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, Liens, remedies, losses, contributions, indemnities, costs, liabilities, attorneys’ fees and expenses whatsoever, including any derivative claims, asserted or assertable on behalf of the Debtors or their Estates, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted, accrued or unaccrued, existing or hereinafter arising, whether in law or equity, whether sounding in tort or contract, whether arising under federal or state statutory or common law, or any other applicable international, foreign, or domestic law, rule, statute, regulation, treaty, right, duty, requirement or otherwise, that the Debtors or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Equity Interest or other Person, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, their Estates, the Debtors’ in- or out-of-court restructuring efforts (including the Chapter 11 Cases), the purchase, sale, or rescission of the purchase or sale of any security or indebtedness of the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Equity Interest that is treated in the Plan, litigation claims arising from historical intercompany transactions between or among a Debtor and another Debtor, the business or contractual arrangements between any Debtor and any Released Party (including the exercise of any common law or contractual rights of setoff or recoupment by any Released Party at any time on or prior to the Plan Effective Date), the restructuring of any Claim or Equity Interest before or during the Chapter 11 Cases, the negotiation, formulation, preparation, dissemination, filing, or implementation of, prior to the Plan Effective Date, the Definitive Documents, the Opioid Trust, Opioid Trust Documents, the “Agreement in Principle for Global Opioid Settlement and Associated Debt Refinance Activities” announced by the Parent on February 25, 2020, the Restructuring Support Agreement (including any amendments and/or joinders thereto) and related prepetition and postpetition transactions, the Disclosure Statement, the Plan, the Plan Supplement, any Restructuring Transaction, any agreement, instrument, release, and other documents created or entered into prior to the Plan Effective Date in connection with the creation of the Opioid Trust, the “Agreement in Principle for Global Opioid Settlement and Associated Debt Refinance Activities” announced by the Parent on February 25, 2020, the Restructuring Support Agreement and related prepetition transactions, the Disclosure Statement, the Plan, the Plan Supplement, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation (including the solicitation of votes on the Plan), the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon the business or contractual arrangements between and Debtor and any Released Party, and any other act or omission, transaction, agreement, event, or other occurrence or circumstance taking place on or before the Plan Effective Date relating to any of the foregoing; provided however that the Debtors do not release, and the Opioid Trust shall retain, all Assigned Third-Party Claims; provided, further, that the Debtors do not release, Claims or Causes of Action arising out of, or related to, any act or omission of a Released Party that is determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction to have constituted actual fraud, gross negligence, or willful misconduct. The foregoing release will be effective as of the Plan Effective Date without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person and the Confirmation Order shall permanently enjoin the commencement or prosecution by any Person, whether directly, derivatively or otherwise, of any claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, or liabilities released pursuant to this Debtor Release. Notwithstanding anything to the contrary in the foregoing, the releases by the Debtors set forth above do not release any post-Plan Effective Date obligations of any party or Entity under the Plan, any Restructuring, any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, or any Claims which are Reinstated pursuant to the Plan.

The Reorganized Debtors and the Opioid Trust shall be bound, to the same extent the Debtors are bound, by the releases set forth in Article [__] of the Plan. For the avoidance of doubt, Claims or Causes of Action arising out of, or related to, any act or omission of a Released Party prior to the Plan Effective Date that is determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction to have constituted actual fraud, gross negligence, or willful misconduct, including findings after the Plan Effective Date, are not released pursuant to Article [__] of the Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the releases by the Debtors set forth in Article [__] of the Plan, which includes by reference each of the related provisions and definitions contained herein, and further shall constitute the Bankruptcy Court’s finding that such release is: (a) in exchange for the good and valuable consideration provided by the Released Parties; (b) a good faith and settlement and compromise of the Claims released by the Debtor Release; (c) in the best interests of the Debtors, their estates and all Holders of Claims and Equity Interests; (d) fair, equitable and reasonable; (e) given and made after due notice and opportunity for hearing; and (f) a bar to any Entity or Person asserting any claim or Cause of Action released by Article [__] of the Plan.

Releases by Holders of Claims and Equity Interests

Pursuant to section 1123(b) of the Bankruptcy Code (and any other applicable provisions of the Bankruptcy Code), as of the Plan Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, including, without limitation, the service of the Released Parties before and during the Chapter 11 Cases to facilitate the Opioid Settlement and Restructuring, and except as otherwise explicitly provided in the Plan or in the Confirmation Order, the Released Parties shall be deemed conclusively, absolutely, unconditionally, irrevocably and forever released and discharged, to the maximum extent permitted by law, as such law may be

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extended subsequent to the Plan Effective Date, except as otherwise explicitly provided herein, by (a) the holders of all Claims who vote to accept the Plan, (b) the holders of all Claims that are Unimpaired under the Plan, (c) the holders of all Claims whose vote to accept or reject the Plan is solicited but who (i) abstain from voting on the Plan and (ii) do not opt out of granting the releases set forth herein, (d) the holders of all Claims or Equity Interests who vote, or are deemed, to reject the Plan but do not opt out of granting the releases set forth herein, and (e) all other holders of Claims and Equity Interests to the maximum extent permitted by law, in each case, from any and all Claims, counterclaims, disputes, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, Liens, remedies, losses, contributions, indemnities, costs, liabilities, attorneys’ fees and expenses whatsoever, including any derivative claims, asserted or assertable on behalf of the Debtors or their Estates, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted, accrued or unaccrued, existing or hereinafter arising, whether in law or equity, whether sounding in tort or contract, whether arising under federal or state statutory or common law, or any other applicable international, foreign, or domestic law, rule, statute, regulation, treaty, right, duty, requirement or otherwise, that such holders or their estates, affiliates, heirs, executors, administrators, successors, assigns, managers, accountants, attorneys, representatives, consultants, agents, and any other Persons or parties claiming under or through them would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Equity Interest or other Person, based on or relating to, or in any manner arising from, in whole or in part, the Debtors (as such entities existed prior to or after the Petition Date), their Estates, the Debtors’ in- or out-of-court restructuring efforts (including the Chapter 11 Cases), the purchase, sale, or rescission of the purchase or sale of any security or indebtedness of the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Equity Interest that is treated in the Plan, litigation claims arising from historical intercompany transactions between or among a Debtor and another Debtor, the business or contractual arrangements or interactions between any Debtor and any Released Party (including the exercise of any common law or contractual rights of setoff or recoupment by any Released Party at any time on or prior to the Plan Effective Date), the restructuring of any Claim or Equity Interest before or during the Chapter 11 Cases, the negotiation, formulation, preparation, dissemination, filing, or implementation of, prior to the Plan Effective Date, the Definitive Documents, the Opioid Trust, Opioid Trust Documents and the “Agreement in Principle for Global Opioid Settlement and Associated Debt Refinance Activities” announced by the Parent on February 25, 2020, the Restructuring Support Agreement (including any amendments and/or joinders thereto) and related prepetition and postpetition transactions, the Disclosure Statement, the Plan, the Plan Supplement, any Restructuring Transaction, any agreement, instrument, release, and other documents created or entered into prior to the Plan Effective Date in connection with the creation of the Opioid Trust, the “Agreement in Principle for Global Opioid Settlement and Associated Debt Refinance Activities” announced by the Parent on February 25, 2020, the Restructuring Support Agreement and related prepetition transactions, the Disclosure Statement, the Plan, the Plan Supplement, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation (including the solicitation of votes on the Plan), the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon the business or contractual arrangements between and Debtor and any Released Party, and any other act or omission, transaction, agreement, event, or other occurrence or circumstance taking place on or before the Plan Effective Date relating to

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any of the foregoing, other than Claims or Causes of Action arising out of, or related to, any act or omission of a Released Party that is determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction to have constituted actual fraud, gross negligence or willful misconduct. For the avoidance of doubt, Claims or Causes of Action arising out of, or related to, any act or omission of a Released Party prior to the Plan Effective Date that is determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction to have constituted actual fraud, gross negligence, or willful misconduct, including findings after the Plan Effective Date, are not released pursuant to Article [___] of the Plan. Notwithstanding anything to the contrary in the foregoing, the releases by the Holders of Claims and Equity Interests set forth above do not release any post-Plan Effective Date obligations of any party or Entity under the Plan, any Restructuring, any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, or any Claims which are Reinstated pursuant to the Plan.

Notwithstanding anything to the contrary herein, nothing in the Plan or Confirmation Order shall (x) release, discharge, or preclude the enforcement of any liability of a Released Party to a Governmental Unit arising out of, or relating to, any act or omission of a Released Party prior to the Plan Effective Date that is determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction to have constituted a criminal act or (y) solely as to any Supporting Governmental Opioid Plaintiff, release or discharge a consultant or expert having been retained to provide strategic advice for sales and marketing of opioid products who has received a civil investigative demand or other subpoena related to sales and marketing of opioid products from any State Attorney General on or after January 1, 2019 through the Petition Date.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the releases by Holders of Claims and Equity Interests set forth in Article [__] of the Plan, which includes by reference each of the related provisions and definitions contained herein, and further shall constitute the Bankruptcy Court’s finding that such release is: (a) in exchange for the good and valuable consideration provided by the Released Parties; (b) a good faith and settlement and compromise of the Claims released by the Debtor Release; (c) in the best interests of the Debtors, their estates and all Holders of Claims and Equity Interests; (d) fair, equitable and reasonable; (e) given and made after due notice and opportunity for hearing; and (f) a bar to any Entity or Person asserting any claim or Cause of Action released by Article [__] of the Plan.

Exculpation

Effective as of the Plan Effective Date, to the fullest extent permitted by law, the Exculpated Parties shall neither have nor incur any liability to any Person for any claims or Causes of Action arising prior to or on the Plan Effective Date for any act taken or omitted to be taken in connection with, related to, or arising out of, the Chapter 11 Cases, formulating, negotiating, preparing, disseminating, implementing, filing, administering, confirming or effecting the Confirmation or Consummation of the Plan, the Disclosure Statement, the Opioid Settlement, the Opioid Trust Documents, the “Agreement in Principle for Global Opioid Settlement and Associated Debt Refinance Activities” announced by the Parent on February 25, 2020, the Restructuring Support Agreement and related prepetition transactions, or any contract, instrument, release or other agreement or document created or entered into in connection with any of the

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foregoing, or any other prepetition or postpetition act taken or omitted to be taken in connection with or in contemplation of the restructuring of the Debtors, the Disclosure Statement or Confirmation or Consummation of the Plan, the Opioid Settlement or the Opioid Trust Documents, including the issuance of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement; provided, however, that the foregoing provisions of this exculpation shall not operate to waive or release: (a) any Causes of Action arising from actual fraud, gross negligence, or willful misconduct of such applicable Exculpated Party as determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction; and/or (b) the rights of any Person or Entity to enforce the Plan and the contracts, instruments, releases, indentures, and other agreements and documents delivered under or in connection with the Plan or assumed pursuant to the Plan or Final Order of the Bankruptcy Court; provided, further, that each Exculpated Party shall be entitled to rely upon the advice of counsel concerning its respective duties pursuant to, or in connection with, the above referenced documents, actions or inactions.

The Exculpated Parties have, and upon Consummation of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable Laws with regard to the solicitation of votes and distribution of consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

The foregoing exculpation shall be effective as of the Plan Effective Date without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person or Entity.

Permanent Injunction

Except as otherwise expressly provided in the Confirmation Order, Plan or Opioid Trust Documents, from and after the Plan Effective Date all Persons are, to the fullest extent provided under section 524 and other applicable provisions of the Bankruptcy Code, permanently enjoined from: (a) commencing or continuing, in any manner or in any place, any suit, action or other proceeding of any kind; (b) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order; (c) creating, perfecting, or enforcing any encumbrance of any kind; (d) asserting any right of setoff, or subrogation of any kind; and (d) commencing or continuing in any manner any action or other proceeding of any kind, in each case on account of or with respect to any Claim, demand, liability, obligation, debt, right, Cause of Action, Equity Interest or remedy released or to be released, exculpated or to be exculpated, settled or to be settled, or discharged or to be discharged pursuant to the Plan or the Confirmation Order against any Person so released, discharged or exculpated (or the property or estate of any Person so released, discharged or exculpated). All injunctions or stays provided in the Chapter 11 Cases under section 105 or section 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force until the Plan Effective Date.

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Schedule 1

Opioid Settlement Term Sheet

Execution Version

THIS TERM SHEET IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS TERM SHEET SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE UNDER THE RESTRUCTURING SUPPORT AGREEMENT, DEEMED BINDING ON ANY OF THE PARTIES HERETO.

Mallinckrodt Opioid Settlement Term Sheet

This Opioid Settlement Term Sheet, which is Schedule 1 to the Term Sheet (the “Restructuring Term Sheet”) annexed as Exhibit A to the Restructuring Support Agreement, dated October 11, 2020, by and among the Company and the Supporting Parties, describes the proposed treatment of Opioid Claims in connection with the Restructuring contemplated by the Restructuring Support Agreement, as well as certain related implementation and other matters being resolved pursuant to the Opioid Settlement. This Opioid Settlement Term Sheet incorporates the rules of construction set forth in section 102 of the Bankruptcy Code. Certain capitalized terms used herein are defined in the glossary attached hereto; capitalized terms used but not otherwise defined in this Opioid Settlement Term Sheet have the meanings assigned in the Restructuring Support Agreement or the Restructuring Term Sheet, as applicable.

This Opioid Settlement Term Sheet does not include a description of all of the terms, conditions, and other provisions that are to be contained in the definitive documents implementing the Opioid Settlement and broader Restructuring of claims against and interests in the Debtors, which remain subject to negotiation in accordance with the Restructuring Support Agreement.

TERMS OF THE PLAN AND THE RESTRUCTURING

Overview

The Opioid Settlement and Restructuring will be implemented through the Plan, consistent with the terms of (a) this Opioid Settlement Term Sheet, (b) the Restructuring Term Sheet and (c) the Restructuring Support Agreement, through the Chapter 11 Cases to be commenced in the Bankruptcy Court.

The Plan will provide for the establishment of the Opioid Trust, which will receive the Trust Consideration (as defined below), including certain cash payments, the New Opioid Warrants, and certain other assets. All Opioid Claims will be assumed by the Opioid Trust and be discharged, released, and enjoined as to the Company and the other Released Parties.

Treatment of Opioid Claims	As of the Plan Effective Date, Mallinckrodt’s liability for all Opioid Claims shall automatically, and without further act, deed, or court order, be channeled exclusively to and assumed by the Opioid Trust, as described herein. Each Opioid Claim shall be resolved in accordance with the terms, provisions, and procedures of the Opioid Trust Documents. The Opioid Trust shall be funded in accordance with the provisions of this Term Sheet. The sole recourse of any Opioid Claimant on account of such Opioid Claim shall be to the Opioid Trust, and each such Opioid Claimant shall have no right whatsoever at any time to assert its Opioid Claim against any Protected Party.

Opioid Trust

On the Plan Effective Date, the Opioid Trust will receive (the “Trust Consideration”):

•  cash in the amount of $450,000,000;

•  the New Opioid Warrants;

•  the right to receive cash payments (the “Deferred Cash Payments”) in the following amounts and on the following dates: (a) $200,000,000 on each of the first and second anniversaries of the Plan Effective Date; and (b) $150,000,000 on each of the third through seventh anniversaries of the Plan Effective Date; provided, that at any time prior to the first anniversary of the Plan Effective Date, the Reorganized Debtors shall have the right to prepay, in full or in part, the Deferred Cash Payments, at a price equal to the present value of the amounts to be prepaid, at the date of prepayment, discounted at the discount rate that would be required for (x)(i) the present value of the Deferred Cash Payments at the prepayment date plus (ii) $450,000,000 to equal (y)(i) the present value of the payments under the Original Payments Schedule at the prepayment date (excluding the initial $300,000,000 payment provided for in the Original Payments Schedule), discounted at a discount rate of 12% per annum, plus (ii) $300,000,000 (such option, the “Prepayment Option”);[1][1] provided, further, that to the extent the Reorganized Debtors seek to prepay only a portion of the Deferred Cash Payments in accordance with the Prepayment Option, such prepayment shall (x) be funded solely from the net proceeds of an equity raise by the Reorganized Debtors; and (y) prepay Deferred Cash Payments in accordance with the above in inverse order beginning with the payment due on the seventh anniversary of the Plan Effective Date;

•  the Assigned Third-Party Claims; and

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Annex A sets forth the prepayment cost as of the end of each of the 12 months after the Plan Effective Date. To the extent a prepayment occurs other than at the end of a month, the prepayment cost shall be calculated in accordance with the above formula.

•  the Assigned Insurance Rights.

The cash payments described above include amounts to be determined by the Governmental Plaintiff Ad Hoc Committee and the MSGE Group for reimbursement of plaintiffs’/claimants attorneys’ fees and costs (not including (i) Restructuring Expenses, which shall be paid directly by the Debtors, and (ii) any reasonable, documented fees and expenses incurred by the Governmental Plaintiff Ad Hoc Committee and the MSGE Group on or after the Plan Effective Date in connection with implementation of the Plan (excluding, for the avoidance of doubt, the expenses of administration of the Opioid Trust (the “Trust Expenses”)), which shall be paid directly by the Reorganized Debtors), and will be joint and several obligations (or be subject to an economically similar arrangement, e.g., one effected by guarantees, subject to tax considerations) of all of the current and future borrowers, issuers, pledgers and guarantors of the Debtors’ funded indebtedness from time to time; provided, that for so long as the First Lien Notes, Second Lien Notes, the New First Lien Term Loans or Takeback Second Lien Notes remain outstanding, in no event shall the cash payments described above be guaranteed by an entity that does not also guarantee the First Lien Notes, Second Lien Notes, the New First Lien Term Loans or Takeback Second Lien Notes.

Asset Sales; Mandatory Prepayments to Opioid Trust	The Plan and Confirmation Order will also provide that, after any sale of (i) Mallinckrodt Enterprises Holdings, Inc. and its subsidiaries (including, for the avoidance of doubt, its successors and assigns) or (ii) a material portion of their assets or businesses (including as a result of a merger, equity sale, or asset sale), subject to compliance with the Debtors’ covenants under their funded indebtedness (as may be modified from time to time), fifty percent (50%) of the “net proceeds” of such sale (after, for the avoidance of doubt, compliance with then-existing covenants) shall be paid to the Opioid Trust; and the amount of such net proceeds actually conveyed to the Opioid Trust will be deemed a ratable repayment against the remaining structured payments described above that the Opioid Trust is entitled to receive. For the avoidance of doubt, the Debtors will not be under any obligation to undertake any such sale on any particular timeframe.

Tax Matters

The Opioid Settlement shall be implemented with the objective of maximizing tax efficiency to (i) Mallinckrodt, including with respect to the availability, location and timing of tax deductions and (ii) to the Opioid Claimants, including with respect to the tax classification of the Opioid Trust.

The Opioid Trust will be treated as a qualified settlement fund for tax purposes.

The Parties intend that payments to the Opioid Trust will constitute “restitution” within the meaning of Section 162(f) of the Internal Revenue Code, and will be so characterized for U.S. federal income tax purposes to the extent such payments are made to or at the direction of government or governmental entities and to the extent allowed by applicable law.

Certain Insurance Matters	In implementing the assignment of the Assigned Insurance Rights, the Debtors or the Reorganized Debtors, on the one hand, and the Governmental Plaintiff Ad Hoc Committee and the MSGE Group, or the Opioid Trust, on the other hand, shall cooperate and negotiate in good faith concerning (i) treatment of unsatisfied self-insured retentions under the applicable policies with the objective of minimizing adverse consequences to Mallinckrodt, Reorganized Mallinckrodt, and the Opioid Trust (it being understood that the foregoing obligation shall not require the Debtors or Reorganized Debtors to satisfy all or any portion of any such self-insured retentions) and (ii) any actions by the Debtors, Reorganized Debtors, or the Opioid Trust to pursue or preserve the insurance policies relating to the Assigned Insurance Rights. The Debtors and the Reorganized Debtors will use their reasonable best efforts to provide to the Opioid Trust all documents, information, and other cooperation that is reasonably necessary for the Opioid Trust to pursue the Assigned Insurance Rights.

Opioid Trust Documents	The Opioid Trust Documents will comply with the requirements of the Bankruptcy Code. The material terms of the Opioid Trust Documents will be described in the Disclosure Statement and forms of the Opioid Trust Documents shall be included in the Plan Supplement, with such summaries and forms of documents (i) to be acceptable to the Governmental Plaintiff Ad Hoc Committee and the MSGE Group and reasonably acceptable to the Debtors and the Required Supporting Unsecured Noteholders and (ii), to the extent practicable, delivered to the advisors to the Ad Hoc First Lien Term Lender Group prior to being filed with the Bankruptcy Court.

New Opioid Warrants Agreement

The agreement governing the New Opioid Warrants shall constitute Definitive Documentation under the Restructuring Support Agreement and will:

•  contain terms and conditions, including, without limitation, cashless exercise option (as far as legally permissible), anti- dilution protection (including, without limitation, against stock splits, stock dividends and similar events) and Black Scholes protections to be agreed, in each case, as customary for transactions of this type and otherwise acceptable to the Debtors, the Governmental Plaintiff Ad Hoc Committee, and the MSGE Group;

•  provide for a registration rights agreement satisfactory to the Governmental Plaintiff Ad Hoc Committee and the MSGE Group with respect to the New Opioid Warrants and the stock issuable upon exercise of the New Opioid Warrants providing for, among other things, a resale shelf registration statement and customary demand and piggyback rights; and

•  contain enhanced information rights and a covenant requiring Mallinckrodt to, upon request by the Opioid Trust on reasonable notice and subject to reimbursement by the Trust of Mallinckrodt’s reasonable and documented out-of-pocket costs and expenses (provided, however, that such notice and reimbursements obligations of the Opioid Trust shall be on terms no less favorable to the Opioid Trust than any such obligations of any other shareholder of the Reorganized Debtors with similar rights), reasonably cooperate in good faith with any private sale by the Opioid Trust of the New Opioid Warrants or any shares received as a result of the exercise of the New Opioid Warrants.

Channeling Injunction

The Plan and the Confirmation Order will contain (i) a release by holders of Opioid Claims and (ii) an injunction channeling all Opioid Claims against the Protected Parties to the Opioid Trust, in each case, substantially on the terms set forth on Exhibit 1 hereto.

In addition, and for the avoidance of doubt, the Plan and Confirmation Order will also provide for customary releases by the Company and by other holders of claims and interests, exculpation provisions, and related injunctive provisions, in each case consistent with Annex 4 to the Restructuring Term Sheet.

Operating Injunction

The Company shall seek entry of an injunctive order to be effective on the Petition Date, defining the manner in which the Debtors’ opioid business may be lawfully operated by the Debtors or any successors thereto on a going-forward basis during the pendency of the Chapter 11 Cases, on the terms set forth on Exhibit 2 hereto (the “Chapter 11 Operating Injunction”).

The Confirmation Order (or a separate order of the Bankruptcy Court or another court of competent jurisdiction, if so agreed by the Company, the Governmental Plaintiff Ad Hoc Committee, and the MSGE Group) will extend the Chapter 11 Operating Injunction to govern the Reorganized Debtors’ operations after the Plan Effective Date (the “Post-Plan Effective Date Operating Injunction” together with the Chapter 11 Operating Injunction, the “Operating Injunctions”).

The Operating Injunctions shall be acceptable to the Debtors, the Governmental Plaintiff Ad Hoc Committee, and the MSGE Group, and reasonably acceptable to the Required Supporting Unsecured Noteholders.

Assigned Claims Cooperation

During the pendency of the Chapter 11 Cases, the Debtors shall reasonably cooperate with counsel to the Governmental Plaintiff Ad Hoc Committee and the MSGE Group Counsel in connection with the investigation and preservation of the Assigned Third-Party Claims and Assigned Insurance Rights, including by providing non-privileged information (including, without limitation, documents, emails and access to individuals with information), at the reasonable request of counsel to the Governmental Plaintiff Ad Hoc Committee and the MSGE Group Counsel. The Debtors shall, at the reasonable request of the Unsecured Notes Ad Hoc Group, inform counsel to the Unsecured Notes Ad Hoc Group of the status and scope of any such cooperation.

The Debtors shall use reasonable efforts to provide all readily available, non-privileged information relating to the Assigned Third- Party Claims and Assigned Insurance Rights to counsel to the Governmental Plaintiff Ad Hoc Committee and the MSGE Group Counsel during the Debtors’ bankruptcy cases; provided, however, that such information shall be provided prior to entry of the Confirmation Order.

On and after the Plan Effective Date, the Reorganized Debtors shall provide reasonable cooperation to the Opioid Trust in connection with the Opioid Trust’s investigation, preservation and pursuit of the Assigned Third-Party Claims and Assigned Insurance Rights. The terms and conditions of such cooperation shall be mutually agreed by the Debtors, the Governmental Plaintiff Ad Hoc Committee, the MSGE Group, and the Required Supporting Unsecured Noteholders and set forth in the Plan Supplement and included in the Confirmation Order. The Opioid Trust shall reimburse the Reorganized Debtors for their documented and reasonable out-of-pocket costs and expenses incurred in connection with such reasonable cooperation from and after the Plan Effective Date.

Any request by the Opioid Trust, the Governmental Plaintiff Ad Hoc Committee, or the MSGE Group for cooperation by the Debtors and Reorganized Debtors shall be on reasonable advance notice, and provided during normal business hours and otherwise in a manner that does not disrupt commercial operations.

Other Terms of Plan and Confirmation Order

The Plan and/or Confirmation Order will provide for, among other things, the following:

•  Mallinckrodt will be required to participate in an industry- wide document disclosure program (if any) by disclosing publicly a subset of its litigation documents, subject to scope and protocols to be negotiated in good faith with the Governmental Plaintiff Ad Hoc Committee, the MSGE Group, and the Required Supporting Unsecured Noteholders;

•  any attorney-client privilege, work-product privilege, or other privilege or immunity attaching to any documents or communications (whether written or oral) associated with the Assigned Third-Party Claims and Assigned Insurance Rights shall be transferred to the Opioid Trust and shall vest in the Opioid Trust, and the Debtors or the Reorganized Debtors, as the case may be, and the Opioid Trust shall take all necessary actions to effectuate the transfer of such privileges; provided, that (a) such privileges shall be transferred to the Opioid Trust for the sole purpose of enabling, and to the extent necessary to enable, the Opioid Trust to investigate and/or pursue such Assigned Third-Party Claims and Assigned Insurance Rights and (b) no documents or communications subject to a privilege shall be publicly disclosed by the Opioid Trust or communicated to any person not entitled to receive such information or in a manner that would diminish the protected status of such information, unless such disclosure or communication is reasonably necessary to preserve, secure, prosecute, or obtain the benefit of the Assigned Third-Party Claims and Assigned Insurance Rights; provided, further, that the Confirmation Order shall provide that the Opioid Trust’s receipt of transferred privileges shall be without waiver in recognition of the joint and/or successorship interest in prosecuting claims on behalf of the Debtors’ estates;

•  the Opioid Trust shall be authorized to conduct Rule 2004 examinations, to the fullest extent permitted thereunder, to investigate the Assigned Third-Party Claims and Assigned Insurance Rights, without the requirement of filing a motion for such authorization; provided, however, that no such Rule 2004 examinations shall be taken of the Debtors, the Reorganized Debtors, or any of their respective then-current employees, officers, directors or representatives, without further order of the Bankruptcy Court after notice and an opportunity to object and be heard;

•  the exercise of remedies (including, without limitation, rights of setoff and/or recoupment) by non-Mallinckrodt third parties against Mallinckrodt on account of any Assigned Third-Party Claims shall be enjoined and barred, to the extent permitted by applicable law; and

•  the covenants and enforcement rights with respect to Mallinckrodt’s deferred payment obligations owed to the Opioid Trust in form and substance reasonably acceptable to the Debtors, the Governmental Plaintiff Ad Hoc Committee, the MSGE Group, and the Required Supporting Unsecured Noteholders in light of the nature, duration and form of the deferred payment obligations.

Glossary of Key Defined Terms

Term	Meaning
Additional Insurance Rights	Additional rights in respect of insurance and/or other consideration, to be agreed to by the Debtors, the Supporting Governmental Opioid Claimants, the MSGE Group, and Supporting Unsecured Noteholders holding no less than two-thirds in outstanding principal amount of Guaranteed Unsecured Notes held by the Supporting Unsecured Noteholders then party to the Restructuring Support Agreement.

Assigned Insurance Rights	(a) Any and all claims, demands, entitlements to proceeds, payments, benefits, or Causes of Action of the Debtors under any and all general liability and products liability insurance policies that do or may afford the Debtors with rights, benefits, defense, indemnity, or insurance coverage with respect to any Opioid Claim, and (b) the Additional Insurance Rights.

Assigned Medtronic Claims

All Causes of Action of the Debtors against Medtronic plc and/or its subsidiaries, and each of their predecessors, successors, and assigns, including, without limitation, all Avoidance Actions of the Debtors against such parties

Assigned Third-Party Claims	(a) All Causes of Action of the Debtors arising out of Opioid Claims, including, without limitation, all Avoidance Actions arising out of Opioid Claims, but excluding any Causes of Action against Parent or any of its subsidiaries, or any Released Party, and (b) the Assigned Medtronic Claims.

Avoidance Actions

Any and all avoidance, recovery, subordination or similar actions or remedies that may be brought by and on behalf of the Debtors or their estates under the Bankruptcy Code or applicable non- bankruptcy law, including, without limitation, actions or remedies arising under chapter 5 of the Bankruptcy Code.

Causes of Action	Any claims, causes of action (including Avoidance Actions), demands, actions, suits, obligations, liabilities, cross-claims, counterclaims, defenses, offsets, or setoffs of any kind or character whatsoever, in each case whether known or unknown, contingent or noncontingent, matured or unmatured, suspected or unsuspected, foreseen or unforeseen, direct or indirect, choate or inchoate, existing or hereafter arising, under statute, in contract, in tort, in law, or in equity, or pursuant to any other theory of law, federal or state, whether asserted or assertable directly or derivatively in law or equity or otherwise by way of claim, counterclaim, cross-claim, third party action, action for indemnity or contribution or otherwise.

New Opioid Warrants	Warrants to acquire the number of New Mallinckrodt Common Shares that would represent 19.99% of all such outstanding shares after giving effect to the exercise of the New Opioid Warrants, subject to dilution from equity reserved under the MIP, at a strike

Term	Meaning
price reflecting an aggregate equity value for the Reorganized Debtors of $1.551 billion, which warrants shall be exercisable at any time on or prior to the seventh anniversary of the Plan Effective Date; provided, that if the Reorganized Debtors exercise the Prepayment Option and prepay the Deferred Cash Payments in full, such warrants shall be exercisable only through and including the fifth anniversary of the Plan Effective Date.

Opioid Claim	Claims and causes of action, whether existing now or arising in the future, and whether held by a Governmental Entity or private party, against Mallinckrodt in any way arising out of or relating to opioid products manufactured or sold by Mallinckrodt or any of their predecessors prior to the Plan Effective Date, including, for the avoidance of doubt and without limitation, Claims for indemnification (contractual or otherwise), contribution, or reimbursement against Mallinckrodt on account of payments or losses in any way arising out of or relating to opioid products manufactured or sold by Mallinckrodt or any of their predecessors prior to the Plan Effective Date, including Future Opioid PI Claims; provided, that Mallinckrodt shall agree to comply with the terms of the Chapter 11 Operating Injunction as of the Petition Date, and that “Opioid Claims” shall not include any claims in any way arising, in whole or in part, from a violation of the Chapter 11 Operating Injunction

Opioid Claimant	A holder of an Opioid Claim

Opioid Trust	The trust that is to be established in accordance with the Plan, the Confirmation Order, and the Opioid Trust Documents, which trust will satisfy the requirements of section 468B of the Internal Revenue Code and the Treasury Regulation promulgated thereunder (as such may be modified or supplemented from time to time); provided, however, that nothing contained herein shall be deemed to preclude the establishment of one or more trusts as determined by the Opioid Claimants to be reasonably necessary or appropriate to provide tax efficiency to the Opioid Trust and Opioid Claimants (and all such trusts shall be referred to collectively as the “Opioid Trust”), so long as the establishment of multiple trusts is not reasonably expected to result in any adverse tax consequences for Mallinckrodt.

Opioid Trust Documents	The documents governing: (i) the Opioid Trust; (ii) any sub-trusts or vehicles that comprise the Opioid Trust; (iii) the flow of consideration from the Debtors’ estates to the Opioid Trust or any sub-trusts or vehicles that comprise the Opioid Trust; (iv) submission, resolution, and distribution procedures in respect of all Opioid Claims; and (v) the flow of distributions, payments or flow of funds made from the Opioid Trust or any such sub-trusts or vehicles after the Plan Effective Date.

Term	Meaning
Original Payment Schedule	The schedule for deferred cash payments under the February 2020 agreement in principle reached between certain state attorneys general and the Debtors, providing for the following payments on the following dates:

Date	Payment Amount
Plan Effective Date	$300,000,000
Each of 1st and 2nd anniversaries of Plan Effective Date	$200,000,000
Each of 3rd through 8th anniversaries of Plan Effective Date	$150,000,000

Parent	Mallinckrodt plc

Protected Party	(a) The Debtors, (b) the Reorganized Debtors, (c) the Non-Debtor Affiliates, (d) with respect to each of the foregoing Persons in clauses (a) through (c), such Persons’ predecessors, successors, permitted assigns, subsidiaries, and controlled affiliates, respective heirs, executors, estates, and nominees, in each case solely in their capacity as such, and (e) with respect to each of the foregoing Persons in clauses (a) through (d), such Persons’ officers and directors, principals, members, employees, financial advisors, attorneys, accountants, investment bankers, consultants, experts and other professionals, provided that, solely as to any Supporting Governmental Opioid Plaintiff, consultants and experts in this clause (e) shall not include those retained to provide strategic advice for sales and marketing of opioid products who have received a civil investigative demand or other subpoena related to sales and marketing of opioid products from any State Attorney General on or after January 1, 2019 through the Petition Date.

Exhibit 1

Channeling Injunction/Opioid Claimant Release

Releases by Holders of Opioid Claims

Notwithstanding anything contained in the Plan to the contrary, pursuant to section 1123(b) of the Bankruptcy Code (and any other applicable provisions of the Bankruptcy Code), as of the Plan Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, each Opioid Claimant (in its capacity as such) is deemed to have released and discharged, to the maximum extent permitted by law, as such law may be extended subsequent to the Plan Effective Date, each Debtor, Reorganized Debtor, and Protected Party from any and all Claims (including Opioid Claims), counterclaims, disputes, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, Liens, remedies, losses, contributions, indemnities, costs, liabilities, attorneys’ fees and expenses whatsoever, including any derivative claims asserted, or assertable on behalf of the Debtors, or their Estates, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted, accrued or unaccrued, existing or hereinafter arising, whether in law or equity, whether sounding in tort or contract, whether arising under federal or state statutory or common law, or any other applicable international, foreign, or domestic law, rule, statute, regulation, treaty, right, duty, requirement or otherwise, that that such Entity would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of any other Person, based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership, or operation thereof), their Estates, the Opioid Claims, the Debtors’ in- or out-of-court restructuring efforts (including the Chapter 11 Cases), intercompany transactions between or among a Debtor and another Debtor, the restructuring of any Claim or Equity Interest before or during the Chapter 11 Cases, any Avoidance Actions, the negotiation, formulation, preparation, dissemination, filing, or implementation of, prior to the Plan Effective Date, the Opioid Trust, Opioid Trust Documents and the “Agreement in Principle for Global Opioid Settlement and Associated Debt Refinance Activities” announced by the Parent on February 25, 2020, the Restructuring Support Agreement, the Disclosure Statement, the Plan, any Restructuring Transaction, or any contract, instrument, release, or other agreement or document (including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Protected Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into prior to the Plan Effective Date in connection with the creation of the Opioid Trust, the “Agreement in Principle for Global Opioid Settlement and Associated Debt Refinance Activities” announced by the Parent on February 25, 2020, the Restructuring Support Agreement and related prepetition transactions, the Disclosure Statement, the Plan, the Plan Supplement, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation (including the solicitation of votes on the Plan), the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence or circumstance taking place on or before the Plan Effective Date related or relating to any of the foregoing. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any post-Plan Effective

Date obligations of any party or Entity under the Plan, any post-Plan Effective Date transaction contemplated by the Restructuring, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan. The foregoing release will be effective as of the Plan Effective Date without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person and the Confirmation Order shall permanently enjoin the commencement or prosecution by any Person, whether directly, derivatively or otherwise, of any claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, or liabilities released pursuant to the foregoing release by Opioid Claimants.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of this release by Opioid Claimants, which includes by reference each of the related provisions and definitions contained herein, and, further, shall constitute the Bankruptcy Court’s finding that this release is: (1) consensual; (2) essential to the confirmation of the Plan; (3) given in exchange for the good and valuable consideration provided by the Released Parties; (4) a good-faith settlement and compromise of the Claims released by the third-party release; (5) in the best interests of the Debtors and their Estates; (6) fair, equitable, and reasonable;

(7) given and made after due notice and opportunity for hearing; and (8) a bar to any Opioid Claimant asserting any claim or Cause of Action released pursuant to this release.

Channeling Injunction

Terms. Pursuant to section 105(a) of the Bankruptcy Code, from and after the Plan Effective Date, the sole recourse of any Opioid Claimant on account of its Opioid Claims shall be to the Opioid Trust pursuant to this section [    ] of the Plan and the Opioid Trust Documents,    and such Opioid Claimant shall have no right whatsoever at any time to assert its Opioid Claim against any Protected Party or any property or interest in property of any Protected Party. On and after the Plan Effective Date, all present and future Opioid Claimants shall be permanently and forever stayed, restrained, barred, and enjoined from taking any of the following actions for the purpose of, directly or indirectly or derivatively collecting, recovering, or receiving payment of, on, or with respect to any Opioid Claim other than from the Opioid Trust pursuant to the Opioid Trust Documents:

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commencing, conducting, or continuing in any manner, directly, indirectly or derivatively, any suit, action, or other proceeding of any kind (including a judicial, arbitration, administrative, or other proceeding) in any forum in any jurisdiction around the world against or affecting any Protected Party or any property or interests in property of any Protected Party;

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enforcing, levying, attaching (including any prejudgment attachment), collecting, or otherwise recovering by any means or in any manner, whether directly or indirectly, any judgment, award, decree, or other order against any Protected Party or any property or interests in property of any Protected Party;

•	creating, perfecting, or otherwise enforcing in any manner, directly or indirectly, any Encumbrance against any Protected Party or any property or interests in property of any Protected Party;

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setting off, seeking reimbursement of, contribution from, or subrogation against, or otherwise recouping in any manner, directly or indirectly, any amount against any liability owed to any Protected Party or any property or interests in property of any Protected Party; or

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proceeding in any manner in any place with regard to any matter that is within the scope of the matters designated by the Plan to be subject to resolution by the Opioid Trust, except in conformity and compliance with the Opioid Trust Documents.

Reservations. The foregoing injunction shall not stay, restrain, bar, or enjoin (a) the rights of Opioid Claimants to assert Opioid Claims against the Opioid Trust in accordance with the Plan and the Opioid Trust Documents; and (b) the rights of Entities to assert any Claim, debt, obligation, or liability for payment of Trust Expenses against the Opioid Trust.

Exhibit 2

Operating Injunction

See Docket No. 128

Annex A

Prepayment Cost of Deferred Cash Payments at Various Months After Plan Effective Date

See Docket No. 128

Schedule 2

DOJ Settlement Terms re: Boston (Medicaid Rebates) and EDPA False Claims Act Matters, and related issues

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Resolved Matters. Mallinckrodt and the United States (including CMS, DOJ), the applicable states, and qui tam relators agree to fully and finally resolve the Acthar-related government litigations disclosed in Mallinckrodt’s Form 10-K for 2019, including United States of America, et al., ex rel., Charles Strunck, et al. v. Mallinckrodt ARD LLC (E.D. Penn.); United States of America et al. ex rel. Landolt v. Mallinckrodt ARD, LLC (D. Mass.); and Mallinckrodt ARD LLC v. Verma et al. (D.D.C.), and related matters (such matters, collectively, the “Resolved Matters”) on the terms set forth in this Schedule, which will be memorialized in a definitive DOJ Settlement Agreement, and settlement agreements with the States, and incorporated into the Plan.

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Settlement Payments. In full and final satisfaction of all claims at issue in the “Resolved Matters”, Mallinckrodt shall make cash payments to the US and State governments totaling $260 million in the aggregate (the “DOJ Settlement Cash Consideration”) in accordance with the following schedule, with deferred payments bearing interest at a variable rate equal to the nominal interest rate on special issues of government securities to the Social Security trust funds, measured as of each payment date and accruing from September 21, 2020:

Payment Date	Payment Amount
Plan Effective Date	$15,000,000
First Anniversary of Plan Effective Date	$15,000,000
Second Anniversary of Plan Effective Date	$20,000,000
Third Anniversary of Plan Effective Date	$20,000,000
Fourth Anniversary of Plan Effective Date	$32,500,000
Fifth Anniversary of Plan Effective Date	$32,500,000
Sixth Anniversary of Plan Effective Date	$62,500,000
Seventh Anniversary of Plan Effective Date	$62,500,000

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Releases. Effective as of the date on which the Settlement Agreement is fully executed, Mallinckrodt, on the one hand, and DOJ and the States, on the other hand, will have exchanged mutual releases, as specified in the Settlement Agreements relating to the Resolved Matters.

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CMS/DOJ/States Settlement Agreement; Additional Terms and Conditions. Without limiting or affecting in any way the rights of the Supporting Parties under the RSA, the DOJ Settlement Agreement shall contain such additional terms, conditions, representations, warranties, covenants and termination events to which Mallinckrodt, on the one hand, and DOJ on the other hand, may agree. Without limiting or affecting in any way the rights of the Supporting Parties under the RSA, the State Settlement Agreements shall contain such additional terms, conditions, representations, warranties, covenants and termination events to which Mallinckrodt, on the one hand, and the States, on the other hand, may agree.

Schedule 3

First Lien Settlement Term Sheet

Execution Version

THIS TERM SHEET IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS TERM SHEET SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE AMENDMENT TO THE RESTRUCTURING SUPPORT AGREEMENT INCORPORATING THIS TERM SHEET AS AN EXHIBIT IS FULLY-EXECUTED, DEEMED BINDING ON ANY OF THE PARTIES HERETO.

First Lien Settlement Term Sheet

This Term Sheet (the “First Lien Settlement Term Sheet”), which is Schedule 3 to the Term Sheet attached as Exhibit A (the “Restructuring Term Sheet”) to the Restructuring Support Agreement dated October 11, 2020, by and among the Company and Supporting Parties thereto (as amended, modified and/or supplemented from time to time, the “RSA”), sets forth the proposed treatment of First Lien Credit Agreement Claims under the Plan. The Debtors will implement the terms set forth herein through the New Term Loan Documentation and the Plan (to the extent necessary to implement this First Lien Settlement Term Sheet), which shall be consistent with the terms of this First Lien Settlement Term Sheet, the RSA and the exhibits and schedules annexed thereto; provided, that, to the extent that this First Lien Settlement Term Sheet conflicts with any other exhibit to the RSA, including the Restructuring Term Sheet, this First Lien Settlement Term Sheet shall govern. This First Lien Settlement Term Sheet incorporates the rules of construction set forth in section 102 of the Bankruptcy Code. Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the RSA or the other exhibits attached thereto, as applicable.

This First Lien Settlement Term Sheet does not include a description of all of the terms, conditions, and other provisions that are to be contained in the Plan and the New Term Loan Documentation, or the Scheme of Arrangement and the Irish Examinership Proceedings, which remain subject to negotiation in accordance with the RSA. Consummation of the transactions contemplated by this First Lien Settlement Term Sheet is subject to (a) the negotiation and execution of the New Term Loan Documentation and the Plan evidencing and related to the Restructuring, (b) satisfaction or waiver of all of the conditions in the New Term Loan Documentation and the Plan evidencing the transactions comprising the Restructuring, (c) entry of the Confirmation Order and the satisfaction or waiver of any conditions to the effectiveness thereof, (d) approval of the Scheme of Arrangement by the High Court of Ireland and the satisfaction or waiver of any conditions to the effectiveness thereof, and (e) entry of an order recognizing the Confirmation Order in the Recognition Proceedings.

TREATMENT OF ALLOWED FIRST LIEN CREDIT AGREEMENT CLAIMS

Treatment of First Lien Credit Agreement Claims (Revolver)

Allowed First Lien Credit Agreement Claims in respect of revolving loans/commitments (the “First Lien Revolving Loan Claims”) shall be, at the Debtors’ option, (a) reinstated or (b) repaid in full in cash, in each case, at par plus accrued and unpaid interest, accounting for adequate protection payments to the revolving lenders or the First Lien Agent for the benefit of the revolving lenders (which, notwithstanding anything to the contrary in the Final Cash Collateral Order, shall be retained by the revolving lenders and not recharacterized as principal payments).

First Lien Revolving Loan Claims shall be separately classified from First Lien Term Loan Claims (defined below) and all other Claims and Interests treated under the Plan, and shall be deemed unimpaired and not entitled to vote on the Plan.

Treatment of First Lien Credit Agreement Claims (Term Loans)

Holders of allowed First Lien Credit Agreement Claims in respect of term loans (the “First Lien Term Loan Claims”) shall receive, on the Plan Effective Date, in full and final satisfaction of such claims, at the Debtors’ option, either (i) (A) the New First Lien Term Loans plus (B) the 2020 ECF Payment to the extent not paid prior to the Plan Effective Date plus (C) payment in full in Cash of Accrued and Unpaid Interest to the Plan Effective Date plus (D) the Term Loan Exit Payment (collectively, the “New First Lien Term Loan Treatment”) or (ii) repayment of such Claims in full in cash in an amount equal to (A) the Outstanding Amount plus (B) the 2020 ECF Payment to the extent not paid prior to the Plan Effective Date plus (C) Accrued and Unpaid Interest plus (D) the Term Loan Exit Payment (collectively, such repayments, “Payment in Full of First Lien Term Loan Claims”). Any portion of the 2020 ECF Payment that is not made prior to the Plan Effective Date shall, for the avoidance of doubt and without duplication, accrue interest thereon from and after the date set forth in the CCO Modification Order (as defined below) or, in the event no such date is set forth in the CCO Modification Order, from and after the date of the Joinder Agreement, to the date of payment thereof at the Adjusted Interest Rate (which interest is expected to be paid by means of adequate protection payments) and such 2020 ECF Payment and such Accrued and Unpaid Interest thereon (to the extent not paid prior to the Plan Effective Date) shall be paid on the Plan Effective Date.

“Outstanding Amount” means an amount equal to $1,899,776,787.81 less the 2020 ECF Payment attributable to principal less any Principal Payments.

“Accrued and Unpaid Interest” means the accrued and unpaid interest (which interest shall accrue, from and after the date of the Joinder Agreement through the Plan Effective Date, at the Adjusted Interest Rate (without (i) any default interest in addition thereto or (ii) conversion into an ABR Borrowing (as defined in the Existing Credit Agreement))) after accounting for adequate protection payments to the term lenders or to the First Lien Agent for the benefit of the term lenders (which, notwithstanding anything to the contrary in the Final Cash Collateral Order, shall be retained by the term lenders and, other than the Principal Payments, not recharacterized as principal payments).

“Principal Payments” means any quarterly amortization payments, excess cash flow sweep payments and other express payments of principal (including the 2020 ECF Payment).

First Lien Term Loan Claims maturing in 2024 and First Lien Term Loan Claims maturing in 2025 shall be separately classified from one another and from all other Claims and Interests treated under the Plan, and each such class shall be deemed impaired and entitled to vote on the Plan.

TERMS OF NEW FIRST LIEN TERM LOANS

Facility	On the Plan Effective Date, unless the Debtors elect to refinance and repay in full in cash the allowed First Lien Term Loan Claims as described in “Treatment of First Lien Credit Agreement Claims (Term Loans)” above, Mallinckrodt International Finance S.A. (the “Lux Borrower”) Mallinckrodt CB LLC (the “Co-Borrower” and, together with the Lux Borrower, the “Borrowers”) shall enter into a new senior secured first lien term loan facility in an original principal amount equal to the Outstanding Amount (such facility, the “New First Lien Term Loan Facility” the loans under such facility, the “New First Lien Term Loans,” and any all documents related thereto, the “New Term Loan Documentation”). The administrative agent and the collateral agent for the New First Lien Term Loan Facility shall be mutually reasonably acceptable to the Company and the Required Supporting Term Lenders in the event the Refinancing Loans (as defined below) are included as a separate tranche in the New First Lien Term Loan Facility. In the event the Refinancing Loans are governed by separate documentation from the New First Lien Term Loan Facility, the collateral agent for the New First Lien Term Loan Facility shall be mutually reasonably acceptable to the Company and the Required Supporting Term Lenders and the administrative agent for the New First Lien Term Loan Facility shall be reasonably acceptable to the Required Supporting Term Lenders and must qualify under Section 8.09 of the Existing Credit Agreement. For the avoidance of doubt, any indebtedness incurred in order to refinance the First Lien Revolver Loan Claims (the “Refinancing Loans”) may be included as a separate tranche in the New First Lien Term Loan Facility and, if so included, shall be subject to the same terms (other than economic terms) as the New First Lien Term Loans.

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Interest

New First Lien Term Loans issued on account of First Lien Term Loan Claims maturing in 2024 shall accrue interest, from and after the Plan Effective Date, at a non-default rate equal to, at the Borrowers’ option, either LIBOR plus 525 bps, with a 75 bps LIBOR floor, or ABR plus 425 bps.

New First Lien Term Loans issued on account of First Lien Term Loan Claims maturing in 2025 shall accrue interest, from and after the Plan Effective Date, at a non-default rate equal to, at the Borrowers’ option, either LIBOR plus 550 bps, with a 75 bps LIBOR floor, or ABR plus 450 bps.

Adequate Protection Payments	As part of the comprehensive and integrated settlements set forth herein, the Final Cash Collateral Order shall be modified, which modification shall be approved by an order of the Bankruptcy Court (the “CCO Modification Order”) by no later than April 15, 2021, and for so long as the RSA is not terminated with respect to the holders of the First Lien Term Loan Claims, to increase the interest rate applied in order to calculate First Lien Adequate Protection Payments (as defined therein) payable on account of the First Lien Term Loan Claims from the Adjusted LIBO Rate (as defined in the Existing Credit Agreement) plus 200 basis points plus Applicable Margin (as defined in the Existing Credit Agreement) to the Adjusted Interest Rate. The Debtors shall request that such increased rate take effect upon the filing of the motion seeking entry of the CCO Modification Order and shall not, for the avoidance of doubt, apply retroactively to any earlier date or apply to any First Lien Credit Agreement Claims other than First Lien Term Loan Claims; provided, that, the Supporting Term Lenders shall not have any right to terminate the Joinder Agreement or the RSA based solely on the Bankruptcy Court declining to apply such increased rate retroactively to the date on which the motion seeking entry of the CCO Modification Order is filed. The Debtors shall file the motion seeking entry of the CCO Modification Order by no later than six (6) Business Days after the execution of the Joinder Agreement and such motion and the CCO Modification Order (subject to the NPT Exception) shall be in form and substance reasonably acceptable to the Required Supporting Term Lenders.[1]

[1]

“Joinder Agreement” means that certain Joinder Agreement and Amendment to Restructuring Support Agreement dated as of March 10, 2021 by and among the Debtors, the Required Supporting Unsecured Noteholders, the Governmental Plaintiff Ad Hoc Committee, the MSGE Group, and the Supporting Term Lenders.

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So long as the RSA is not terminated with respect to the holders of the First Lien Term Loan Claims as of the Plan Effective Date, all First Lien Adequate Protection Payments made to the holders of First Lien Term Loan Claims prior to the Plan Effective Date (other than Principal Payments) shall be retained by the lenders in full satisfaction of their entitlement to interest and fees under section 506(b) of the Bankruptcy Code and shall not be recharacterized as payments of principal.

The holders of First Lien Term Loan Claims party to the RSA, for so long as they are parties to the RSA, shall (i) not seek, or direct the First Lien Agent, to prohibit the continuation of outstanding loans under the Existing Credit Agreement as Eurocurrency Borrowings (as defined in the Existing Credit Agreement) or to require the conversion of such loans into ABR Borrowings (as defined in the Existing Credit Agreement), and, (ii) unless otherwise effected pursuant to an order of the Bankruptcy Court, deliver a communication in writing to the First Lien Agent (which shall comply with the requirements of any such communication set forth in the Existing Credit Agreement and may be delivered by counsel to the Ad Hoc First Lien Term Lender Group, which counsel shall be deemed authorized to deliver such communication by all legal or beneficial owners of First Lien Credit Agreement Claims that execute the RSA or the Joinder Agreement) instructing the First Lien Agent to deem any previous request of any Supporting Term Lenders that the First Lien Agent notify the Borrowers (as defined in the Existing Credit Agreement) of any Event of Default or any prohibition on any such continuation or requirement of any such conversion resulting therefrom withdrawn without prejudice and permit such continuation and not require such conversion, and (iii) not seek, or direct the First Lien Agent to seek, any default interest in respect of outstanding loans under the Existing Credit Agreement, in each case, only for so long as the Supporting Term Lenders remain party to the RSA.

Maturity	The New First Lien Term Loans shall mature on the date that is the earlier of (a) September 30, 2027 or (b) 5.75 years following of the Plan Effective Date.

Amortization	The New First Lien Term Loans shall amortize at a rate of 2.5% per annum, payable quarterly on March 31, June 30, September 30, and December 31 of each year that the New First Lien Term Loans remain outstanding.

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Call Protection/ Prepayments

The New First Lien Term Loans may be voluntarily prepaid at any time in whole or in part, at the Company’s option, at a price equal to 100% of the outstanding principal amount of New First Lien Term Loans so prepaid plus all accrued interest, fees and other amounts thereon; provided that if any Repricing Event (defined in a manner consistent with the Existing Credit Agreement) occurs prior to the date that is nine months after the Plan Effective Date, a fee in the amount of 1.00% of the outstanding principal amount of New First Lien Term Loans subject to such Repricing Event shall be payable.

Mandatory prepayment events shall be consistent with the Existing Credit Agreement.

Guarantors	The obligations of Borrower under the New First Lien Term Loan Facility shall be guaranteed by the existing guarantors under the Existing Credit Agreement, except for Mallinckrodt Holdings GmbH (provided that the Loan Parties (defined in a manner consistent with the Existing Credit Agreement) covenant not to cause Mallinckrodt Holdings GmbH or the subsidiaries of Mallinckrodt Holdings GmbH to incur any material indebtedness owed to unaffiliated third parties, or guarantee any material indebtedness owed to any unaffiliated third-parties) (such guarantors, the “Guarantors”). The Debtors shall reimburse the Ad Hoc First Lien Term Lender Group for the reasonable and documented out-of-pocket fees and expenses of Swiss legal counsel in connection with the exclusion of Mallinckrodt Holdings GmbH as a Guarantor and Swiss law matters in connection with to the New Term Loan Documentation.

Collateral	The obligations under the New First Lien Term Loan Facility shall be secured by senior, first-priority (subject to certain exceptions consistent with the exceptions set forth in the Existing Credit Agreement) liens on the same assets of the Borrower and Guarantors securing the obligations under the Existing Credit Agreement, plus (or including, as the case may be) (i) 100% of the equity of first-tier foreign subsidiaries and domestic holding companies thereof except if (or until such time as) a Borrower determines in good faith that such pledge of equity issued by such subsidiary (1) could reasonably be expected to result in Mallinckrodt PLC (“Parent”) or any of its subsidiaries incurring any material tax or other cost (other than a de minimis cost) or any disruption in the operations or internal financing activities of the Parent and its subsidiaries, (2) is not permitted by, or could reasonably be expected to cause any officers, directors or employees of the Parent or any of its subsidiaries to become subject to related liabilities under any, applicable requirement of law or (3) would constitute “Excluded Securities” pursuant to clause (c) of the definition thereof in the Existing Credit Agreement and (ii) all cash of the Borrower and Guarantors (which, to the extent held by Co-Borrower or any domestic Guarantor in a domestic deposit account and subject to certain customary exceptions, shall be subject to deposit account control agreements in favor of the agent under the New First Lien Term Loan Facility).

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ECF Payments

The Debtors and the Supporting Term Lenders (as defined in the Joinder Agreement and RSA) agree to settle under Rule 9019 of the Federal Rules of Bankruptcy Procedure their dispute with respect to the amount and manner of payment of the excess cash flow payment required to be made to the term lenders under the Existing Credit Agreement for fiscal year 2020 (the “2020 ECF Payment”; such settlement, the “2020 ECF Payment Settlement”). The 2020 ECF Payment Settlement shall provide the Debtors, and the Supporting Term Lenders agree, that the Debtors shall satisfy their obligation to make the 2020 ECF Payment with a payment in cash in the amount of $114 million to be made solely to the term lenders under the Existing Credit Agreement for application against the term loans under the Existing Credit Agreement. The Debtors shall file a supplement to the existing motion seeking approval to pay the 2020 ECF Payment to set forth the terms and basis for the 2020 ECF Payment Settlement, which supplement shall be in form and substance reasonably acceptable to the Required Supporting Term Lenders. The order approving the 2020 ECF Payment Settlement and the 2020 ECF Payment (the “2020 ECF Payment Order”) shall be in form and substance reasonably acceptable to the Debtors and the Required Supporting Term Lenders. To the extent the Bankruptcy Court enters the 2020 ECF Payment Order, the Debtors shall make the 2020 ECF Payment to, or for the sole benefit of, the term lenders promptly but in no even later than three (3) Business Days after the Bankruptcy Court enters the 2020 ECF Payment Order. To the extent the Debtors do not receive such authorization, the Debtors shall pay the term lenders the 2020 ECF Payment plus accrued interest thereon at the Adjusted LIBO Rate plus 250 basis points plus Applicable Margin (as defined in the Existing Credit Agreement) (the “Adjusted Interest Rate”) on the Plan Effective Date of the Plan (to the extent unpaid after account for adequate protection payments) in accordance with the proposed treatment of First Lien Term Loan Claims described above. For the avoidance of doubt, no “default interest” or similar amount shall be payable with respect to the 2020 ECF Payment Interest Rate.

Payments relating to settlement and restructuring costs, including the Term Loan Exit Payment and all payments made pursuant to the Plan, made during any fiscal year after fiscal year 2020 shall be deducted from the excess cash flow calculation with respect to the applicable fiscal year.

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Covenants	The New Term Loan Documentation will contain affirmative covenants consistent with the Existing Credit Agreement (except (1) as set forth under the heading “Ratings” below and (2) as to the Cadence IP Licensee, which covenants shall be deleted), and negative covenants consistent with the Existing Credit Agreement, subject to certain exceptions and modifications as set forth on Annex 1 hereto. For the avoidance of doubt, such covenants shall not include any financial maintenance covenant. In all circumstances, the covenants shall permit the issuance of the $375 million of Takeback Second Lien Notes as set forth in the RSA.

Ratings	The Debtors shall use commercially reasonable efforts to obtain credit ratings for the New First Lien Term Loans from Moody’s and Standard & Poor’s prior to the Plan Effective Date.

Term Loan Exit Payment	The term lenders under the Existing Credit Agreement shall earn an exit payment (the “Term Loan Exit Payment”) of 0.5% of the Outstanding Amount, which exit payment shall (a) increase to 1.0% of the Outstanding Amount if Payment in Full of First Lien Term Loan Claims does not occur on or prior to the Plan Effective Date and (b) be payable upon the earlier of the Plan Effective Date and the consummation of any transaction that effects Payment in Full of First Lien Term Loan Claims on or prior to the Plan Effective Date. For the avoidance of doubt, the Term Loan Exit Payment will only increase to 1.0% if the treatment of First Lien Term Loan Claims is the New First Lien Term Loan Treatment.

OTHER TERMS

Consent Rights	The New Term Loan Documentation (including any applicable intercreditor agreements) shall be (i) consistent with the Restructuring Term Sheet and this First Lien Settlement Term Sheet, (ii) based on, and except as otherwise set forth in the Restructuring Term Sheet or this First Lien Settlement Term Sheet, no less favorable to the Debtors than the Existing Credit Agreement and associated Loan Documents (as defined in the Existing Credit Agreement) (provided that the New Term Loan Documentation shall contain a market-standard LIBOR replacement provision to be reasonably agreed to by the Debtors and the Supporting Term Lenders), and (iii) otherwise negotiated in good faith and reasonably agreed between the Debtors and Required Supporting Term Lenders, taking into account (A) the Debtors’ financing structure to be implemented in accordance with the terms of the RSA and the Plan and (B) changes in law or accounting standards or to cure mistakes or defects, but in any event to include (w) an event of default in the event the Loan Parties (defined in a manner consistent with the

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Existing Credit Agreement) fail to make any payments under, or materially breach, the CMS/DOJ/States Settlement or Opioid Settlement, (x) a requirement of a 100% vote of lenders in order to contractually subordinate the liens securing, or the right of payment of, the obligations under the New First Lien Term Loan Facility to any now-existing or hereafter implemented or incurred class of indebtedness, (y) restrictions on the exclusion from collateral of the equity interests of non-wholly owned subsidiaries except to the extent arising from legitimate business transactions with third parties, applicable law or tax efficiency considerations and restrictions on the release of guarantee and collateral obligations of subsidiaries that become less than wholly owned except through legitimate business transactions with third parties, and (z) a prohibition on open market purchases of loans other than the pro rata modified Dutch auctions as permitted in the Existing Credit Agreement and, in any event, any consideration in such modified Dutch auction shall only be in cash (collectively, the “Documentation Principles”). For the avoidance of doubt, (1) the representations and warranties set forth in the New Term Loan Documentation shall be established so as to eliminate any representations or warranties that may not be satisfied as of the Plan Effective Date (such as, for example, the absence of a material adverse effect) and (2) the only conditions to the effectiveness of the New First Lien Term Loan Facility shall be (1) completion of New Term Loan Documentation consistent with the Documentation Principles and (2) the conditions to the effectiveness of the relevant plan of reorganization. The Existing 1L/2L Intercreditor Agreement (as defined in the RSA) shall remain in place after the Plan Effective Date and govern the respective rights of the administrative agent under the New Term Loan Documentation, the lenders under the New Term Loan Documentation, the trustee under the Existing Second Lien Indenture,[2] the Second Lien Document Representative (as defined in the Existing 1L/2L Intercreditor Agreement), and the holders of Existing Second Lien Notes[3] and Takeback Second Lien Notes (as defined in the RSA). To the extent any existing first lien debt (other than First Lien Term Loan Claims) is reinstated on the Plan Effective Date, the Existing 1L Intercreditor Agreement (as defined in the RSA) shall remain in place after the Plan Effective Date and govern the respective rights of the administrative agent and the lenders under the New Term Loan Documentation and the agent or trustee and lenders under such reinstated first lien indebtedness.

[2]

“Existing Second Lien Indenture” means that certain Indenture for 10.000% Second Lien Secured Notes due 2025, by and among Mallinckrodt International Finance S.A. and Mallinckrodt CB LLC, as Issuers, the guarantors party thereto, and Wilmington Savings Fund Society, FSB, as Second Lien Trustee and Second Lien Collateral Agent.

[3]	“Existing Second Lien Notes” means those certain 10.000% Second Lien Secured Notes due 2025 under the Existing Second Lien Indenture.

8

For the avoidance of doubt, the Definitive Documentation relating to the implementation of the New First Lien Term Loan Facility shall permit the consummation of all transactions contemplated by the Plan.

DOJ/Opioid Settlement Cash Consent Right

Without the consent of the Required Supporting Term Lenders, the Debtors shall not agree to any changes to the Plan, the Opioid Settlement or CMS/DOJ/States Settlement that (a) result in the aggregate amount of cash to be paid by the reorganized Debtors pursuant to the Opioid Settlement and the CMS/DOJ/States Settlement exceeding $1,860,000,000 (excluding professional fees and expenses payable in connection with the Opioid Settlement and the CMS/DOJ/States Settlement and interest payable in connection with the CMS/DOJ/States Settlement) or (b) accelerate the timing of payments to the Opioid Trust under the Opioid Settlement or payments under the CMS/DOJ/States Settlement in any given year (the “DOJ/Opioid Settlement Cash Consent Right”); provided that no such consent shall be required for changes related to either (i) the timing of exercise of the Debtors’ option to prepay the amounts owing to the Opioid Trust or (ii) the Additional Insurance Rights.

Any partial prepayment of the amounts owing to the Opioid Trust must be funded solely from the net proceeds of an equity raise.

Intercreditor Agreement Claims	Except as otherwise agreed by the Debtors in writing, during the Support Period and, if the Restructuring is consummated, from and after the Plan Effective Date, (a) the Supporting Term Lenders shall not pursue any claims under any intercreditor agreement against any holder of any other secured Claims relating to any payments made pursuant to the Final Cash Collateral Order or the Plan and (b) to the extent practicable and in accordance with the terms of the Existing Credit Agreement, the Supporting Term Lenders shall instruct the First Lien Agent not to pursue any such claims; provided, however, that to the extent the transactions contemplated by this First Lien Settlement Term Sheet are not consummated and the Company does not propose the Payment in Full of First Lien Term Loan Claims, all of the Supporting Term Lenders’ rights and remedies with respect to claims under any intercreditor agreement are expressly reserved.

9

Annex 1

Negative Covenants

Annex 1

Negative Covenants and Related Definitions

All capitalized terms used, but not defined, herein shall be defined in a fashion consistent with the Documentation Principles (as defined in the First Lien Settlement Term Sheet to which this excerpt is attached as Annex 1 (the “First Lien Term Sheet”)). The “Closing Date” shall mean the Plan Effective Date (as defined in the First Lien Term Sheet). All schedules described herein shall be completed based upon the actual characteristics of the Parent and its subsidiaries as of the Closing Date. All baskets subject to a cap based on a dollar amount or percentage of Consolidated Total Assets shall be deemed to be unused as of the Closing Date. All baskets set based on a percentage of Consolidated Total Assets shall be set so as match the fixed portion of the basket on the Closing Date after giving effect to any fresh-start accounting required to be implemented in connection the applicable plan of reorganization. Additional baskets shall be agreed as necessary to permit transactions consummated pursuant to the terms of a plan of reorganization consummated in accordance with the terms of the Restructuring Support Agreement and the schedules thereto, to which this Annex 1 is attached (the “RSA”).

Definitions:

“Adjusted Consolidated EBITDA” shall mean, with respect to the Parent and the Subsidiaries on a consolidated basis for any period, the Consolidated Net Income of the Parent and the Subsidiaries for such period plus

(a) the sum of, without duplication, in each case, to the extent deducted in or otherwise reducing Consolidated Net Income for such period:

(i) provision for taxes based on income, profits or capital of the Parent and the Subsidiaries for such period, without duplication, including, without limitation, state franchise and similar taxes, and foreign withholding taxes (including penalties and interest related to taxes or arising from tax examination); plus

(ii) (x) Interest Expense of the Parent and the Subsidiaries for such period and (y) all cash dividend payments (excluding items eliminated in consolidation) on any series of preferred stock of any Subsidiary of Parent or any Disqualified Stock of the Parent and its Subsidiaries; plus

(iii) depreciation, amortization (including amortization of intangibles, deferred financing fees and actuarial gains and losses related to pensions and other post-employment benefits, but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash charges or expenses to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of the Parent and the Subsidiaries for such period; plus

(iv) any costs or expenses incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Parent or net cash proceeds of an issuance of Equity Interests of the Parent (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation of the Available Amount; plus

(v) any non-cash losses related to non-operational hedging, including, without limitation, resulting from hedging transactions for interest rate or currency exchange risks associated with this Agreement or the Existing Secured Notes; minus

(b) the sum of, without duplication, in each case, to the extent added back in or otherwise increasing Consolidated Net Income for such period:

(i) non-cash items increasing such Consolidated Net Income for such period (excluding the recognition of deferred revenue or any non-cash items which represent the reversal of any accrual of, or reserve for, anticipated cash charges in any prior period and any items for which cash was received in any prior period); plus

(ii) any non-cash gains related to non-operational hedging, including, without limitation, resulting from hedging transactions for interest rate or currency exchange risks associated with this Agreement or the Existing Secured Notes;

in each case, on a consolidated basis and determined in accordance with Applicable Accounting Principles.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, the Interest Expense of, the depreciation and amortization and other non-cash expenses or non-cash items of and the restructuring charges or expenses of, a Subsidiary (other than any Wholly Owned Subsidiary) of the Parent will be added to (or subtracted from, in the case of non-cash items described in clause (b) above) Consolidated Net Income to compute Adjusted Consolidated EBITDA, (A) in the same proportion that the Net Income of such Subsidiary was added to compute such Consolidated Net Income of the Parent, and (B) only to the extent that a corresponding amount of the Net Income of such Subsidiary would be permitted at the date of determination to be dividended or distributed to the Parent by such Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.

“Applicable Accounting Principles” shall mean, for any period, the accounting principles applied as provided in Section [__].1

“Applicable Period” shall mean an Excess Cash Flow Period or an Excess Cash Flow Interim Period, as the case may be.

“Asset Sale” shall mean (x) any Disposition (including any sale and leaseback of assets and any mortgage or lease of Real Property) to any person (including to a Divided LLC pursuant to a Division) of, any asset or assets of the Parent or any Subsidiary and (y) any sale of any Equity Interests by any Subsidiary to a person other than the Parent or a Subsidiary.

“Attributable Receivables Indebtedness” shall mean the principal amount of Indebtedness (other than any Indebtedness subordinated in right of payment owing by a Receivables Entity to a Receivables Seller or a Receivables Seller to another Receivables Seller in connection with the transfer, sale and/or pledge of Permitted Receivables Facility Assets) which (i) if a Qualified Receivables Facility is structured as a secured lending agreement or other similar agreement, constitutes the principal amount of such Indebtedness or (ii) if a Qualified Receivables Facility is structured as a purchase agreement or other similar agreement, would be outstanding at such time under such Qualified Receivables Facility if the same were structured as a secured lending agreement rather than a purchase agreement or such other similar agreement.

“Available Amount” shall mean, as at any time of determination, an amount, not less than zero in the aggregate, determined on a cumulative basis, equal to, without duplication:

(a) $50 million, plus

(b) 50% of the Cumulative Retained Excess Cash Flow Amount on such date of determination, plus

(c) the aggregate amount of proceeds received after the Closing Date and prior to such date of determination that would have constituted Net Proceeds had they exceeded the threshold amounts required to qualify as Net Proceeds (the “Below-Threshold Asset Sale Proceeds”), plus

(d) the cumulative amounts of all prepayments declined by Term Lenders, plus

(e) the Cumulative Parent Qualified Equity Proceeds Amount on such date of determination, minus

(f) the cumulative amount of Investments made with the Available Amount from and after the Closing Date and on or prior to such time, minus

(g) the cumulative amount of Restricted Payments made with the Available Amount from and after the Closing Date and on or prior to such time (without duplication of any such amount subtracted pursuant to the definition of Cumulative Parent Qualified Equity Proceeds Amount);

[1]

Section reference to be to general interpretive provision regarding accounting terms. For the avoidance of doubt, interpretive provisions to exclude from Capitalized Lease Obligations any leases that would not have been required to be so included prior to implementation of recent accounting changes.

provided, however, for purposes of determining the amount of Available Amount available for Restricted Payments, the calculation of the Available Amount shall not include any Below-Threshold Asset Sale Proceeds or any amounts described in clause (d) above.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” shall mean, as to any person, the board of directors, the board of managers, the sole manager or other governing body of such person, or if such person is owned or managed by a single entity, the board of directors or other governing body of such entity.

“Borrower” shall mean each of the Lux Borrower and the Co-Borrower, and the term “Borrowers” shall mean all of the Lux Borrower and the Co-Borrower.

“Capital Expenditures” shall mean, for any person in respect of any period, the aggregate of all expenditures incurred by such person during such period that, in accordance with Applicable Accounting Principles, are or should be included in “additions to property, plant or equipment” or similar items reflected in the statement of cash flows of such person; provided, however, that, Capital Expenditures for the Parent and the Subsidiaries shall not include:

(a) expenditures to the extent made with proceeds of the issuance of Qualified Equity Interests (other than Disqualified Stock) of the Parent or capital contributions to the Parent or funds that would have constituted Net Proceeds under clause (a) of the definition of the term “Net Proceeds” (but that will not constitute Net Proceeds as a result of the first or second proviso to such clause (a)); provided that (i) this clause (a) shall exclude expenditures made with the proceeds from sales of Equity Interests financed as contemplated by Section 6.04(e)(iii), proceeds of Equity Interests used to make Investments pursuant to Section 6.04(p), proceeds of Equity Interests used to make a Restricted Payment in reliance on clause (x) of the proviso to Section 6.06(b) and (ii) such proceeds are not included in any determination of the Available Amount;

(b) expenditures of proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets, equipment or other property or otherwise to acquire, maintain, develop, construct, improve, upgrade or repair assets or properties useful in the business of the Parent and the Subsidiaries to the extent such proceeds are not then required to be applied to prepay Term Loans pursuant to Section [__]2;

(c) interest capitalized during such period;

[2]	Section reference to be to the asset sale mandatory prepayment.

(d) expenditures that are accounted for as capital expenditures of such person and that actually are paid for by a third party (excluding the Parent, the Borrowers or any Subsidiary) and for which none of the Parent, the Borrowers or any Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other person (whether before, during or after such period);

(e) the book value of any asset owned by such person prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; provided that (i) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period that such expenditure actually is made and (ii) such book value shall have been included in Capital Expenditures when such asset was originally acquired;

(f) the purchase price of equipment purchased during such period to the extent that the consideration therefor consists of any combination of (i) used or surplus equipment traded in at the time of such purchase, (ii) the proceeds of a concurrent sale of used or surplus equipment, in each case, in the ordinary course of business or (iii) assets Disposed of pursuant to Section 6.05(m);

(g) Investments in respect of a Permitted Business Acquisition; or

(h) the purchase of property, plant or equipment made with proceeds from any Asset Sale to the extent such proceeds are not then required to be applied to prepay Term Loans pursuant to Section 2.11(b).

“Capitalized Lease Obligations” shall mean, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with Applicable Accounting Principles.

“Cash Interest Expense” shall mean, with respect to the Parent and the Subsidiaries on a consolidated basis for any period, Interest Expense for such period to the extent such amounts are paid in cash for such period, excluding, without duplication, in any event (a) pay-in-kind Interest Expense or other non-cash Interest Expense (including as a result of the effects of purchase accounting), (b) to the extent included in Interest Expense, the amortization of any financing fees paid by, or on behalf of, the Parent or any Subsidiary, including such fees paid in connection with the Transactions or upon entering into a Qualified Receivables Facility, and (c) the amortization of debt discounts, if any, or fees in respect of Hedging Agreements; provided, that Cash Interest Expense shall exclude any one time financing fees, including those paid in connection with the Transactions, or upon entering into a Qualified Receivables Facility or any amendment of this Agreement.

“Cash Management Agreement” shall mean any agreement to provide to the Parent, a Borrower or any Subsidiary Loan Party cash management services for collections, treasury management services (including controlled disbursement, overdraft, automated clearing house fund transfer services, return items and interstate depository network services), any demand deposit, payroll, trust or operating account relationships, commercial credit cards, merchant card, purchase or debit cards, non-card e-payables services, and other cash management services, including electronic funds transfer services, lockbox services, stop payment services and wire transfer services.

“Cash Management Bank” shall mean any person that, at the time it enters into a Cash Management Agreement (or on the Closing Date), is an Agent, an Arranger, a Lender or an Affiliate of any such person, in each case, in its capacity as a party to such Cash Management Agreement.

“Consolidated Debt” shall mean, as of any date of determination, the sum of (without duplication) all Indebtedness of the type set forth in clauses (a), (b), (e) (to the extent related to any Indebtedness that would otherwise constitute Consolidated Debt), (f), (h) (other than letters of credit, to the extent undrawn), (i) (other than bankers’ acceptances to the extent undrawn), (j), (k) (to the extent related to any Indebtedness that would otherwise constitute Consolidated Debt) and (l) of the definition of “Indebtedness” of the Parent and the Subsidiaries determined on a consolidated basis on such date; provided, that the amount of any Indebtedness (including the Indebtedness under this Agreement) with respect to which the applicable obligors have entered into currency hedging arrangements shall be calculated giving effect to such currency hedging arrangements.

“Consolidated Net Income” shall mean, with respect to any person for any period, the aggregate Net Income of such person and its subsidiaries for such period, on a consolidated basis, in accordance with Applicable Accounting Principles; provided, however, that, without duplication:

(a) any net after-tax extraordinary, nonrecurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses or charges, any severance expenses, relocation expenses, curtailments or modifications to pension and post-retirement employee benefit plans, excess pension charges, any expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternate uses and fees, expenses or charges relating to new product lines, Milestone Payments under intellectual property licensing agreements, facilities closing or consolidation costs, acquisition integration costs, facilities opening costs, project start-up costs, business optimization costs, (including inventory optimization programs), systems establishment costs, contract termination costs, future lease commitments, other restructuring charges, reserves or expenses, signing, retention or completion bonuses, expenses or charges related to any issuance of Equity Interests, Investment, acquisition, disposition, recapitalization or issuance, repayment, refinancing, amendment or modification of Indebtedness (in each case, whether or not successful), and any fees, expenses, charges, change in control payments or other payment obligations made in connection with, or related to, the Transaction shall be excluded;

(b) effects of purchase accounting adjustments (including the effects of such adjustments pushed down to such person and such Subsidiaries) in amounts required or permitted by Applicable Accounting Principles, resulting from the application of purchase accounting in relation to any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded;

(c) the cumulative effect of a change in accounting principles (which shall in no case include any change in the comprehensive basis of accounting) during such period shall be excluded;

(d) (i) any net after-tax income or loss from disposed, abandoned, transferred, closed or discontinued operations, (ii) any net after-tax gain or loss on disposal of disposed, abandoned, transferred, closed or discontinued operations and (iii) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the Parent) shall be excluded;

(e) any net after-tax gains or losses, or any subsequent charges or expenses (less all fees and expenses or charges relating thereto), attributable to the early extinguishment of Indebtedness, hedging obligations or other derivative instruments shall be excluded;

(f) the Net Income for such period of any person that is not a subsidiary of such person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting (other than a guarantor), shall be included only to the extent of the excess (which shall not be less than $0) of the amount of dividends or distributions or other payments actually paid in cash or cash equivalents (or to the extent converted into cash or cash equivalents) to the referent person or a Subsidiary thereof in respect of such period over the amount of all Investments made to such Unrestricted Subsidiaries during such period;

(g) solely for purposes of calculating the Available Amount, the Net Income for such period of any subsidiary of such person shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such subsidiary or its equityholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided that the Consolidated Net Income of such person shall be increased by the amount of dividends or other distributions or other payments actually paid in cash (or converted into cash) by any such subsidiary to such person or a subsidiary of such person (subject to the provisions of this clause (g)), to the extent not already included therein;

(h) any impairment charge or asset write-off and amortization of intangibles, in each case pursuant to Applicable Accounting Principles, shall be excluded; provided that in no event shall amortization of intangibles so excluded in any period of four consecutive fiscal quarters exceed the greater of $20.0 million and 10% of Consolidated Net Income for such period (before giving effect to such exclusion);

(i) any non-cash expense realized or resulting from stock option plans, employee benefit plans or post-employment benefit plans, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other rights shall be excluded;

(j) any (i) non-cash compensation charges, (ii) costs and expenses after the Closing Date related to employment of terminated employees, or (iii) costs or expenses realized in connection with or resulting from stock appreciation or similar rights, stock options or other rights existing on the Closing Date of officers, directors and employees, in each case of such person or any of its subsidiaries, shall be excluded;

(k) accruals and reserves that are established or adjusted within 12 months after the Closing Date (excluding any such accruals or reserves to the extent that they represent an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) and that are so required to be established or adjusted in accordance with Applicable Accounting Principles or as a result of adoption or modification of accounting policies shall be excluded;

(l) the Net Income of any person and its Subsidiaries shall be calculated by deducting the income attributable to, or adding the losses attributable to, the minority equity interests of third parties in any non-Wholly Owned Subsidiary;

(m) any unrealized gains and losses related to currency remeasurements of Indebtedness, and any unrealized net loss or gain resulting from hedging transactions for interest rates, commodities or currency exchange risk, shall be excluded;

(n) to the extent covered by insurance and actually reimbursed, or, so long as such person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (i) not denied by the applicable carrier in writing within 180 days and (ii) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption shall be excluded; and

(o) non-cash charges for deferred tax asset valuation allowances shall be excluded (except to the extent reversing a previously recognized increase to Consolidated Net Income).

Consolidated Net Income presented in a currency other than Dollars will be converted to Dollars based on the average exchange rate for such currency during, and applied to, each fiscal quarter in the period for which Consolidated Net Income is being calculated.

“Consolidated Secured Net Debt” shall mean, as of any date of determination, (i) Consolidated Debt to the extent secured by Liens on all or any portion of the assets of the Parent or its Subsidiaries on such date (including, for the avoidance of doubt, Qualified Receivables Facility) less (ii) the Unrestricted Cash of the Parent and its Subsidiaries on such date.

Notwithstanding anything to the contrary contained above, all Indebtedness incurred pursuant to this Agreement (including any such Indebtedness incurred pursuant to any Incremental Loan) or pursuant to Sections 6.01(b) and (v), and any Permitted Refinancing Indebtedness or Refinancing Notes (or successive Permitted Refinancing Indebtedness or Refinancing Notes) incurred under Sections 6.01(b) or (v) (whether or not secured) shall be included as if secured by Liens as a component of Consolidated Debt pursuant to clause (i) of the immediately preceding sentence; provided that any such Permitted Refinancing Indebtedness (x) if unsecured, shall not constitute a component of Consolidated Debt if, when incurred, such Indebtedness is independently permitted to be incurred under Section 6.01(p) (or is subsequently reclassified as outstanding thereunder) and (y) if secured by the Collateral on a junior lien basis, shall cease to constitute a component of Consolidated Secured Net Debt for purposes of the First Lien Secured Net Leverage Ratio only, if, when incurred, such Indebtedness is independently permitted to be incurred under Section 6.01(p), and permitted to be secured under Section 6.02(ff) (or is subsequently permitted to be outstanding and secured under said Sections).

“Consolidated Total Assets” shall mean, as of any date of determination, the total assets of the Parent and the Subsidiaries, determined on a consolidated basis in accordance with Applicable Accounting Principles, as set forth on the consolidated balance sheet of the Parent as of the last day of the Test Period ending immediately prior to such date for which financial statements of the Parent have been delivered (or were required to be delivered) pursuant to Section [__], [__] or [__],3 as applicable. Consolidated Total Assets shall be determined on a Pro Forma Basis.

“Consolidated Total Net Debt” shall mean, as of any date of determination, (i) Consolidated Debt on such date less (ii) the Unrestricted Cash of the Parent and its Subsidiaries on such date.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.

“Cumulative Parent Qualified Equity Proceeds Amount” shall mean, at any time of determination, an amount equal to, without duplication:

(a) 100% of the aggregate net proceeds (determined in a manner consistent with the definition of “Net Proceeds”), including cash and the Fair Market Value of tangible assets other than cash, received by the Parent after the Closing Date from the issue or sale of its Qualified Equity Interests, including Qualified Equity Interests of the Parent issued upon conversion of Indebtedness or Disqualified Stock to the extent the Parent or its Wholly Owned Subsidiaries had received the Net Proceeds of such Indebtedness or Disqualified Stock; plus

[3]

Section references to be to (i) condition for delivery of pre-closing financial statements, (ii) annual financial statements reporting covenant and (iii) quarterly financial statements reporting covenant.

(b) 100% of the aggregate amount of contributions to the capital of the Parent (but not for Disqualified Stock) by its shareholders received in cash and the Fair Market Value of tangible assets other than cash after the Closing Date; plus

(c) 100% of the aggregate amount received by the Parent or its Wholly Owned Subsidiaries in cash and the Fair Market Value of assets (other than cash) received by the Parent or its Wholly Owned Subsidiaries after the Closing Date from (without duplication of amounts, and without including the items described below to the extent same are already included in Excess Cash Flow):

(i) the sale or other disposition (other than to the Parent or any Subsidiary) of any Investment made by the Parent and its Subsidiaries and repurchases and redemptions of such Investment from the Parent and its Subsidiaries by any person (other than the Parent and its Subsidiaries) to the extent that (x) such Investment was justified as using a portion of the Available Amount pursuant to clause (Y) of Section 6.04(j) (and such Investment has not subsequently been reclassified as outstanding pursuant to another sub-clause or sub-section of Section 6.04) and (y) the Net Proceeds thereof are not required to be applied pursuant to Section [__]4;

(ii) the sale (other than to the Parent or a Subsidiary) of the Equity Interests of an Unrestricted Subsidiary to the extent that (x) the designation of such Unrestricted Subsidiary was justified as using a portion of the Available Amount pursuant to clause (Y) of Section 6.04(j) (and such Investment has not subsequently been reclassified as outstanding pursuant to another sub-clause or sub-section of Section 6.04) and (y) the Net Proceeds thereof are not required to be applied pursuant to Section [__]5; or

(iii) to the extent not included in the calculation of Consolidated Net Income for the relevant period, a distribution, dividend or other payment from an Unrestricted Subsidiary to the extent relating to any portion of the Investment therein made pursuant to sub-clause (Y) of Section 6.04(j) (and which has not been subsequently reclassified as outstanding pursuant to another sub-clause or sub-section of said Section 6.04); minus

(d) .the cumulative amount of Restricted Payments made with the Cumulative Parent Qualified Equity Proceeds Amount from and after the Closing Date and on or prior to such time.

“Cumulative Retained Excess Cash Flow Amount” shall mean, at any date, an amount (which shall not be less than zero in the aggregate) determined on a cumulative basis equal to

[4]	Section reference to be to asset sale mandatory prepayment.
[5]	Section reference to be to asset sale mandatory prepayment.

(a) the aggregate cumulative sum of the Retained Percentage of Excess Cash Flow for all Excess Cash Flow Periods beginning after the Closing Date and ended prior to such date, plus

(b) for any Excess Cash Flow Interim Period occurring during the Excess Cash Flow Period containing the Closing Date, ending prior to such date and beginning with the first full fiscal quarter after the Closing Date, an amount equal to the Retained Percentage of Excess Cash Flow for such Excess Cash Flow Interim Period, plus

(c) for any Excess Cash Flow Interim Period ended prior to such date but as to which the corresponding Excess Cash Flow Period has not ended, an amount equal to the Retained Percentage of Excess Cash Flow for such Excess Cash Flow Interim Period, minus

(d) the cumulative amount of all Retained Excess Cash Flow Overfundings as of such date.

“Current Assets” shall mean, with respect to the Parent and the Subsidiaries on a consolidated basis at any date of determination, the sum of (a) all assets (other than cash and Permitted Investments or other cash equivalents) that would, in accordance with Applicable Accounting Principles, be classified on a consolidated balance sheet of the Parent and the Subsidiaries as current assets at such date of determination, other than amounts related to current or deferred Taxes based on income or profits, and (b) in the event that a Qualified Receivables Facility is accounted for off balance sheet, (x) gross accounts receivable comprising part of the Permitted Receivables Facility Assets subject to such Qualified Receivables Facility less (y) collections against the amounts sold pursuant to clause (x).

“Current Liabilities” shall mean, with respect to the Parent and the Subsidiaries on a consolidated basis at any date of determination, all liabilities that would, in accordance with Applicable Accounting Principles, be classified on a consolidated balance sheet of the Parent and the Subsidiaries as current liabilities at such date of determination, other than (a) the current portion of any Indebtedness, (b) accruals of Interest Expense (excluding Interest Expense that is due and unpaid), (c) accruals for current or deferred Taxes based on income or profits, (d) accruals, if any, of transaction costs resulting from the Transactions, (e) accruals of any costs or expenses related to (i) severance or termination of employees prior to the Closing Date or (ii) bonuses, pension and other post-retirement benefit obligations, and (f) accruals for exclusions from Consolidated Net Income included in clause (a) of the definition of such term.

“Debt Service” shall mean, with respect to the Parent and the Subsidiaries on a consolidated basis for any period, Cash Interest Expense for such period, plus scheduled principal amortization of Consolidated Debt for such period.

“Designated Non-Cash Consideration” shall mean the Fair Market Value of non-cash consideration received by the Parent, the Lux Borrower or one of the Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of a Borrower, setting forth such valuation, less the amount of cash or cash equivalents received in connection with a subsequent disposition of such Designated Non-Cash Consideration.

“Disinterested Director” shall mean, with respect to any person and transaction, a member of the Board of Directors of such person who does not have any material direct or indirect financial interest in or with respect to such transaction.

“Dispose” or “Disposed of” shall mean to convey, sell, lease, sell and leaseback, assign, farm-out, transfer or otherwise dispose of any property, business or asset. The term “Disposition” shall have a correlative meaning to the foregoing.

“Disqualified Stock” shall mean, with respect to any person, any Equity Interests of such person that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled, mandatory payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Stock, in the case of each of the foregoing clauses (a), (b), (c) and (d), prior to the date that is ninety-one (91) days after the Latest Maturity Date in effect at the time of issuance thereof and except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Loan Obligations that are accrued and payable (provided, that only the portion of the Equity Interests that so mature or are mandatorily redeemable, are so convertible or exchangeable or are so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock). Notwithstanding the foregoing: (i) any Equity Interests issued to any employee or to any plan for the benefit of employees of the Parent or the Subsidiaries or by any such plan to such employees shall not constitute Disqualified Stock solely because they may be required to be repurchased by the Parent in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability and (ii) any class of Equity Interests of such person that by its terms authorizes such person to satisfy its obligations thereunder by delivery of Equity Interests that are not Disqualified Stock shall not be deemed to be Disqualified Stock.

“DOJ Settlement” shall mean [_______].6

“Divided LLC” means any Delaware LLC which has been formed as a consequence of a Division (excluding any dividing Delaware LLC that survives a Division).

“Division” means the statutory division of any Delaware LLC into two or more Delaware LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act.

“Domestic Subsidiary” shall mean any Subsidiary that is not a Foreign Subsidiary.

[6]	To be defined to mean the settlement with the DOJ regarding Acthar as implemented by any plan of reorganization, subject to the consent rights of the Supporting Term Lenders under the RSA.

“Equity Interests” of any person shall mean any and all shares, interests, rights to purchase or otherwise acquire, warrants, options, participations or other equivalents of or interests in (however designated) equity or ownership of such person, including any preferred stock (including any preferred equity certificates (and any other similar instruments)), any limited or general partnership interest and any limited liability company membership interest, and any securities or other rights or interests convertible into or exchangeable for any of the foregoing.

“Excess Cash Flow” shall mean, with respect to the Parent and the Subsidiaries on a consolidated basis for any Applicable Period, Adjusted Consolidated EBITDA of the Parent and the Subsidiaries on a consolidated basis for such Applicable Period, minus, without duplication,

(a) Debt Service for such Applicable Period, reduced by the aggregate principal amount of voluntary prepayments of Consolidated Debt (other than prepayments of the Loans) that would otherwise have constituted scheduled principal amortization during such Applicable Period;

(b) the amount of any voluntary prepayment permitted hereunder of term Indebtedness (other than any Term Loans) during such Applicable Period, in each case to the extent not financed, or intended to be financed, using the proceeds of, without duplication, the incurrence of Indebtedness, the sale or issuance of any Equity Interests, any component of Available Amount (in the case of Cumulative Retained Excess Cash Flow Amount, only to the extent attributable to a time prior to such Applicable Period) or any Net Proceeds not otherwise required to prepay the Loans pursuant to the prepayment provisions of this Agreement or the definition of the term “Net Proceeds”, in each case, to the extent that the amount of such prepayment is not already reflected in Debt Service;

(c) (i) Capital Expenditures by the Parent and the Subsidiaries on a consolidated basis during such Applicable Period that are paid in cash and (ii) the aggregate consideration paid in cash during such Applicable Period in respect of Permitted Business Acquisitions and other Investments (excluding intercompany loans and transfers of funds) permitted hereunder, in each case, to the extent not financed with the proceeds of, without duplication, the incurrence of Indebtedness, the sale or issuance of any Equity Interests, any component of Available Amount (in the case of Cumulative Retained Excess Cash Flow Amount, only to the extent attributable to a time prior to such Applicable Period) or any Net Proceeds not otherwise required to prepay the Loans pursuant to the prepayment provisions of this Agreement or the definition of the term “Net Proceeds” (less any amounts received in respect thereof as a return of capital);

(d) Capital Expenditures that the Parent or any Subsidiary shall, during such Applicable Period, become obligated to make but that are not made during such Applicable Period (but are expected to be made in the next Applicable Period); provided that any amount so deducted that will be paid after the close of such Applicable Period shall not be deducted again in a subsequent Applicable Period; provided further that if any such Capital Expenditures so deducted are either (A) not so made in the following Applicable Period or (B) made in the following Applicable Period with the proceeds of, without duplication, the incurrence of Indebtedness, the sale or issuance of any Equity Interests, any component of Available Amount (in the case of Cumulative Retained Excess Cash Flow Amount, only to the extent attributable to a time prior to such Applicable Period) or any Net Proceeds not otherwise required to prepay the Loans pursuant the prepayment provisions of this Agreement or the definition of the term “Net Proceeds”, the amount of such Capital Expenditures not so made or so financed shall be added to the calculation of Excess Cash Flow in such following Applicable Period as set forth in clause (iv) below;

(e) Taxes paid in cash by the Parent and the Subsidiaries on a consolidated basis during such Applicable Period or that will be paid within six months after the close of such Applicable Period and for which reserves have been established, including income tax expense and withholding tax expense incurred in connection with cross-border transactions involving the Foreign Subsidiaries; provided that any amount so deducted that will be paid after the close of such Applicable Period shall not be deducted again in a subsequent Applicable Period;

(f) an amount equal to any increase in Working Capital of the Parent and the Subsidiaries for such Applicable Period;

(g) cash expenditures made in respect of Hedging Agreements during such Applicable Period, to the extent not reflected in the computation of Adjusted Consolidated EBITDA or Cash Interest Expense;

(h) permitted dividends or distributions or repurchases of its Equity Interests paid in cash by the Parent to its shareholders during such Applicable Period and permitted dividends paid by any Subsidiary to any person other than the Parent or any of the Subsidiaries during such Applicable Period, in each case in accordance with Section 6.06(b) (except to the extent such payment is made with amounts described in clauses (x) and (y) of the parenthetical contained in the proviso thereto), (f) and/or (h) (other than Restricted Payments made with Equity Interests (other than Disqualified Stock) of the Parent or with proceeds of Indebtedness or using any component of the Available Amount);

(i) without duplication of any exclusions to the calculation of Consolidated Net Income or Adjusted Consolidated EBITDA, amounts paid in cash during such Applicable Period on account of (A) items that were accounted for as noncash reductions in determining Adjusted Consolidated EBITDA of the Parent and the Subsidiaries in a prior Applicable Period and (B) reserves or accruals established in purchase accounting;

(j) to the extent not deducted in the computation of Net Proceeds in respect of any asset disposition or condemnation giving rise thereto, the amount of any prepayment of Indebtedness (other than Indebtedness created hereunder or under any other Loan Document), together with any interest, premium or penalties required to be paid (and actually paid) in connection therewith to the extent that the income or gain realized from the transaction giving rise to such Net Proceeds exceeds the aggregate amount of all such prepayments and Capital Expenditures made with such Net Proceeds;

(k) the amount related to items of income that were added to or items of expense not deducted from Net Income in calculating Consolidated Net Income or were added to or not deducted from Consolidated Net Income in calculating Adjusted Consolidated EBITDA to the extent either (x) such items of expense represented a cash payment (which had not reduced Excess Cash Flow upon the accrual thereof in a prior Applicable Period), or an accrual for a cash payment, by the Parent and the Subsidiaries or (y) such items of income did not represent cash received by the Parent and the Subsidiaries, in each case on a consolidated basis during such Applicable Period;

(l) all cash payments made in connection with, or relating to, the Transactions; provided that, if the Closing Date occurs after December [__], 2021, a Borrower may elect to cause all or any portion of such cash payments made on the Closing Date to be deemed to have been made in the Excess Cash Flow Period ending December [__], 2021, plus, without duplication,

(i) an amount equal to any decrease in Working Capital of the Parent and the Subsidiaries for such Applicable Period;

(ii) all proceeds received during such Applicable Period of Capitalized Lease Obligations, purchase money Indebtedness, Sale and Lease-Back Transactions permitted under this Agreement and any other Indebtedness, in each case to the extent used to finance any Capital Expenditure (other than Indebtedness under this Agreement) to the extent there is a corresponding deduction to Excess Cash Flow above in respect of the use of such Borrowings;

(iii) all amounts referred to in clause (c) or (d) above to the extent funded with, without duplication, (x) the proceeds of the sale or issuance of Equity Interests of, or capital contributions to, the Parent after the Closing Date, (y) any amount that would have constituted Net Proceeds under clause (a) of the definition of the term “Net Proceeds” if not so spent or (z) any component of Available Amount (which, in the case of Cumulative Retained Excess Cash Flow Amount, only to the extent attributable to a time prior to such Applicable Period), in each case solely to the extent there is a corresponding deduction from Excess Cash Flow above;

(iv) to the extent any permitted Capital Expenditures referred to in clause (d) above and the delivery of the related equipment do not occur in the following Applicable Period, the amount of such Capital Expenditures that were not so made in such following Applicable Period;

(v) to the extent any Taxes deducted pursuant to in clause (e) above are not paid in such Applicable Period or in the six months after the close of such Applicable Period, the amount of such Taxes that were not so paid in such Applicable Period or in the six months after the close of such Applicable Period;

(vi) cash payments received in respect of Hedging Agreements during such Applicable Period to the extent (x) not included in the computation of Adjusted Consolidated EBITDA or (y) such payments do not reduce Cash Interest Expense;

(vii) any extraordinary or nonrecurring gain realized in cash during such Applicable Period, except to the extent such gain consists of Net Proceeds subject to the prepayment provisions of this Agreement;

(viii) to the extent deducted in the computation of Adjusted Consolidated EBITDA, cash interest income; and

(ix) the amount related to items of expense that were deducted from or items of income not added to Net Income in connection with calculating Consolidated Net Income or were deducted from or not added to Consolidated Net Income in calculating Adjusted Consolidated EBITDA to the extent either (x) such items of income represented cash received by the Parent or any Subsidiary (which had not increased Excess Cash Flow upon the accrual thereof in a prior Applicable Period) or (y) such items of expense do not represent cash paid by the Parent or any Subsidiary, in each case on a consolidated basis during such Applicable Period.

Notwithstanding anything to the contrary set forth in this definition, no effect shall be given, for purposes of calculating Excess Cash Flow, to any non-cash balance sheet impact arising from any refunds pursuant to the CARES Act.

“Excess Cash Flow Interim Period” shall mean, during any Excess Cash Flow Period, any one, two, or three-quarter period (a) commencing at the end of the immediately preceding Excess Cash Flow Period (or, if during the first Excess Cash Flow Period, the fiscal year ended December 25, 20207) and (b) ending on the last day of the most recently ended fiscal quarter (other than the last day of the fiscal year) during such Excess Cash Flow Period for which financial statements are available.

“Excess Cash Flow Period” shall mean each fiscal year of the Parent, commencing with the fiscal year of the Parent ending December [__], 2021.8

“Excluded Indebtedness” shall mean all Indebtedness not incurred in violation of Section 6.01.

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation, unless otherwise agreed between the Administrative Agent and a Borrower. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

[7]	To be the last day of the 2021 fiscal year if the Closing Date occurs after delivery of annual financials for the 2021 fiscal year.
[8]	To be the 2022 fiscal year if the Closing Date occurs after delivery of annual financials for the 2021 fiscal year.

“Existing Secured Notes” shall mean, collectively, (i) the $495,032,000 in aggregate principal amount of Existing First Lien Notes, (ii) the $322,868,000 in aggregate principal amount of 10.000% Second Lien Senior Secured Notes due 2025 issued pursuant to the Existing Second Lien Notes Indenture and (iii) the $375,000,000 in aggregate principal amount of 10.000% Second Lien Senior Secured Notes due 202[8]9 issued pursuant to the Existing Takeback Notes Indenture.

“Existing First Lien Notes” shall mean the 10.000% First Lien Senior Secured Notes due 2025 issued pursuant to the Existing First Lien Notes Indenture.

“Existing First Lien Notes Indenture” shall mean the Indenture, dated as of April 7, 2020, among the Lux Borrower and the Co-Borrower, as issuers, the guarantors party thereto from time to time, Deutsche Bank AG New York Branch, as first lien collateral agent, and Wilmington Savings Fund Society, FSB, as first lien trustee, as amended, modified or supplemented from time to time.

“Existing Second Lien Notes Indenture” shall mean the Indenture, dated as of December 6, 2019, among the Lux Borrower and the Co-Borrower, as issuers, the guarantors party thereto from time to time and Wilmington Savings Fund Society, FSB, as second lien collateral agent and second lien trustee, as amended, modified or supplemented from time to time.

“Existing Secured Indentures” shall mean (i) the Existing First Lien Notes Indenture, (ii) the Existing Second Lien Notes Indenture and (iii) the Existing Takeback Notes Indenture.

“Existing Takeback Notes Indenture” shall mean the Indenture, dated as of the Closing Date, among the Lux Borrower and the Co-Borrower, as issuers, the guarantors party thereto from time to time, [_____], as second lien collateral agent, and [_____], as second lien trustee, as amended, modified or supplemented from time to time.

“Fair Market Value” shall mean, with respect to any asset or property, the price that could be negotiated in an arms’-length transaction between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction (as determined in good faith by a Borrower).

“Financial Officer” of any person shall mean the Chief Financial Officer, principal accounting officer, Treasurer, Assistant Treasurer, Controller or any Director or other executive responsible for the financial affairs of such person.

“First Lien Secured Net Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) the remainder of (x) Consolidated Secured Net Debt as of such date minus (y) amounts included in clause (i) of the definition of Consolidated Secured Net Debt (and not described in the last sentence of the definition of Consolidated Secured Net Debt, unless excluded by the proviso thereto) which are secured only by Liens on the Collateral securing the Obligations on a junior and subordinated (as to liens and related rights and remedies only) basis

[9]	To be seven years after the Closing Date.

and which are subject to an intercreditor agreement entered into with the Collateral Agent for the benefit of the holders of the Obligations which is in form and substance reasonably satisfactory to the Administrative Agent, to (b) Adjusted Consolidated EBITDA for the most recently ended Test Period for which financial statements of the Parent have been delivered as required by this Agreement, all determined on a consolidated basis in accordance with Applicable Accounting Principles; provided that Adjusted Consolidated EBITDA shall be determined for the relevant Test Period on a Pro Forma Basis. All Indebtedness described in the last sentence of the definition of Consolidated Secured Net Debt (and not excluded by the proviso thereto) shall also be deemed to constitute Indebtedness included pursuant to preceding clause (a)(x) and which is not deducted pursuant to preceding clause (a)(y).

“Fitch” means Fitch Inc. or any successor to the rating agency business thereof.

“Fixed Charge Coverage Ratio” shall mean, as of any date of determination, the ratio of (a) Adjusted Consolidated EBITDA for the most recently ended Test Period for which financial statements of the Parent have been (or were required to be) delivered as required by Section [__], [__] or [__]10 to (b) the Fixed Charges for such Test Period; provided that the Fixed Charge Coverage Ratio shall be determined for the relevant Test Period on a Pro Forma Basis.

“Fixed Charges” shall mean, with respect to Parent for any period, the sum, without duplication, of:

(a) Interest Expense (excluding amortization or write-off of deferred financing costs) of the Parent and its Subsidiaries for such period, and

(b) all cash dividend payments (excluding items eliminated in consolidation) on any series of preferred stock or Disqualified Stock of the Parent and its Subsidiaries.

“Foreign Subsidiary” shall mean any Subsidiary that is incorporated or organized under the laws of any jurisdiction other than the United States of America, any state thereof or the District of Columbia.

“GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States of America, applied on a consistent basis, subject to the provisions of Section [__].11

“Governmental Authority” shall mean any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory or legislative body.

“Guarantee” of or by any person (the “guarantor”) shall mean (a) any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another

[10]

Section references to be to (i) condition for delivery of pre-closing financial statements, (ii) annual financial statements reporting covenant and (iii) quarterly financial statements reporting covenant.

[11]

Section reference to be to general interpretive provision regarding accounting terms. For the avoidance of doubt, interpretive provisions to exclude from Capitalized Lease Obligations any leases that would not have been required to be so included prior to implementation of recent accounting changes.

person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness or other obligation of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of the guarantor securing any Indebtedness or other obligation (or any existing right, contingent or otherwise, of the holder of Indebtedness or other obligation to be secured by such a Lien) of any other person, whether or not such Indebtedness or other obligation is assumed by the guarantor (other than Liens on Equity Interests of Unrestricted Subsidiaries securing Indebtedness of such Unrestricted Subsidiaries); provided, however, that the term “Guarantee” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or Disposition of assets permitted by this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such person in good faith. The amount of the Indebtedness subject to any Guarantee provided by any person for purposes of clause (b) above shall (unless the applicable Indebtedness has been assumed by such person) be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the Fair Market Value of the property encumbered thereby.

“Guarantors” shall mean each of the Loan Parties.

“Hedge Bank” shall mean any person that is (or an Affiliate thereof that is) an Agent, an Arranger or a Lender on the Closing Date (or any person that becomes an Agent, Arranger or Lender or Affiliate thereof after the Closing Date) and that enters into a Hedging Agreement, in each case, in its capacity as a party to such Hedging Agreement.

“Hedging Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction, or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, or credit spread transaction, repurchase transaction, reserve repurchase transaction, securities lending transaction, weather index transaction, spot contracts, fixed price physical delivery contracts, or any similar transaction or any combination of these transactions, in each case of the foregoing, whether or not exchange traded; provided, that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Parent, the Lux Borrower or any of the Subsidiaries shall be a Hedging Agreement.

“Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness or in the form of common stock of the Parent, the accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies.

“Incremental Amount” shall mean, at any time, the greater of:

(a) the excess (if any) of (i) $[_____]12 over (ii) the sum (without duplication) of the aggregate principal amount of all Term Loans, Existing First Lien Notes, Revolver Replacement Term Loans and all other Indebtedness incurred pursuant to Section 6.01(v), in each case outstanding at such time; and

(b) the amount such that, immediately after giving effect to the establishment of the commitments in respect thereof utilizing this clause (b) and the use of proceeds of the loans thereunder, the First Lien Secured Net Leverage Ratio on a Pro Forma Basis is not greater than (x) so long as Qualified Ratings apply, 2.75 to 1.00 or (y) otherwise, 2.25 to 1.00; provided that, for purposes of this clause (b) net cash proceeds of Incremental Loans incurred at such time shall not be netted against the applicable amount of Consolidated Debt for purposes of such calculation of the First Lien Secured Net Leverage Ratio.13

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments (except any such obligation issued in the ordinary course of business with a maturity date of no more than six months in a transaction intended to extend payment terms of trade payables or similar obligations to trade creditors incurred in the ordinary course of business), (c) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person (except any such obligation that constitutes a trade payable or similar obligation to a trade creditor incurred in the ordinary course of business), (d) all obligations of such person issued or assumed as the deferred purchase price of property or services (except any such balance that (i) constitutes a trade payable or similar obligation to a trade creditor incurred in the ordinary course of business, (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such person in accordance with Applicable Accounting Principles and (iii) liabilities accrued in the ordinary course of business) which purchase price is due more than six months after the date of placing the property in service or taking delivery and title thereto, (e) all Guarantees by such person of Indebtedness of others, (f) all Capitalized Lease Obligations of such person, (g) obligations under any Hedging Agreements, to the extent the foregoing would appear on a balance sheet of such person as a liability, (h) the principal component of all obligations, contingent or otherwise, of such person as an account party in respect of letters of credit, (i) the principal component of all obligations of such person in respect of bankers’ acceptances, (j) the amount of all obligations of such person with respect to the redemption, repayment or other repurchase of (x) any Disqualified

[12]

To be the sum of the following (as of immediately prior to consummation of a plan of reorganization and pro forma for the 2020 Excess Cash Flow paydown): (i) existing TL principal amount, (ii) existing RCF principal amount, (iii) Existing First Lien Notes principal amount and (iv) $150,000,000.

[13]	Consistent with Section 6.01(v), incremental term loan provision shall not contain an MFN provision.

Stock (excluding accrued dividends that have not increased the liquidation preference of such Disqualified Stock) or (y) any preferred stock of any Subsidiary of Parent, (k) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such person (other than Liens on Equity Interests of Unrestricted Subsidiaries securing Indebtedness of such Unrestricted Subsidiaries), whether or not the Indebtedness secured thereby has been assumed and (l) all Attributable Receivables Indebtedness with respect to Qualified Receivables Facility. The amount of Indebtedness of any person for purposes of clause (k) above shall (unless such Indebtedness has been assumed by such person) be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the Fair Market Value of the property encumbered thereby. Notwithstanding anything in this Agreement to the contrary, Indebtedness shall not include, and shall be calculated without giving effect to, the effects of International Accounting Standards No. 39 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Agreement as a result of accounting for any embedded derivatives created by the terms of such Indebtedness and any such amounts that would have constituted Indebtedness under this Agreement but for the application of this sentence shall not be deemed an incurrence of Indebtedness under this Agreement. For the avoidance of doubt, Indebtedness shall not include any obligations pursuant to (i) the Opioid Settlement or (ii) the DOJ Settlement.

“Intellectual Property” shall mean the following intellectual property rights, both statutory and common law rights, if applicable: (a) copyrights, registrations and applications for registration thereof, (b) trademarks, service marks, trade names, slogans, domain names, logos, trade dress and registrations and applications of registrations thereof, (c) patents, as well as any reissued and reexamined patents and extensions corresponding to the patents and any patent applications, as well as any related continuation, continuation in part and divisional applications and patents issuing therefrom and (d) trade secrets and confidential information, including ideas, designs, concepts, compilations of information, methods, techniques, procedures, processes and other know-how, whether or not patentable.

“Interest Expense” shall mean, with respect to any person for any period, the sum of, without duplication, (a) gross interest expense of such person for such period on a consolidated basis, including (i) the amortization of debt discounts, (ii) the amortization of all fees (including fees with respect to Hedging Agreements) payable in connection with the incurrence of Indebtedness to the extent included in interest expense, (iii) the portion of any payments or accruals with respect to Capitalized Lease Obligations allocable to interest expense and (iv) net payments and receipts (if any) pursuant to interest rate hedging obligations, and excluding unrealized mark-to-market gains and losses attributable to such hedging obligations, amortization of deferred financing fees and expensing of any bridge or other financing fees, (b) capitalized interest of such person, whether paid or accrued, and (c) commissions, discounts, yield and other fees and charges incurred for such period, including any losses on sales of receivables and related assets, in connection with any receivables financing of such person or any of its Subsidiaries that are payable to persons other than the Parent and the Subsidiaries.

“Junior Liens” shall mean Liens on the Collateral that are junior to the Liens thereon securing the Initial Term Loans (and other Loan Obligations, other than Other Incremental Term Loans and Refinancing Term Loans that rank junior in right of security with the Initial Term

Loans) pursuant to a Permitted Junior Intercreditor Agreement (it being understood that Junior Liens are not required to rank equally and ratably with other Junior Liens, and that Indebtedness secured by Junior Liens may be secured by Liens that are senior in priority to, or rank equally and ratably with, or junior in priority to, other Liens constituting Junior Liens), which Permitted Junior Intercreditor Agreement (together with such amendments to the Security Documents and any other Intercreditor Agreements, if any, as are reasonably necessary or advisable (and reasonably acceptable to the Collateral Agent) to give effect to such Liens) shall be entered into in connection with a permitted incurrence of any such Liens (unless a Permitted Junior Intercreditor Agreement and/or Security Documents (as applicable) covering such Liens are already in effect).

“Latest Maturity Date” shall mean, at any date of determination, the latest Term Facility Maturity Date, in each case then in effect on such date of determination.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, charge, security interest or similar monetary encumbrance in or on such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; provided, that in no event shall an operating lease or an agreement to sell be deemed to constitute a Lien.

“Loan Obligations” shall mean (a) the due and punctual payment by the Borrowers of (i) the unpaid principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans made to the Borrowers under this Agreement, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Borrowers under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and obligations to provide Cash Collateral and (iii) all other monetary obligations of the Parent and the Borrowers owed under or pursuant to this Agreement and each other Loan Document, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), and (b) the due and punctual payment of all obligations of each other Loan Party under or pursuant to each of the Loan Documents.

“Loan Parties” shall mean the Parent, the Borrowers and the Subsidiary Loan Parties.

“Loans” shall mean the Term Loans

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Indebtedness” shall mean Indebtedness (other than Loans and Letters of Credit) of any one or more of the Parent or any Subsidiary in an aggregate principal amount exceeding $75,000,000; provided that in no event shall any Qualified Receivables Facility be considered Material Indebtedness.

“Material Intellectual Property” shall mean any Intellectual Property owned by any Loan Party that is material to the operation of the business of Parent and its Subsidiaries, taken as a whole.

“Material Subsidiary” shall mean any Subsidiary, other than any Subsidiary that (a) did not, as of the last day of the fiscal quarter of the Parent most recently ended for which financial statements have been (or were required to be) delivered pursuant to Section [__], [__] or [__],14 have assets with a value in excess of 5.0% of the Consolidated Total Assets or revenues representing in excess of 5.0% of total revenues of the Parent and the Subsidiaries on a consolidated basis as of such date, and (b) taken together with all such Subsidiaries as of such date, did not have assets with a value in excess of 10% of Consolidated Total Assets or revenues representing in excess of 10% of total revenues of the Parent and the Subsidiaries on a consolidated basis as of such date.

“Milestone Payments” shall mean payments under intellectual property licensing agreements based on the achievement of specified revenue, profit or other performance targets (financial or otherwise).

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Income” shall mean, with respect to any person, the net income (loss) of such person, determined in accordance with Applicable Accounting Principles and before any reduction in respect of preferred stock dividends.

“Net Proceeds” shall mean:

(a) 100% of the cash proceeds actually received by the Parent or any Subsidiary (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) from any Asset Sale under Section 6.05(d) (except for any Sale and Lease-Back Transaction described in clause (a) of the proviso to Section 6.03) or Section 6.05(g), net of (i) attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith, (ii) required payments of Indebtedness (other than Indebtedness incurred under the Loan Documents or Other First Lien Debt) and required payments of other obligations relating to the applicable asset to the extent such Indebtedness or other obligations are secured by a Lien permitted hereunder (other than pursuant to the Loan Documents and other than by a Junior Lien), (iii) repayments of Other First Lien Debt (limited to its proportionate share of such

[14]

Section references to be to (i) condition for delivery of pre-closing financial statements, (ii) annual financial statements reporting covenant and (iii) quarterly financial statements reporting covenant.

prepayment, based on the amount of such then outstanding debt as a percentage of all then outstanding Indebtedness incurred under the Loan Documents (other than Other Incremental Term Loans and Refinancing Term Loans that rank junior in right of security with the Initial Term Loans) and Other First Lien Debt, (iv) Taxes paid or payable (in the good faith determination of a Borrower) as a direct result thereof, and (v) the amount of any reasonable reserve established in accordance with Applicable Accounting Principles against any adjustment to the sale price or any liabilities (other than any taxes deducted pursuant to clause (i) or (iv) above) (x) related to any of the applicable assets and (y) retained by the Parent or any of the Subsidiaries including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (provided that (1) the amount of any reduction of such reserve (other than in connection with a payment in respect of any such liability), prior to the date occurring 18 months after the date of the respective Asset Sale, shall be deemed to be cash proceeds of such Asset Sale occurring on the date of such reduction) and (2) the amount of any such reserve that is maintained as at the date occurring 18 months after the date of the applicable Asset Sale shall be deemed to be Net Proceeds from such Asset Sale as of such date; provided, that, if the Parent or the Lux Borrower shall deliver a certificate of a Responsible Officer of the Parent or the Lux Borrower to the Administrative Agent promptly following receipt of any such proceeds setting forth the Parent’s or the Lux Borrower’s intention to use any portion of such proceeds, within 12 months of such receipt, to acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business of the Parent and the Subsidiaries or to make Permitted Business Acquisitions and other Investments permitted hereunder (excluding Permitted Investments or, intercompany Investments in Subsidiaries or Unrestricted Subsidiaries) or to reimburse the cost of any of the foregoing incurred on or after the date on which the Asset Sale giving rise to such proceeds was contractually committed (other than inventory), such portion of such proceeds shall not constitute Net Proceeds except to the extent not, within 12 months of such receipt, so used or contractually committed to be so used (it being understood that if any portion of such proceeds are not so used within such 12 month period but within such 12 month period are contractually committed to be used, then such remaining portion if not so used within six months following the end of such 12 month period shall constitute Net Proceeds as of such date without giving effect to this proviso); provided, further, that no net cash proceeds calculated in accordance with the foregoing realized in a single transaction or series of related transactions shall constitute Net Proceeds unless such net cash proceeds shall exceed $15,000,000 (and thereafter only net cash proceeds in excess of such amount shall constitute Net Proceeds);

(b) 100% of the cash proceeds actually received by the Parent or any Subsidiary (including casualty insurance settlements and condemnation awards, but only as and when received) from any Recovery Event, net of (i) attorneys’ fees, accountants’ fees, transfer taxes, deed or mortgage recording taxes on such asset, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith, (ii) required payments of Indebtedness (other than Indebtedness incurred under the Loan Documents or Other First Lien Debt) and required payments of other obligations relating to the applicable asset to the extent such Indebtedness or other obligations are secured by a Lien permitted hereunder (other than pursuant to the Loan Documents and other than by a Junior Lien), (iii) repayments of Other First Lien Debt (limited to its proportionate share of such prepayment, based on the amount of such then outstanding debt as a percentage of all then outstanding Indebtedness incurred under the Loan Documents (other than Other Incremental Term Loans and Refinancing Term Loans that rank junior in right of security with the Initial Term Loans) and Other First Lien Debt, and (iv) Taxes paid or payable (in the good faith determination of a Borrower) as a direct result thereof; provided, that, if the Parent or the Lux Borrower shall deliver a certificate of a Responsible Officer of the Parent or the Lux Borrower to the Administrative Agent promptly following receipt of any such proceeds setting forth the Parent’s or the Lux Borrower’s intention to use any portion of such proceeds, within 12 months of such receipt, to acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business of the Parent and the Subsidiaries or to make Permitted Business Acquisitions and other Investments permitted hereunder (excluding Permitted Investments or intercompany Investments in Subsidiaries or Unrestricted Subsidiaries) or to reimburse the cost of any of the foregoing incurred on or after the date on which the Recovery Event giving rise to such proceeds was contractually committed (other than inventory, except to the extent the proceeds of such Recovery Event are received in respect of inventory), such portion of such proceeds shall not constitute Net Proceeds except to the extent not, within 12 months of such receipt, so used or contractually committed to be so used (it being understood that if any portion of such proceeds are not so used within such 12 month period but within such 12 month period are contractually committed to be used, then such remaining portion if not so used within six months (or, solely in the case of any such Recovery Event relating to manufacturing, processing or assembly plants, 12 months) following the end of such 12 month period shall constitute Net Proceeds as of such date without giving effect to this proviso); provided, further, that no net cash proceeds calculated in accordance with the foregoing realized in a single transaction or series of related transactions shall constitute Net Proceeds unless such net cash proceeds shall exceed $15,000,000 (and thereafter only net cash proceeds in excess of such amount shall constitute Net Proceeds); and

(c) 100% of the cash proceeds from the incurrence, issuance or sale by the Parent or any Subsidiary of any Indebtedness (other than Excluded Indebtedness, except for Refinancing Notes and Refinancing Term Loans), net of all fees (including investment banking fees), commissions, costs and other expenses, in each case incurred in connection with such issuance or sale.

“Obligations” shall mean, collectively, (a) the Loan Obligations, (b) obligations in respect of any Secured Cash Management Agreement and (c) obligations in respect of any Secured Hedge Agreement.

“Opioid Settlement” shall mean [_______].15

“Other First Lien Debt” shall mean obligations secured by Other First Liens.

[15]	To be defined to mean the settlement with the opioid plaintiffs as implemented by any plan of reorganization, subject to the consent rights of the Supporting Term Lenders under the RSA.

“Other First Liens” shall mean Liens on the Collateral that are equal and ratable with the Liens thereon securing the Initial Term Loans (and other Loan Obligations that are secured by Liens on the Collateral ranking equally and ratably with the Initial Term Loans) pursuant to a Permitted First Lien Intercreditor Agreement, which Permitted First Lien Intercreditor Agreement (together with such amendments to the Security Documents and any other Intercreditor Agreements, if any, as are reasonably necessary or advisable (and reasonably acceptable to the Collateral Agent) to give effect to such Liens) shall be entered into in connection with a permitted incurrence of any such Liens (unless a Permitted First Lien Intercreditor Agreement and/or Security Documents (as applicable) covering such Liens are already in effect).

“Permitted Business Acquisition” shall mean any acquisition of all or substantially all the assets or business of, or all or substantially all the Equity Interests (other than directors’ qualifying shares) not previously held by the Parent and its Subsidiaries in, or merger, consolidation or amalgamation with, a person or business unit or division or line of business of a person (or any subsequent investment made in a person or business unit or division or line of business previously acquired in a Permitted Business Acquisition), if immediately after giving effect thereto: (i) no Event of Default shall have occurred and be continuing or would result therefrom, provided, however, that with respect to a proposed acquisition pursuant to an executed acquisition agreement, at the option of either Borrower, the determination of whether such an Event of Default shall exist shall be made solely at the time of the execution of the acquisition agreement related to such Permitted Business Acquisition; (ii) all transactions related thereto shall be consummated in accordance with applicable laws; (iii) [reserved]; (iv) any acquired or newly formed Subsidiary shall not be liable for any Indebtedness except for Indebtedness permitted by Section 6.01; (v) to the extent required by Section [__],16 any person acquired in such acquisition shall be merged into a Loan Party or become upon consummation of such acquisition a Subsidiary Loan Party; and (vi) the aggregate cash consideration in respect of such acquisitions and investments in assets that are not owned by the Loan Parties or in Equity Interests in persons that are not Subsidiary Loan Parties or do not become Subsidiary Loan Parties, in each case upon consummation of such acquisition, shall not exceed $150,000,000 plus (A) an amount equal to any returns (in the form of dividends or other distributions or net sale proceeds) received by any Loan Party in respect of any assets not owned by Loan Parties or Equity Interests in persons that are not Subsidiary Loan Parties or do not become Subsidiary Loan Parties that were acquired in such Permitted Business Acquisitions in reliance on the $150,000,000 basket above (excluding any such returns in excess of the amount originally invested) and (B) any amounts in excess thereof that can be, and are, permitted as Investments (and treated as Investments) made under a clause of Section 6.04 other than clause (k) thereof.

“Permitted Debt” shall mean Indebtedness for borrowed money (but not owing to the Parent or any of its Subsidiaries or Unrestricted Subsidiaries) incurred by the Lux Borrower, any other Borrower or any other Loan Party that is a Domestic Subsidiary, provided that (i) any such Permitted Debt shall not be guaranteed by the Parent, any Subsidiary, any Unrestricted Subsidiary or any Affiliate of the foregoing unless such person is a Guarantor and, if secured by any asset of the Parent, any Subsidiary, any Unrestricted Subsidiary or any Affiliate of the foregoing (as permitted by Sections 6.01 and 6.02), such assets consist solely of all or some portion of the Collateral pursuant to security documents no more favorable to the secured party or party, taken as a whole (as determined by a Borrower in good faith), than the Security Documents, (ii) any such Permitted Debt, if secured, shall be subject to an Intercreditor Agreement reasonably

[16]	Section reference to be to further assurances covenant.

satisfactory to the Administrative Agent and (iii) if such Permitted Debt is secured, such Permitted Debt shall not mature prior to the date that is the latest final maturity date of the Loans existing at the time of such incurrence, and the Weighted Average Life to Maturity of any such Permitted Debt shall be no shorter than the remaining Weighted Average Life to Maturity of the Loans with the latest final maturity at the time of such incurrence.

“Permitted First Lien Intercreditor Agreement” shall mean, with respect to any Liens on Collateral that are intended to be equal and ratable with the Liens securing the Initial Term Loans (and other Loan Obligations that are secured by Liens on the Collateral ranking equally and ratably with the Liens securing the Initial Term Loans), one or more intercreditor agreements, each of which shall be in in form and substance reasonably satisfactory to the Administrative Agent.

“Permitted Investments” shall mean:

(a) direct obligations of the United States of America or any member of the European Union or any agency thereof or obligations guaranteed by the United States of America or any member of the European Union or any agency thereof, in each case with maturities not exceeding two years from the date of acquisition thereof;

(b) time deposit accounts, certificates of deposit, money market deposits, banker’s acceptances and other bank deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits in excess of $250,000,000 and whose long-term debt, or whose parent holding company’s long-term debt, is rated A (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act));

(c) repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above;

(d) commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Parent) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of P 1 (or higher) according to Moody’s, or A 1 (or higher) according to S&P (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act));

(e) securities with maturities of two years or less from the date of acquisition, issued or fully guaranteed by any State, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least A by S&P or A by Moody’s (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act));

(f) shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (a) through (e);

(g) money market funds that (i) comply with the criteria set forth in Rule 2a 7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $1,000,000,000;

(h) time deposit accounts, certificates of deposit, money market deposits, banker’s acceptances and other bank deposits in an aggregate face amount not in excess of 0.5% of the total assets of the Parent and the Subsidiaries, on a consolidated basis, as of the end of the Parent’s most recently completed fiscal year; and

(i) instruments equivalent to those referred to in clauses (a) through (h) above denominated in any foreign currency comparable in credit quality and tenor to those referred to above and commonly used by corporations for cash management purposes in any jurisdiction outside the United States of America to the extent reasonably required in connection with any business conducted by the Parent, the Lux Borrower or any Subsidiary organized in such jurisdiction.

“Permitted Junior Intercreditor Agreement” shall mean, with respect to any Liens on Collateral that are intended to be junior to any Liens securing the Initial Term Loans (and other Loan Obligations that are secured by Liens on the Collateral ranking equally and ratably with the Liens securing the Initial Term Loans) (including, for the avoidance of doubt, junior Liens pursuant to Section [__]17), one or more intercreditor agreements, each of which shall be in in form and substance reasonably satisfactory to the Administrative Agent.

“Permitted Receivables Facility Assets” shall mean (i) Receivables Assets (whether now existing or arising in the future) of the Parent and its Subsidiaries which are transferred, sold and/or pledged to a Receivables Entity or a bank, other financial institution or a commercial paper conduit or other conduit facility established and maintained by a bank or other financial institution, pursuant to a Qualified Receivables Facility and any related Permitted Receivables Related Assets which are also so transferred, sold and/or pledged to such Receivables Entity, bank, other financial institution or commercial paper conduit or other conduit facility, and all proceeds thereof and (ii) loans to the Parent and its Subsidiaries secured by Receivables Assets (whether now existing or arising in the future) and any Permitted Receivables Related Assets of the Parent and its Subsidiaries which are made pursuant to a Qualified Receivables Facility.

“Permitted Receivables Facility Documents” shall mean each of the documents and agreements entered into in connection with any Qualified Receivables Facility, including all documents and agreements relating to the issuance, funding and/or purchase of certificates and purchased interests or the incurrence of loans, as applicable, in each case as such documents and agreements may be amended, modified, supplemented, refinanced or replaced from time to time so long as the relevant Qualified Receivables Facility would still meet the requirements of the definition thereof after giving effect to such amendment, modification, supplement, refinancing or replacement.

[17]	Section reference to be to incremental loan provision permitting junior incremental loans.

“Permitted Receivables Related Assets” shall mean any other assets that are customarily transferred, sold and/or pledged or in respect of which security interests are customarily granted in connection with asset securitization transactions involving receivables similar to Receivables Assets and any collections or proceeds of any of the foregoing (including, without limitation, lock-boxes, deposit accounts, records in respect of Receivables Assets and collections in respect of Receivables Assets).

“Permitted Refinancing Indebtedness” shall mean any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided, that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions, expenses, plus an amount equal to any existing commitment unutilized thereunder and letters of credit undrawn thereunder), (b) except with respect to Section 6.01(i), (i) the final maturity date of such Permitted Refinancing Indebtedness is on or after the earlier of (x) the final maturity date of the Indebtedness being Refinanced and (y) the Latest Maturity Date in effect at the time of incurrence thereof and (ii) the Weighted Average Life to Maturity of such Permitted Refinancing Indebtedness is greater than or equal to the lesser of (x) the Weighted Average Life to Maturity of the Indebtedness being Refinanced and (y) the Weighted Average Life to Maturity of the Class of Term Loans then outstanding with the greatest remaining Weighted Average Life to Maturity, (c) if the Indebtedness being Refinanced is subordinated in right of payment to any Loan Obligations, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to such Loan Obligations on terms in the aggregate not materially less favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced (as determined by a Borrower in good faith), (d) no Permitted Refinancing Indebtedness shall have any borrower which is different than the borrower of the respective Indebtedness being so Refinanced or have guarantors that are not (or would not have been required to become) guarantors with respect to the Indebtedness being so Refinanced (except that a Loan Party may be added as an additional guarantor), (e) if the Indebtedness being Refinanced is secured (and permitted to be secured), such Permitted Refinancing Indebtedness may be secured by Liens on the same (or any subset of the) assets as secured (or would have been required to secure) the Indebtedness being Refinanced, on terms in the aggregate that are no less favorable to the Secured Parties than, the Indebtedness being refinanced or on terms otherwise permitted by Section 6.02 (as determined by a Borrower in good faith), (f) if the Indebtedness being Refinanced was unsecured or if Liens on the Collateral securing the Indebtedness being Refinanced (if any) were Junior Liens, then any Liens on Collateral to secure such Permitted Refinancing Indebtedness shall be Junior Liens; and (g) if the Indebtedness being Refinanced was subject to a Permitted First Lien Intercreditor Agreement or a Permitted Junior Intercreditor Agreement, and if the respective Permitted Refinancing Indebtedness is to be secured by the Collateral, the Permitted Refinancing Indebtedness shall likewise be subject to a Permitted First Lien Intercreditor Agreement or a Permitted Junior Intercreditor Agreement, as applicable.

“person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company or government, individual or family trusts, or any agency or political subdivision thereof.

“Pro Forma Basis” shall mean, as to any person, for any events as described below that occur subsequent to the commencement of a period for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the most recent Test Period ended on or before the occurrence of such event (the “Reference Period”): (i) any Asset Sale and any asset acquisition, Investment (or series of related Investments) in excess of $25 million, merger, amalgamation, consolidation (including the Transaction) (or any similar transaction or transactions), any dividend, distribution or other similar payment, (ii) any operational changes or restructurings of the business of the Parent or any of its Subsidiaries that the Parent or any of its Subsidiaries has determined to make and/or made during or subsequent to the Reference Period (including in connection with an asset Disposition or asset acquisition described in clause (i)) and which are expected to have a continuing impact and are factually supportable, which would include cost savings resulting from head count reduction, closure of facilities and other operational changes and other cost savings in connection therewith, (iii) the designation of any Subsidiary as an Unrestricted Subsidiary or of any Unrestricted Subsidiary as a Subsidiary and (iv) any incurrence, repayment, repurchase or redemption of Indebtedness (or any issuance, repurchase or redemption of Disqualified Stock or preferred stock), other than fluctuations in revolving borrowings in the ordinary course of business (and not resulting from a transaction as described in clause (i) above).

Pro forma calculations made pursuant to the definition of this term “Pro Forma Basis” shall be determined in good faith by a Responsible Officer of the Parent. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Parent and set forth in a certificate of a Responsible Officer, to reflect operating expense reductions, other operating improvements, synergies or such operational changes or restructurings described in clause (ii) of the immediately preceding paragraph reasonably expected to result from the applicable pro forma event in the 12-month period following the consummation of the pro forma event. The Parent shall deliver to the Administrative Agent a certificate of a Responsible Officer of the Parent setting forth such demonstrable or additional operating expense reductions and other operating improvements or synergies and information and calculations supporting them in reasonable detail.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date on which the relevant calculation is being made had been the applicable rate for the entire period (taking into account any hedging obligations applicable to such Indebtedness if such hedging obligation has a remaining term in excess of 12 months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Parent to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with Applicable Accounting Principles. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period, except to the extent the outstandings thereunder are reasonably expected to increase as a result of any transactions described in clause (i) of the first paragraph of this definition of “Pro Forma Basis” which occurred during the respective period or thereafter and on or prior to the date of determination. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Parent may designate.

“Qualified Equity Interests” shall mean any Equity Interest other than Disqualified Stock.

“Qualified Jurisdiction” shall mean (x) the United States (and any political subdivision thereof), Ireland, Luxembourg, Switzerland, the United Kingdom or the Netherlands, (y) the jurisdiction of the organization of any entity incorporated or organized outside the United States in a transaction permitted by Section 6.05(n) where the Administrative Agent has made the determination required by clause (iii) thereof, and (z) any other jurisdiction where the Administrative Agent has determined (acting reasonably and following a request by a Borrower and based on advice of local counsel) that Wholly Owned Subsidiaries organized in such jurisdiction may provide guarantees and security which, after giving effect to the Agreed Guarantee and Security Principles, would provide substantially the same benefits as guarantees and security provided with respect to the Collateral owned by such entities as would have been obtained if the respective Subsidiary were instead organized in any of the United States, Ireland, Luxembourg, Switzerland the United Kingdom or the Netherlands (it being understood and agreed that a jurisdiction as has been agreed by the Parent and the Administrative Agent prior to the date hereof shall satisfy the requirements of this clause (z)).

“Qualified Ratings” means public corporate family ratings (or equivalent) that include at least two of the following ratings: a rating equal to or higher than B2 from Moody’s, a rating equal to or higher than B from S&P or a rating equal to or higher than B from Fitch.

“Qualified Receivables Facility” shall mean a receivables facility or facilities created under the Permitted Receivables Facility Documents and which is designated as a “Qualified Receivables Facility” (as provided below), providing for the transfer, sale and/or pledge by a Borrower and/or one or more other Receivables Sellers of Permitted Receivables Facility Assets (thereby providing financing to such Borrower and/or the Receivables Sellers) to (i) a Receivables Entity (either directly or through another Receivables Seller), which in turn shall transfer, sell and/or pledge interests in the respective Permitted Receivables Facility Assets to third-party lenders or investors pursuant to the Permitted Receivables Facility Documents in return for the cash used by such Receivables Entity to acquire the Permitted Receivables Facility Assets from such Borrower and/or the respective Receivables Sellers or (ii) a bank or other financial institution, which in turn shall finance the acquisition of the Permitted Receivables Facility Assets through a commercial paper conduit or other conduit facility, or directly to a commercial paper conduit or other conduit facility established and maintained by a bank or other financial institution that will finance the acquisition of the Permitted Receivables Facility Assets through the commercial paper conduit or other conduit facility, in each case, either directly or through another Receivables Seller, so long as, in the case of each of clause (i) and clause (ii), no portion of the Indebtedness or any other obligations (contingent or otherwise) under such receivables facility or facilities (x) is guaranteed by the Parent or any Subsidiary (excluding guarantees of obligations pursuant to Standard Securitization Undertakings), (y) is recourse to or obligates the Parent or any other Subsidiary in any way (other than pursuant to Standard Securitization Undertakings) or (z) subjects any property or asset (other than Permitted Receivables Facility Assets, Permitted Receivables Related Assets or the Equity Interests of any Receivables Entity) of the Parent or any other Subsidiary (other than a Receivables Entity), directly or indirectly, contingently or otherwise, to the satisfaction thereof (other than pursuant to Standard Securitization Undertakings). Any such designation shall be evidenced to the Administrative Agent by filing with the Administrative Agent a certificate signed by a Financial Officer of the Parent certifying that, to the best of such officer’s knowledge and belief after consultation with counsel, such designation complied with the foregoing conditions.

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned in fee or leased by any Loan Party, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, incidental to the ownership, lease or operation thereof.

“Receivables Assets” shall mean any right to payment created by or arising from sales of goods, leases of goods or the rendition of services rendered no matter how evidenced whether or not earned by performance (whether constituting accounts, general intangibles, chattel paper or otherwise).

“Receivables Entity” shall mean any direct or indirect wholly owned Subsidiary of the Parent which engages in no activities other than in connection with the financing of accounts receivable of the Receivables Sellers and which is designated (as provided below) as a “Receivables Entity” (a) with which neither the Parent nor any of its Subsidiaries has any contract, agreement, arrangement or understanding (other than pursuant to the Permitted Receivables Facility Documents (including with respect to fees payable in the ordinary course of business in connection with the servicing of accounts receivable and related assets)) on terms less favorable to the Parent or such Subsidiary than those that might be obtained at the time from persons that are not Affiliates of the Parent (as determined by a Borrower in good faith) and (b) to which neither the Parent nor any other Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results (other than pursuant to Standard Securitization Undertakings). Any such designation shall be evidenced to the Administrative Agent by filing with the Administrative Agent an officer’s certificate of the Parent certifying that, to the best of such officer’s knowledge and belief after consultation with counsel, such designation complied with the foregoing conditions.

“Receivables Seller” shall mean the Borrowers and those Subsidiaries that are from time to time party to the Permitted Receivables Facility Documents (other than any Receivables Entity).

“Recovery Event” shall mean any event that gives rise to the receipt by the Parent or any of its Subsidiaries of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or Real Property (including any improvements thereon).

“Refinancing Notes” shall mean any secured or unsecured notes or loans issued by the Lux Borrower, any other Borrower or any other Loan Party that is a Domestic Subsidiary (whether under an indenture, a credit agreement or otherwise) and the Indebtedness represented thereby; provided, that (a) 100% of the Net Proceeds of such Refinancing Notes are used to permanently reduce Loans substantially simultaneously with the issuance thereof; (b) the principal amount (or accreted value, if applicable) of such Refinancing Notes does not exceed the principal amount (or accreted value, if applicable) of the aggregate portion of the Loans so reduced (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses); (c) the final maturity date of such Refinancing Notes is on or after the Term Facility Maturity Date of the Term Loans so reduced; (d) the Weighted Average Life to Maturity of such Refinancing Notes is greater than or equal to the Weighted Average Life to Maturity of the Term Loans so reduced; (e) the terms of such Refinancing Notes do not provide for any scheduled repayment, mandatory redemption or sinking fund obligations prior to the Term Facility Maturity Date of the Term Loans so reduced (other than (x) in the case of notes, customary offers to repurchase or mandatory prepayment provisions upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default and (y) in the case of loans, customary amortization and mandatory and voluntary prepayment provisions which are consistent in all material respects, when taken as a whole, with those applicable to the Initial Term Loans with such Indebtedness (if in the form of term loans) to provide that any such mandatory prepayments as a result of asset sales, events of loss, or excess cash flow, shall be shared no more than ratably with the term loans outstanding pursuant to this Agreement); (f) there shall be no borrower or issuer with respect thereto other than the Lux Borrower, any other Borrower or any other Loan Party that is a Domestic Subsidiary, and no guarantor in respect of such Refinancing Notes that is the Parent, any Subsidiary, any Unrestricted Subsidiary or any Affiliate of the foregoing that is not a Loan Party; (g) if such Refinancing Notes are secured by an asset of the Parent, any Subsidiary, any Unrestricted Subsidiary or any Affiliate of the foregoing, the security agreements relating to such assets shall not extend to any assets not constituting Collateral and shall be no more favorable to the secured party or party, taken as a whole (determined by a Borrower in good faith) than the Security Documents (with such differences as are reasonably satisfactory to the Administrative Agent); (h) if such Refinancing Notes are secured, such Refinancing Notes shall be secured by all or a portion of the Collateral, but shall not be secured by any assets of the Parent or its subsidiaries other than the Collateral; (i) Refinancing Notes that are secured by Collateral shall be subject to the provisions of a Permitted First Lien Intercreditor Agreement or a Permitted Junior Intercreditor Agreement, as applicable (and in any event shall be subject to a Permitted Junior Intercreditor Agreement if the Indebtedness being Refinanced is secured on a junior lien basis to any of the Obligations); and (j) if the Indebtedness being refinanced was unsecured or if Liens on the Collateral securing the Indebtedness being Refinanced were Junior Liens, then any Liens on Collateral securing such Refinancing Notes shall also be Junior Liens.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Required Lenders” shall mean, at any time, Lenders having Loans outstanding that, taken together, represent more than 50% of the sum of all Loans outstanding; provided, that the Loans of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Required Percentage” shall mean, with respect to an Applicable Period, 50%; provided, that, so long as no Default or Event of Default shall have occurred and is continuing, if the Total Net Leverage Ratio as at the end of the Applicable Period is (x) less than or equal to 4.50 to 1.00, such percentage shall be 25% or (y) 3.50 to 1.00, such percentage shall be 0% and.

“Requirement of Law” shall mean, as to any person, any law, treaty, rule, regulation, statute, order, ordinance, decree, judgment, consent decree, writ, injunction, settlement agreement or governmental requirement enacted, promulgated or imposed or entered into or agreed by any Governmental Authority, in each case applicable to or binding upon such person or any of its property or assets or to which such person or any of its property or assets is subject.

“Responsible Officer” of any person shall mean any director (administrateur), manager (gérant), executive officer or Financial Officer of such person, any authorized signatory appointed by the board of directors (conseil d’administration) or board of managers (conseil de gérance) of such person (as applicable) and any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement, or any other duly authorized employee or signatory of such person.

“Restricted Margin Stock” shall mean, at any time, all Margin Stock owned by the Parent and its Subsidiaries which is not Unrestricted Margin Stock.

“Restricted Payments” shall have the meaning assigned to such term in Section 6.06. The amount of any Restricted Payment made other than in the form of cash or cash equivalents shall be the Fair Market Value thereof.

“Retained Excess Cash Flow Overfunding” shall mean, at any time, in respect of any Excess Cash Flow Period, the amount, if any, by which the portion of the Available Amount attributable to the Retained Percentage of Excess Cash Flow for all Excess Cash Flow Interim Periods used in such Excess Cash Flow Period exceeds the actual Retained Percentage of Excess Cash Flow for such Excess Cash Flow Period.

“Retained Percentage” shall mean, with respect to any Excess Cash Flow Period (or Excess Cash Flow Interim Period), (a) 100% minus (b) the Required Percentage with respect to such Excess Cash Flow Period (or Excess Cash Flow Interim Period).

“Revolver Replacement Term Loans” shall mean [_______].18

[18]

To mean the term loans incurred to finance the repayment of the existing RCF at closing. For the avoidance of doubt, (i) such term loans may be incurred as Initial Term Loans under the credit agreement; provide that the terms (other than economic terms) of such term loans shall be the same as the terms of the Initial Term Loans and (ii) such term loans may, instead of being secured by pari passu liens on all or any portion of the Collateral, be secured by junior liens on all or any portion of the Collateral or unsecured.

“S&P” shall mean Standard & Poor’s Ratings Services or any successor to the rating agency business thereof.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Secured Cash Management Agreement” shall mean any Cash Management Agreement that is entered into by and between any Loan Party and any Cash Management Bank to the extent that such Cash Management Agreement is not otherwise designated in writing by a Borrower and such Cash Management Bank to the Administrative Agent to not be included as a Secured Cash Management Agreement.

“Secured Hedge Agreement” shall mean any Hedging Agreement that is entered into by and between any Loan Party and any Hedge Bank to the extent that such Hedging Agreement is not otherwise designated in writing by a Borrower and such Hedge Bank to the Administrative Agent to not be included as a Secured Hedge Agreement. Notwithstanding the foregoing, for all purposes of the Loan Documents, any Guarantee of, or grant of any Lien to secure, any obligations in respect of a Secured Hedge Agreement by a Guarantor shall not include any Excluded Swap Obligations.

“Secured Net Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Secured Net Debt as of such date to (b) Adjusted Consolidated EBITDA for the most recently ended Test Period for which financial statements of the Parent have been delivered (or were required to be delivered) as required by this Agreement, all determined on a consolidated basis in accordance with Applicable Accounting Principles; provided that Adjusted Consolidated EBITDA shall be determined for the relevant Test Period on a Pro Forma Basis.

“Secured Parties” shall mean, collectively, the Administrative Agent, the Collateral Agent, each Lender, each Hedge Bank that is party to any Secured Hedge Agreement, each Cash Management Bank that is party to any Secured Cash Management Agreement and each sub-agent appointed pursuant to Section [__]19 by the Administrative Agent with respect to matters relating to the Loan Documents or by the Collateral Agent with respect to matters relating to any Security Document.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Similar Business” shall mean any business, the majority of whose revenues are derived from (i) business or activities conducted by the Parent and its Subsidiaries on the Closing Date, (ii) any business that is a natural outgrowth or reasonable extension, development or expansion of any such business or any business similar, reasonably related, incidental, complementary or ancillary to any of the foregoing or (iii) any business that in the Parent’s good faith business judgment constitutes a reasonable diversification of businesses conducted by the Parent and its Subsidiaries.

[19]	Section reference to be to provision permitting the appointment of sub-agents.

“Standard Securitization Undertakings” shall mean representations, warranties, covenants and indemnities entered into by the Parent or any Subsidiary thereof in connection with a Qualified Receivables Facility which are reasonably customary (as determined in good faith by a Borrower) in an accounts receivable financing transaction in the commercial paper, term securitization or structured lending market.

“Subordinated Indebtedness” means (a) with respect to any Borrower, any Indebtedness for borrowed money of such Borrower which is by its terms subordinated in right of payment to the Initial Term Loans, and (b) with respect to any Guarantor, any Indebtedness for borrowed money of such Guarantor which is by its terms subordinated in right of payment to its Guarantee of the Initial Term Loans; provided, however, that no Guarantee of Indebtedness which Indebtedness does not itself constitute Subordinated Indebtedness shall constitute Subordinated Indebtedness.

“subsidiary” shall mean, with respect to any person (herein referred to as the “parent”), any corporation, limited liability company, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” shall mean, unless the context otherwise requires, a subsidiary of the Parent. Notwithstanding the foregoing (and except for purposes of the definition of “Unrestricted Subsidiary” contained herein) an Unrestricted Subsidiary shall be deemed not to be a Subsidiary of the Parent or any of its Subsidiaries for purposes of this Agreement.

“Subsidiary Guarantee Agreement” shall mean the Subsidiary Guarantee Agreement dated as of the Closing Date as may be amended, restated, supplemented or otherwise modified from time to time, between each Subsidiary Loan Party and the Collateral Agent. The Subsidiary Guarantee Agreement shall also be deemed to include any guaranty agreement prepared under applicable local law (in the case of a Subsidiary Loan Party that is a Foreign Subsidiary) where the Administrative Agent has reasonably determined, based on the advice of counsel and subject to the Agreed Guarantee and Security Principles, that a separate Guarantee (or modified form of Guarantee) is preferable under relevant local law.

“Subsidiary Loan Party” shall mean (a) each Borrower (other than with respect to its own primary Loan Obligations or Secured Cash Management Agreements and any Secured Hedge Agreement to which it is a party), (b) each direct or indirect Wholly Owned Subsidiary of the Parent (other than the Borrowers) (whether owned on the Closing Date or formed or acquired thereafter) that owns directly or indirectly any Equity Interest in any Wholly Owned Domestic Subsidiary of the Parent (which Wholly Owned Domestic Subsidiary of the Parent is not (i) Mallinckrodt Nuclear LLC or (ii) any other Subsidiary if and for so long as such Subsidiary qualifies as an Excluded Subsidiary), (c) each direct or indirect Wholly Owned Domestic Subsidiary of the Parent (other than the Borrowers) (whether owned on the Closing Date or formed or acquired thereafter) (other than (i) Mallinckrodt Nuclear LLC and (ii) any other Subsidiary if and for so long as such Subsidiary qualifies as an Excluded Subsidiary) and (d) any other Wholly Owned Subsidiary of the Parent that may be designated bya Borrower (by way of delivering to the Collateral Agent the Subsidiary Guarantee Agreement (or a supplement to the Subsidiary Guarantee Agreement, as reasonably requested by the Administrative Agent) and any applicable Security Documents, in each case, duly executed by such Subsidiary) in its sole discretion (including, without limitation, in connection with transactions permitted by Section 6.05(n)) from time to time to be a guarantor in respect of the Obligations, whereupon such Subsidiary shall be obligated to comply with the other requirements of Section [__]20 as if it were newly acquired. Notwithstanding anything contained in this Agreement to the contrary, a transfer of Collateral from any Loan Party organized in a Qualified Jurisdiction to a Subsidiary Loan Party that is not organized in a Qualified Jurisdiction shall, for purposes of Sections 6.04 and 6.05, be deemed to be an Investment in a Subsidiary that is not a Loan Party and shall be justified as same pursuant to such Sections.

“Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Taxes” shall mean any and all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings or other similar charges imposed by any Governmental Authority, whether computed on a separate, consolidated, unitary, combined or other basis and any interest, fines, penalties or additions to tax with respect to the foregoing.

“Termination Date” shall mean the date on which (a) all Commitments shall have been terminated and (b) the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full in cash (other than in respect of contingent indemnification and expense reimbursement claims not then due).

“Test Period” shall mean, on any date of determination, the period of four consecutive fiscal quarters of the Parent then most recently ended (taken as one accounting period) for which financial statements have been (or were required to be) delivered pursuant to Section [__] or [__]21; provided that prior to the first date financial statements have been delivered pursuant to Section [__] or [__],22 the Test Period in effect shall be the four fiscal quarter period ending [_______].23

“Third Party Funds” shall mean any accounts or funds, or any portion thereof, received by Parent or any of its Subsidiaries as agent on behalf of third parties in accordance with a written agreement that imposes a duty upon Parent or one or more of its Subsidiaries to collect and remit those funds to such third parties.

[20]	Section reference to be to further assurances covenant.
[21]	Section references to be to (i) annual financial statements reporting covenant and (ii) quarterly financial statements reporting covenant.
[22]	Section references to be to (i) annual financial statements reporting covenant and (ii) quarterly financial statements reporting covenant.
[23]	To be the four fiscal quarter period ending most recently before the Closing Date for which financial statements are available.

“Total Net Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Total Net Debt as of such date to (b) Adjusted Consolidated EBITDA for the most recently ended Test Period for which financial statements of the Parent have been delivered (or were required to be delivered) as required by this Agreement, all determined on a consolidated basis in accordance with Applicable Accounting Principles; provided that Adjusted Consolidated EBITDA shall be determined for the relevant Test Period on a Pro Forma Basis.

“Transaction Documents” shall mean [_______].24

“Transaction Expenses” shall mean any fees or expenses incurred or paid by the Parent or any of its Subsidiaries in connection with the Transactions, the Transaction Documents, this Agreement and the other Loan Documents, and the transactions contemplated hereby and thereby.

“Transactions” shall mean, collectively, the transactions to occur pursuant to the Transaction Documents, including (a) [_______]25; (b) the execution, delivery and performance of the Loan Documents, the creation of the Liens pursuant to the Security Documents, and the initial borrowings hereunder; and (c) the payment of all fees and expenses to be paid and owing in connection with the foregoing.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“Unrestricted Cash” shall mean cash or Permitted Investments of the Parent or any of its Subsidiaries that would not appear as “restricted” on a consolidated balance sheet of the Parent or any of its Subsidiaries.

“Unrestricted Margin Stock” shall mean, at any time, all Margin Stock owned by the Parent and its Subsidiaries to the extent the value thereof exceeds 25% of the aggregate value of all assets owned by the Parent and its Subsidiaries then subject to the covenants contained in Sections 6.02 and 6.05.

“Unrestricted Subsidiary” shall mean (1) any Subsidiary of the Parent, whether now owned or acquired or created after the Closing Date, that is designated after the Closing Date by a Borrower as an Unrestricted Subsidiary hereunder by written notice to the Administrative Agent; provided, that a Borrower shall only be permitted to so designate a new Unrestricted Subsidiary after the Closing Date so long as (a) no Default or Event of Default has occurred and is continuing or would result therefrom, (b) [reserved], (c) all Investments in such Unrestricted Subsidiary at the time of designation (as contemplated by the immediately following sentence) together with all Investments in any other Unrestricted Subsidiary designated as such in reliance on this clause (1) at the time of designation thereof (as contemplated by the immediately following sentence) are permitted by Section 6.01(j), (d) such Subsidiary being designated as an “Unrestricted Subsidiary”

[24]	To mean the [Definitive Documents] relating to any plan of reorganization.
[25]	To mean all transactions contemplated by any plan of reorganization.

shall also, concurrently with such designation and thereafter, constitute an “Unrestricted Subsidiary” for purposes for all other Material Indebtedness of the Parent or its Subsidiaries issued or incurred after the Closing Date that contains a similar concept, (e) such Subsidiary was not previously designated as an Unrestricted Subsidiary and thereafter re-designated as a Subsidiary, and (f) the Parent shall have delivered to the Administrative Agent an officer’s certificate executed by a Responsible Officer of the Parent, certifying to the best of such officer’s knowledge, compliance with the requirements of this proviso; and (2) any subsidiary of an Unrestricted Subsidiary (unless transferred to such Unrestricted Subsidiary or any of its subsidiaries by the Parent or one or more of its Restricted Subsidiaries after the date of the designation of the parent entity as a “Unrestricted Subsidiary” hereunder, in which case the subsidiary so transferred would be required to be independently designated in accordance with preceding clause (1)). The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Parent (or its Subsidiaries) therein at the date of designation in an amount equal to the Fair Market Value of the Parent’s (or its Subsidiaries’) Investments therein, which shall be required to be justified on such date in accordance with Section 6.04(j) . A Borrower may designate any Unrestricted Subsidiary to be a Subsidiary for purposes of this Agreement (each, a “Subsidiary Redesignation”); provided, that (i) no Default or Event of Default has occurred and is continuing or would result therefrom (after giving effect to the provisions of the immediately succeeding sentence), (ii) [reserved,] and (iii) a Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by a Responsible Officer of a Borrower, certifying to the best of such officer’s knowledge, compliance with the requirements of preceding clauses (i) and (ii). The designation of any Unrestricted Subsidiary as a Subsidiary after the Closing Date shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by the applicable Loan Party (or its relevant Subsidiaries) in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the Fair Market Value at the date of such designation of such Loan Party’s (or its relevant Subsidiaries’) Investment in such Subsidiary. Notwithstanding anything to the contrary contained above, neither the Lux Borrower nor the Co-Borrower shall be permitted to be an Unrestricted Subsidiary.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Domestic Subsidiary” shall mean a Wholly Owned Subsidiary that is also a Domestic Subsidiary.

“Wholly Owned Subsidiary” of any person shall mean a subsidiary of such person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such person or another Wholly Owned Subsidiary of such person. Unless the context otherwise requires, “Wholly Owned Subsidiary” shall mean a Subsidiary of the Parent that is a Wholly Owned Subsidiary of the Parent.

“Working Capital” shall mean, with respect to the Parent and the Subsidiaries on a consolidated basis at any date of determination, Current Assets at such date of determination minus Current Liabilities at such date of determination; provided, that, for purposes of calculating Excess Cash Flow, increases or decreases in Working Capital shall be calculated without regard to any changes in Current Assets or Current Liabilities as a result of (a) any reclassification in accordance with Applicable Accounting Principles of assets or liabilities, as applicable, between current and noncurrent or (b) the effects of purchase accounting.

Negative Covenants:26

ARTICLE VI

Negative Covenants

The Parent and each Borrower covenants and agrees with each Lender that, until the Termination Date, unless the Required Lenders shall otherwise consent in writing, the Parent and each Borrower will not, and will not permit any of the Subsidiaries to:

Section 6.01 Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:

(a) Indebtedness (other than as described in Section 6.01(b) and Section 6.01(bb) below) existing or committed on the Closing Date (provided, that any such Indebtedness (x) that is owed to any person other than Parent and one or more of its Subsidiaries, in an aggregate amount in excess of $5,000,000 shall be set forth in Part A of Schedule 6.01 and (y) owing to Parent or one or more of its Subsidiaries in excess of $5,000,000 shall be set forth on Part B of Schedule 6.01) and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness; provided that (1) any Indebtedness outstanding pursuant to this clause (a) which is owed by a Loan Party to any Subsidiary that is not a Loan Party shall be subordinated in right of payment to the same extent required pursuant to Section 6.01(e) and (2) any Permitted Refinancing Indebtedness at any time incurred with respect to any Indebtedness described in this Section 6.01(a) outstanding on the Closing Date (or an issue of Permitted Refinancing Indebtedness incurred in respect thereof or prior to the incurrence of such Permitted Refinancing Indebtedness) may only be owed to the Parent or its respective Subsidiary to which the Indebtedness described in clause (y) above outstanding on the Closing Date was owed;

(b) Indebtedness created hereunder (including pursuant to Section [__], Section [__] and Section [__]27) and under the other Loan Documents and any Refinancing Notes incurred to Refinance such Indebtedness;

(c) Indebtedness of the Parent or any Subsidiary pursuant to Hedging Agreements entered into for non-speculative purposes;

[26]	For the avoidance of doubt, all covenants set forth in former Section 5.13 (Cadence IP Licensee) shall be eliminated.
[27]	Section references to be to (i) incremental loan provision, (ii) extension provision and (iii) refinancing provision.

(d) Indebtedness owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to the Parent or any Subsidiary, pursuant to reimbursement or indemnification obligations to such person, in each case in the ordinary course of business or consistent with past practice or industry practices;

(e) Indebtedness of the Parent or any Borrower to the Parent or any Subsidiary and of any Subsidiary to the Parent, any Borrower or any other Subsidiary; provided, that (i) Indebtedness of any Subsidiary that is not a Subsidiary Loan Party owing to the Loan Parties incurred pursuant to this Section 6.01(e) shall be subject to Section 6.04 and (ii) Indebtedness owed by any Loan Party to any Subsidiary that is not a Loan Party incurred pursuant to this Section 6.01(e) shall be subordinated in right of payment to the Loan Obligations under this Agreement on subordination terms described in Exhibit F hereto or on other subordination terms reasonably satisfactory to the Administrative Agent and a Borrower;

(f) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations, in each case provided in the ordinary course of business or consistent with past practice or industry practices, including those incurred to secure health, safety and environmental obligations in the ordinary course of business or consistent with past practice or industry practices;

(g) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services, in each case incurred in the ordinary course of business;

(h) (i) Indebtedness of a Subsidiary acquired after the Closing Date or a person merged or consolidated with the Parent or any Subsidiary after the Closing Date and Indebtedness otherwise assumed by the Parent, any Borrower or any other Loan Party that is a Domestic Subsidiary (and which may be guaranteed by any Loan Party) in connection with the acquisition of assets or Equity Interests (including a Permitted Business Acquisition), where such acquisition, merger or consolidation is not prohibited by this Agreement; provided, that, (x) Indebtedness incurred pursuant to preceding sub clause (h)(i) shall be in existence prior to the respective acquisition of assets or Equity Interests (including a Permitted Business Acquisition) and shall not have been created in contemplation thereof or in connection therewith, and (y) after giving effect to the incurrence of such Indebtedness, (A) in the case of any such Indebtedness that is secured, the Secured Net Leverage Ratio (I) shall not be greater than 3.50 to 1.00 or (II) shall be no more than the Secured Net Leverage Ratio in effect immediately prior thereto and, (B) in the case of any such Indebtedness (whether secured or unsecured), the Fixed Charge Coverage Ratio (I) shall not be less than 2.00 to 1.00 or (II) shall be no more than the Fixed Charge Coverage Ratio in effect immediately prior thereto, each calculated on a Pro Forma Basis for the then most recently ended Test Period; and (ii) any Permitted Refinancing Indebtedness incurred to Refinance any such Indebtedness;

(i) (x) Capitalized Lease Obligations, mortgage financings and other Indebtedness incurred by the Parent or any Subsidiary prior to or within 360 days after the acquisition, lease, construction, repair, replacement or improvement of the respective property (real or personal, and whether through the direct purchase of property or the Equity Interest of any person owning such property) permitted under this Agreement in order to finance such acquisition, lease, construction, repair, replacement or improvement, in an aggregate principal amount that immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 6.01(i) and Section 6.01(j), would not exceed the greater of $125,000,000 and [__]% of Consolidated Total Assets when incurred, created or assumed, and (y) any Permitted Refinancing Indebtedness in respect thereof;

(j) (x) Capitalized Lease Obligations and any other Indebtedness incurred by the Parent or any Subsidiary arising from any Sale and Lease-Back Transaction that is permitted under Section 6.03 so long as the principal amount thereof, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 6.01(j) and Section 6.01(i), would not exceed greater of $125,000,000 and [__]% of Consolidated Total Assets when incurred, created or assumed, and (y) any Permitted Refinancing Indebtedness in respect thereof;

(k) (x) other Indebtedness of the Parent or any Subsidiary, in an aggregate principal amount that, immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 6.01(k), would not exceed the greater of $250,000,000 and [__]% of Consolidated Total Assets when incurred, created or assumed (provided that, if such Indebtedness is of any Subsidiary other than a Loan Party, the aggregate principal amount of such Indebtedness, immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, together with the aggregate principal amount of any other Indebtedness of Subsidiaries other than Loan Parties outstanding pursuant to this Section 6.01(k), does not exceed $100,000,000) and (y) any Permitted Refinancing Indebtedness in respect thereof;

(l) [reserved];

(m) Guarantees (i) by the Parent, any Borrower or any Subsidiary Loan Party of any Indebtedness of the Parent, any Borrower or any Subsidiary Loan Party permitted to be incurred under this Agreement, (ii) by the Parent, any Borrower or any Subsidiary Loan Party of Indebtedness otherwise permitted hereunder of any Subsidiary that is not a Subsidiary Loan Party to the extent such Guarantees are permitted by Section 6.04 (other than Section 6.04(r)), (iii) by any Subsidiary that is not a Subsidiary Loan Party of Indebtedness of another Subsidiary that is not a Subsidiary Loan Party, and (iv) by the Parent, any Borrower or any Subsidiary Loan Party of Indebtedness of Subsidiaries that are not Subsidiary Loan Parties incurred for working capital purposes in the ordinary course of business on ordinary business terms so long as such Indebtedness is permitted to be incurred under Section 6.01(q) and to the extent such Guarantees are permitted by Section 6.04 (other than Section 6.04(r)); provided, that Guarantees (x) by the Parent, any Borrower or any Subsidiary Loan Party under this Section 6.01(m) of any other Indebtedness of a person that is subordinated in right of payment to other Indebtedness of such person shall be expressly subordinated in right of payment to the Loan Obligations to at least the same extent as such underlying Indebtedness is subordinated in right of payment and (y) otherwise permitted by this Section 6.01(m) shall not be permitted with respect to any Indebtedness (including, without limitation, Permitted Debt and Permitted Refinancing Indebtedness) where the guarantor providing the Guarantee is not permitted to guarantee such Indebtedness because this Section 6.01 (or defined terms used in this Section 6.01) otherwise limit the persons who may guarantee such Indebtedness (where such Indebtedness is being Refinanced or otherwise);

(n) Indebtedness arising from agreements of the Parent or any Subsidiary providing for indemnification, adjustment of purchase or acquisition price or similar obligations (including earn-outs), in each case, incurred or assumed in connection with the Transactions, any Permitted Business Acquisition, other Investments or the disposition of any business, assets or a Subsidiary not prohibited by this Agreement;

(o) Indebtedness in respect of letters of credit, bank guarantees, warehouse receipts or similar instruments issued in the ordinary course of business or consistent with past practice or industry practices and not supporting obligations in respect of Indebtedness for borrowed money;

(p) (i) Permitted Debt (not secured by Other First Liens on the Collateral) so long as immediately after giving effect to the incurrence of such Permitted Debt and the use of proceeds thereof, (A) the Fixed Charge Coverage Ratio on a Pro Forma Basis is not less than 2.00 to 1.00 and (B) no Default or Event of Default shall have occurred and be continuing or shall result therefrom, and (ii) any Permitted Refinancing Indebtedness in respect thereof;

(q) (x) Indebtedness of Subsidiaries that are not Subsidiary Loan Parties in an aggregate principal amount outstanding that, immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 6.01(q), would not exceed the greater of $100,000,000 and [__]% of Consolidated Total Assets when incurred, created or assumed and (y) any Permitted Refinancing Indebtedness in respect thereof;

(r) Indebtedness incurred in the ordinary course of business in respect of obligations of the Parent or any Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided, that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money or any Hedging Agreements;

(s) Indebtedness representing deferred compensation to employees, consultants or independent contractors of the Parent or any Subsidiary incurred in the ordinary course of business;

(t) (x) Indebtedness in connection with Qualified Receivables Facilities in an aggregate principal amount outstanding that, immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 6.01(t), would not exceed the greater of $200,000,000 and [__]% of Consolidated Total Assets when incurred, created or assumed and (y) any Permitted Refinancing Indebtedness in respect thereof;

(u) obligations in respect of Cash Management Agreements;

(v) (i) Existing First Lien Notes, (ii) Revolver Replacement Term Loans, (iii) Permitted Debt secured by Other First Liens on the Collateral, in an aggregate principal amount outstanding not to exceed at the time of incurrence the Incremental Amount available at such time, and (iv) Permitted Refinancing Indebtedness in respect of any Indebtedness theretofore outstanding pursuant to this clause (v);

(w) Indebtedness of, incurred on behalf of, or representing Guarantees of Indebtedness of, joint ventures subject to compliance with Section 6.04 (other than Section 6.04(r));

(x) Indebtedness issued by the Parent or any Subsidiary to current or former officers, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Parent permitted by Section 6.06;

(y) Indebtedness consisting of obligations of the Parent or any Subsidiary under deferred compensation or other similar arrangements incurred by such person in connection with the Transactions and Permitted Business Acquisitions or any other Investment permitted hereunder;

(z) Indebtedness of the Parent or any Subsidiary to or on behalf of any joint venture (regardless of the form of legal entity) that is not a Subsidiary arising in the ordinary course of business in connection with the cash management operations (including with respect to intercompany self-insurance arrangements) of the Parent and the Subsidiaries;

(aa) Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business; and

(bb) (i) Indebtedness in respect of the Existing Secured Notes (other than Existing First Lien Notes) and (ii) Permitted Refinancing Indebtedness incurred in respect thereof.

For purposes of determining compliance with this Section 6.01 or Section 6.02, the amount of any Indebtedness denominated in any currency other than Dollars shall be calculated based on (x) the Dollar Equivalent thereof, in the case of any such Indebtedness denominated in an Alternate Currency or (y) in all other cases, customary currency exchange rates in effect, in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness) on or prior to the Closing Date, on the Closing Date and, in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness) after the Closing Date, on the date on which such Indebtedness was incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness); provided, that if such Indebtedness is incurred to refinance other Indebtedness denominated in a currency other than Dollars (or in a different currency from the Indebtedness being refinanced), and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the outstanding or committed principal amount, as applicable, of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums (including tender premiums), defeasance costs and other costs and expenses incurred in connection with such refinancing.

Further, for purposes of determining compliance with this Section 6.01, (A) Indebtedness need not be permitted solely by reference to one category of permitted Indebtedness (or any portion thereof) described in Sections 6.01(a) through (bb) but may be permitted in part under any relevant combination thereof (and subject to compliance, where relevant, with Section 6.02) and (B) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Indebtedness (or any portion thereof) described in Sections 6.01(a) through (bb), a Borrower may, in its sole discretion, classify or reclassify, or later divide, classify or reclassify (as if incurred at such later time), such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 6.01 and following Section 6.02 and will be entitled to only include the amount and type of such item of Indebtedness (or any portion thereof) in one of the above clauses (or any portion thereof) and such item of Indebtedness (or any portion thereof) shall be treated as having been incurred or existing pursuant to only such clause or clauses (or any portion thereof) without giving pro forma effect to such item (or portion thereof) when calculating the amount of Indebtedness that may be incurred pursuant to any other clause; provided, that (v) all Indebtedness outstanding under this Agreement shall at all times be deemed to have been incurred pursuant to clause (b) of this Section 6.01, (w) all Indebtedness outstanding on the Closing Date under the Existing Secured Indentures (other than the Existing First Lien Notes) shall at all times be deemed to have been incurred pursuant to clause (bb) of this Section 6.01, (x) all Indebtedness outstanding on the Closing Date under the Existing First Lien Notes shall at all times be deemed to have been incurred pursuant to clause (v) of this Section 6.01, (y) all Indebtedness described in Schedule 6.01 (and any Permitted Refinancing Indebtedness incurred in respect thereof) shall be deemed outstanding under Section 6.01(a) and (z) all Indebtedness owing to the Parent or any of its Subsidiaries must be justified as incurred (and outstanding) pursuant to one or more of Sections 6.01(a), (e), (m) and (w). In addition, with respect to any Indebtedness that was permitted to be incurred hereunder on the date of such incurrence, any Increased Amount of such Indebtedness shall also be permitted hereunder after the date of such incurrence.

This Agreement will not treat (1) unsecured Indebtedness as subordinated or junior in right of payment to secured Indebtedness merely because it is unsecured or (2) senior Indebtedness as subordinated or junior in right of payment to any other senior Indebtedness merely because it has a junior priority with respect to the same collateral.

Section 6.02 Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any person) of the Parent or any Subsidiary now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except the following (collectively, “Permitted Liens”):

(a) Liens on property or assets of the Parent and the Subsidiaries existing on the Closing Date and, to the extent securing Indebtedness in an aggregate principal amount in excess of $5,000,000, set forth on Schedule 6.02(a) and any modifications, replacements, renewals or extensions thereof; provided, that such Liens shall secure only those obligations that they secure on the Closing Date (and any Permitted Refinancing Indebtedness in respect of such obligations permitted by Section 6.01), shall not be amended, replaced or renewed so as to increase their priority in relation to Liens securing other Indebtedness with respect to such property or assets, if any, as on the Closing Date, and shall not subsequently apply to any other property or assets of the Parent, any Borrower or any Subsidiary other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien and (B) proceeds and products thereof;

(b) any Lien created under the Loan Documents (including Liens created under the Security Documents securing obligations in respect of Secured Hedge Agreements and Secured Cash Management Agreements);

(c) any Lien on any property or asset of the Parent or any Subsidiary securing Indebtedness or Permitted Refinancing Indebtedness permitted by Section 6.01(h); provided, that (i) such Lien is not created in contemplation of or in connection with such acquisition or such person becoming a Subsidiary, as the case may be, and (ii) such Lien does not apply to any other property or assets of the Parent or any of the Subsidiaries not securing such Indebtedness at the date of the acquisition of such property or asset and accessions and additions thereto and proceeds and products thereof (other than after-acquired property of any entity so acquired (but not of the Parent or any other Loan Party, including any Loan Party into which such acquired entity is merged) required to be subjected to such Lien pursuant to the terms of such Indebtedness (and refinancings thereof));

(d) Liens for Taxes, assessments or other governmental charges or levies not yet delinquent by more than 30 days or that are being contested in good faith in compliance with Section [__]28;

(e) Liens imposed by law, such as landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, supplier’s, construction or other like Liens, securing obligations that are not overdue by more than 30 days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, the Parent or any Subsidiary shall have set aside on its books reserves in accordance with Applicable Accounting Principles;

(f) (i) pledges and deposits and other Liens made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other social security laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (ii) pledges and deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Parent or any Subsidiary;

(g) deposits and other Liens to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capitalized Lease Obligations), statutory obligations, surety and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, agreements with utilities, and other obligations of a like nature (including letters of credit in lieu of any such bonds or to support the issuance thereof) incurred in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

[28]	Section reference to be to tax payment covenant.

(h) zoning restrictions, easements, survey exceptions, trackage rights, leases (other than Capitalized Lease Obligations), licenses, special assessments, rights-of-way, covenants, conditions, restrictions and declarations on or with respect to the use of Real Property, servicing agreements, development agreements, site plan agreements and other similar encumbrances incurred in the ordinary course of business and title defects or irregularities that are of a minor nature and that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of the Parent or any Subsidiary;

(i) Liens securing Indebtedness permitted by Section 6.01(i); provided, that such Liens do not apply to any property or assets of the Parent, any Borrower or any Subsidiary other than the property or assets acquired, leased, constructed, replaced, repaired or improved with such Indebtedness (or the Indebtedness Refinanced thereby), and accessions and additions thereto, proceeds and products thereof, customary security deposits and related property; provided, further, that individual financings provided by one lender may be cross-collateralized to other financings provided by such lender (and its Affiliates) (it being understood that with respect to any Liens on the Collateral being incurred under this clause (i) to secure Permitted Refinancing Indebtedness, if Liens on the Collateral securing the Indebtedness being Refinanced (if any) were Junior Liens, then any Liens on such Collateral being incurred under this clause (i) to secure Permitted Refinancing Indebtedness shall also be Junior Liens);

(j) Liens arising out of Sale and Lease-Back Transactions permitted under Section 6.03, so long as such Liens attach only to the property sold and being leased in such transaction and any accessions and additions thereto or proceeds and products thereof and related property;

(k) non-consensual Liens securing judgments that do not constitute an Event of Default under Section [__]29;

(l) any interest or title of a lessor or sublessor under any leases or subleases entered into by the Parent or any Subsidiary in the ordinary course of business;

(m) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks and other financial institutions not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposits, sweep accounts, reserve accounts or similar accounts of the Parent or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Parent or any Subsidiary, or (iii) relating to purchase orders and other agreements entered into with customers, suppliers or service providers of the Parent, any Borrower or any Subsidiary in the ordinary course of business;

(n) Liens (i) arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, (iii) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred in the ordinary course of business and not for speculative purposes or (iv) in respect of Third Party Funds;

[29]	Section reference to be to judgment default.

(o) Liens securing obligations in respect of letters of credit, bank guarantees, warehouse receipts or similar obligations permitted under Section 6.01(f) or (o) and incurred in the ordinary course of business or consistent with past practice or industry practices and not supporting obligations in respect of Indebtedness for borrowed money;

(p) leases or subleases, and licenses or sublicenses (including with respect to Intellectual Property), granted to others in the ordinary course of business not interfering in any material respect with the business of the Parent and its Subsidiaries, taken as a whole;

(q) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(r) Liens solely on any cash earnest money deposits made by the Parent or any of the Subsidiaries in connection with any letter of intent or purchase agreement in respect of any Investment permitted hereunder;

(s) Liens with respect to property or assets of any Subsidiary that is not a Loan Party securing obligations of a Subsidiary that is not a Loan Party permitted under Section 6.01;

(t) Liens on any amounts held by a trustee under any indenture or other debt agreement issued in escrow pursuant to customary escrow arrangements pending the release thereof, or under any indenture or other debt agreement pursuant to customary discharge, redemption or defeasance provisions;

(u) the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(v) agreements to subordinate any interest of the Parent or any Subsidiary in any accounts receivable or other proceeds arising from inventory consigned by the Parent, any Borrower or any of the Subsidiaries pursuant to an agreement entered into in the ordinary course of business;

(w) Liens arising from precautionary Uniform Commercial Code financing statements regarding operating leases or other obligations not constituting Indebtedness;

(x) Liens (i) on Equity Interests in joint ventures (A) securing obligations of such joint venture or (B) pursuant to the relevant joint venture agreement or arrangement and (ii) on Equity Interests in Unrestricted Subsidiaries to the extent permitted by the second to last paragraph in Section 6.04;

(y) Liens on securities that are the subject of repurchase agreements constituting Permitted Investments under clause (c) of the definition thereof;

(z) Liens in respect of Qualified Receivables Facilities that extend only to Permitted Receivables Facility Assets, Permitted Receivables Related Assets or the Equity Interests of any Receivables Entity;

(aa) Liens securing insurance premiums financing arrangements; provided, that such Liens are limited to the applicable unearned insurance premiums;

(bb) in the case of Real Property that constitutes a leasehold interest, any Lien to which the fee simple interest (or any superior leasehold interest) is subject;

(cc) Liens securing Indebtedness or other obligation (i) of the Parent or a Subsidiary in favor of the Parent, a Borrower or any Subsidiary Loan Party and (ii) of any Subsidiary that is not Loan Party in favor of any Subsidiary that is not a Loan Party;

(dd) Liens on cash or Permitted Investments securing Hedging Agreements in the ordinary course of business submitted for clearing in accordance with applicable Requirements of Law;

(ee) Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit or bank guarantee issued or created for the account of the Parent, any Borrower or any Subsidiary in the ordinary course of business; provided, that such Lien secures only the obligations of the Parent or such Subsidiaries in respect of such letter of credit, bank guarantee or banker’s acceptance to the extent permitted under Section 6.01;

(ff) Liens on Collateral that are Junior Liens securing (x) Permitted Debt and guarantees thereof permitted by Section 6.01(m) and (y) Permitted Refinancing Indebtedness incurred to Refinance Permitted Debt secured pursuant to preceding clause (x) and guarantees thereof permitted by Section 6.01(m);

(gg) Liens on Collateral that are Other First Liens, so long as such Other First Liens secure Indebtedness permitted by Section 6.01(b) or 6.01(v) and guarantees thereof permitted by Section 6.01(m);

(hh) Liens arising out of conditional sale, title retention or similar arrangements for the sale or purchase of goods by the Parent or any of the Subsidiaries in the ordinary course of business;

(ii) Liens on Collateral securing Indebtedness permitted by Section 6.01(bb); and

(jj) other Liens with respect to property or assets of the Parent or any Subsidiary securing (x) obligations in an aggregate outstanding principal amount that, together with the aggregate principal amount of other obligations that are secured pursuant to this clause (jj), immediately after giving effect to the incurrence of such Liens, would not exceed the greater of $75,000,000 and [__]% of Consolidated Total Assets when incurred, created or assumed and (y) Permitted Refinancing Indebtedness incurred to Refinance obligations secured pursuant to preceding clause (x), in each case, to the extent that such Liens (i) are Other First Liens, subject to a Permitted First Lien Intercreditor Agreement or (ii) are Junior Liens, subject to a Permitted Junior Intercreditor Agreement.

For purposes of determining compliance with this Section 6.02, (A) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of permitted Liens (or any portion thereof) described in Sections 6.02(a) through (jj) but may be permitted in part under any combination thereof and (B) in the event that a Lien securing an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Liens (or any portion thereof) described in Sections 6.02(a) through (jj), a Borrower may, in its sole discretion, classify or reclassify, or later divide, classify or reclassify (as if incurred at such later time), such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 6.02 and will be entitled to only include the amount and type of such Lien or such item of Indebtedness secured by such Lien (or any portion thereof) in one of the above clauses and such Lien securing such item of Indebtedness (or portion thereof) will be treated as being incurred or existing pursuant to only such clause or clauses (or any portion thereof) without giving pro forma effect to such item (or portion thereof) when calculating the amount of Liens or Indebtedness that may be incurred pursuant to any other clause. For purposes of this Section 6.02, Indebtedness will not be considered incurred under a subsection or clause of Section 6.01 if it is later reclassified as outstanding under another subsection or clause of Section 6.01 (in which event, and at which time, same will be deemed incurred under the subsection or clause to which reclassified). In addition, with respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. Notwithstanding the foregoing, it is acknowledged and agreed that Liens on Collateral that are Junior Liens or Other First Liens shall at all times be justified under clause (b), (i) (in the case of Junior Liens), (ff), (gg), (ii) or (jj) above, as applicable.

Notwithstanding anything to the contrary contained above in this Section 6.02, this Section 6.02 shall not restrict the incurrence or existence of any Liens at any time on Margin Stock that then constitutes Unrestricted Margin Stock.

Section 6.03 Sale and Lease-Back Transactions. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter, as part of such transaction, rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Lease-Back Transaction”); provided, that a Sale and Lease-Back Transaction shall be permitted (a) with respect to property owned by the Parent or any Subsidiary that is acquired after the Closing Date so long as such Sale and Lease-Back Transaction is consummated within 360 days of the acquisition of such property, and (b) with respect to any other property owned by the Parent or any Subsidiary, (x) if the Net Proceeds therefrom are used to prepay the Term Loans to the extent required by Section [__]30 and (y) with respect to all Sale and Lease-Back Transactions pursuant to this clause (b), the requirements of the last two paragraphs of Section 6.05 shall apply to such Sale and Lease-Back Transaction to the extent provided therein.

[30]	Section reference to be to asset sale mandatory prepayment.

Section 6.04 Investments, Loans and Advances. (i) Purchase or acquire (including pursuant to any merger with a person that is not a Wholly Owned Subsidiary immediately prior to such merger) any Equity Interests, evidences of Indebtedness or other securities of any other person, (ii) make any loans or advances to or Guarantees of the Indebtedness of any other person, or (iii) purchase or otherwise acquire, in one transaction or a series of related transactions, (x) all or substantially all of the property and assets or business of another person or (y) assets constituting a business unit, line of business or division of such person (each of the foregoing, an “Investment”), except:

(a) Investments to effect the Transactions;

(b) (i) Investments (x) by the Parent, any Borrower or any Subsidiary in the Equity Interests of any Subsidiary as of the Closing Date and set forth on Part A of Schedule 6.04 and (y) by the Parent, any Borrower or any Subsidiary consisting of intercompany loans from the Parent, any Borrower or any Subsidiary to the Parent, any Borrower or any Subsidiary as of the Closing Date and set forth on Part B of Schedule 6.04; provided that to the extent any such intercompany loan that is owing by a non-Subsidiary Loan Party to the Parent, any Borrower or any Subsidiary Loan Party (the “Scheduled Loans”) (or any additional Investments made by the Parent, any Borrower or any Subsidiary Loan Party pursuant to this proviso) is repaid after the Closing Date or the Parent, any Borrower or any Subsidiary Loan Party receives, after the Closing Date, any dividend, distribution, interest payment, return of capital, repayment or other amount in respect of any scheduled Investment in the Equity Interests of any non-Subsidiary Loan Party (a “Return of Scheduled Equity”), then additional Investments may be made by the Parent, any Borrower or any Subsidiary Loan Party in any non-Subsidiary Loan Party in an aggregate amount up to the amount actually received by the Parent, any Borrower or any Subsidiary Loan Party after the Closing Date as payment in respect of such Investments; provided further that in no event will the aggregate amount of additional Investments made by the Parent, any Borrower or any Subsidiary Loan Party in non-Subsidiary Loan Parties pursuant to this proviso exceed the sum of the original principal amount of the Scheduled Loans on the Closing Date and the aggregate amount of Returns of Scheduled Equity; (ii) Investments in the Parent, any Borrower or any Subsidiary Loan Party; provided that all amounts owing by the Borrowers or any Guarantor to any Subsidiary that is not a Guarantor shall be subordinated in right of payment to the Obligations pursuant to a subordination agreement substantially in the form of Exhibit F hereto or otherwise reasonably satisfactory to the Administrative Agent and a Borrower; (iii) Investments by any Subsidiary that is not a Borrower or Guarantor in any Subsidiary that is not a Borrower or Guarantor; (iv) Investments by the Parent, any Borrower or any Subsidiary Loan Party in any Wholly-Owned Subsidiary that is not a Borrower or Guarantor in an aggregate amount for all such outstanding Investments made after the Closing Date not to exceed the greater of $500,000,000 and [__]% of Consolidated Total Assets when made; provided that any such Investments shall (I) comprise intercompany transactions undertaken in good faith (as certified by a Responsible Officer of a Borrower) for the purpose of improving the consolidated tax efficiency of the Parent and its Subsidiaries and not for the purpose of circumventing any covenant set forth herein and (II) be made solely in the form of cash, notes, receivables, payables or securities; (v) other intercompany liabilities amongst the Borrowers and the Guarantors incurred in the ordinary course of business; (vi) other intercompany liabilities amongst Subsidiaries that are not Guarantors incurred in the ordinary course of business in connection with the cash management operations of such Subsidiaries; and (vii) Investments by the Parent or any Subsidiary Loan Party in any Subsidiary

that is not a Loan Party consisting solely of (x) the contribution or other Disposition of Equity Interests or Indebtedness of any other Subsidiary that is not a Loan Party held directly by the Parent or such Subsidiary Loan Party in exchange for Indebtedness, Equity Interests (or additional share premium or paid in capital in respect of Equity Interests) or a combination thereof of the Subsidiary to which such contribution or other Disposition is made or (y) an exchange of Equity Interests of any other Subsidiary that is not a Loan Party for Indebtedness of such Subsidiary; provided that immediately following the consummation of an Investment pursuant to preceding clause (x) or (y), the Subsidiary whose Equity Interests or Indebtedness are the subject of such Investment remains a Subsidiary.

(c) Permitted Investments and Investments that were Permitted Investments when made;

(d) Investments arising out of the receipt by the Parent, any Borrower or any Subsidiary of non-cash consideration for the Disposition of assets permitted under Section 6.05;

(e) loans and advances to officers, directors, employees or consultants of the Parent, any Borrower or any Subsidiary (i) in the ordinary course of business in an aggregate outstanding amount (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) not to exceed $20,000,000, (ii) in respect of payroll payments and expenses in the ordinary course of business and (iii) in connection with such person’s purchase of Equity Interests of the Parent solely to the extent that the amount of such loans and advances shall be contributed to the Parent in cash as common equity;

(f) accounts receivable, security deposits and prepayments arising and trade credit granted in the ordinary course of business and any assets or securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers made in the ordinary course of business;

(g) Hedging Agreements entered into for non-speculative purposes;

(h) Investments (not in Subsidiaries, which are provided in clause (b) above) existing on, or contractually committed as of, the Closing Date and set forth on Part C of Schedule 6.04 and any extensions, renewals, replacements or reinvestments thereof, so long as the aggregate amount of all Investments pursuant to this clause (h) is not increased at any time above the amount of such Investment existing or committed on the Closing Date (other than pursuant to an increase as required by the terms of any such Investment as in existence on the Closing Date or as otherwise permitted by this Section 6.04);

(i) Investments resulting from pledges and deposits under Sections 6.02(f), (g), (n), (q), (r), (dd) and (ii);

(j) other Investments by the Parent or any Subsidiary in an aggregate outstanding amount (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) not to exceed the sum of (X) the greater of $400,000,000 and [__]% of Consolidated Total Assets when made, plus (Y) so long as (1) no Default or Event of Default shall have occurred and be continuing and (2) the Total Net Leverage Ratio on a Pro Forma

Basis is not greater than 3.50 to 1.00, and taking into account any Restricted Payments made pursuant to Section 6.06(d) utilizing the Available Amount, any portion of the Available Amount on the date of such election that a Borrower elects to apply to this Section 6.04(j)(Y) in a written notice of a Responsible Officer thereof, which notice shall set forth calculations in reasonable detail the amount of Available Amount immediately prior to such election and the amount thereof elected to be so applied, and plus (Z) an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in respect of any such Investment (excluding any returns in excess of the amount originally invested) pursuant to clause (X); provided, that if any Investment pursuant to this Section 6.04(j) is made in any person that was not a Subsidiary on the date on which such Investment was made but becomes a Subsidiary thereafter, then such Investment may, at the option of a Borrower, upon such person becoming a Subsidiary and so long as such person remains a Subsidiary, be deemed to have been made pursuant to Section 6.04(b) (to the extent permitted by the provisions thereof) and not in reliance on this Section 6.04(j); provided, further, that no more than $100,000,000 in aggregate outstanding amount (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) of Investments made in reliance on this clause (j) (other than Investments in the ordinary course of business consistent with past practice in an aggregate outstanding amount not to exceed $15,000,000) shall be made in Unrestricted Subsidiaries (including Investments arising as a result of the designation of a Subsidiary as an Unrestricted Subsidiary equal to the Fair Market Value of the Parent’s (or its Subsidiaries’) Investments in such Subsidiary at the date of designation);

(k) Investments constituting Permitted Business Acquisitions;

(l) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers and suppliers, in each case in the ordinary course of business or Investments acquired by the Parent or a Subsidiary as a result of a foreclosure by the Parent or any of the Subsidiaries with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;

(m) Investments of a Subsidiary acquired after the Closing Date or of a person merged into the Parent or merged into or consolidated with a Subsidiary after the Closing Date, in each case, (i) to the extent such acquisition, merger or consolidation is permitted under this Section 6.04, (ii) in the case of any acquisition, merger or consolidation, in accordance with Section 6.05 and (iii) to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(n) acquisitions by the Parent, any Borrower or any Subsidiary of obligations of one or more officers or other employees of the Parent, any Borrower or any of the Subsidiaries in connection with such officer’s or employee’s acquisition of Equity Interests of the Parent, so long as no cash is actually advanced by any Borrower or any of the Subsidiaries to such officers or employees in connection with the acquisition of any such obligations;

(o) Guarantees by the Parent, any Borrower or any Subsidiary of operating leases (other than Capitalized Lease Obligations) or of other obligations that do not constitute Indebtedness of the kind described in clauses (a), (b), (e), (f), (g), (h), (i), (j), (k) or (l) of the definition thereof, in each case entered into by the Parent, any Borrower or any Subsidiary in the ordinary course of business;

(p) Investments to the extent that payment for such Investments is made with Equity Interests (other than Disqualified Stock) of the Parent; provided, that the issuance of such Equity Interests are not included in any determination of the Available Amount;

(q) Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers;

(r) Guarantees permitted under Section 6.01 (except to the extent such Guarantee is expressly subject to this Section 6.04);

(s) advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of the Parent or such Subsidiary;

(t) Investments by the Parent and the Subsidiaries, if the Parent or any Subsidiary would otherwise be permitted to make a Restricted Payment under Section 6.06(g) in such amount (provided that the amount of any such Investment shall also be deemed to be a Restricted Payment under Section 6.06(g) for all purposes of this Agreement);

(u) Investments consisting of Permitted Receivables Facility Assets or arising as a result of Qualified Receivables Facilities;

(v) Investments consisting of the licensing or contribution of Intellectual Property pursuant to joint marketing or other similar arrangements with other persons, in each case in the ordinary course of business;

(w) to the extent constituting Investments, purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of Intellectual Property in each case in the ordinary course of business;

(x) Investments received substantially contemporaneously in exchange for Qualified Equity Interests of the Parent; provided, that the issuance of such Qualified Equity Interests are not included in any determination of the Available Amount;

(y) Investments in joint ventures; provided that the aggregate outstanding amount (valued at the time of the making thereof and without giving effect to any write-downs or write-offs thereof) of Investments made pursuant to this Section 6.04(y) shall not exceed the sum of (A) the greater of $200,000,000 and [__]% of Consolidated Total Assets when made, plus (B) an aggregate amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in respect of any such Investment (excluding any returns in excess of the amount originally invested); provided, that if any Investment pursuant to this Section 6.04(y) is made in any person that was not a Subsidiary on the date on which such Investment was made but becomes a Subsidiary thereafter, then such Investment may, at the option of a Borrower, upon such person becoming a Subsidiary and so long as such person remains a Subsidiary, be deemed to have been made pursuant to Section 6.04(b) (to the extent permitted by the provisions thereof) and not in reliance on this Section 6.04(y);

(z) Investments consisting of Guarantees of Indebtedness of joint ventures, in an aggregate outstanding principal amount (plus, without duplication, the aggregate amount of unreimbursed payments made pursuant to any such Guarantee) not to exceed the greater of $100,000,000 and [__]% of Consolidated Total Assets when made;

(aa) additional Investments, so long as, at the time any such Investment is made and immediately after giving effect thereto, (x) no Default or Event of Default shall have occurred and is continuing and (y) the Total Net Leverage Ratio on a Pro Forma Basis is not greater than 3.00 to 1.00.

For purposes of determining compliance with this Section 6.04, (A) an Investment need not be permitted solely by reference to one category of permitted Investments (or any portion thereof) described in Sections 6.04(a) through (aa) but may be permitted in part under any relevant combination thereof and (B) in the event that an Investment (or any portion thereof) meets the criteria of one or more of the categories of permitted Investments (or any portion thereof) described in Sections 6.04(a) through (aa), a Borrower may, in its sole discretion, classify or reclassify, or later divide, classify or reclassify (as if made at such later time), such Investment (or any portion thereof) in any manner that complies with this Section 6.04 and will be entitled to only include the amount and type of such Investment (or any portion thereof) in one or more (as relevant) of the above clauses (or any portion thereof) and such Investment (or any portion thereof) shall be treated as having been made or existing pursuant to only such clause or clauses (or any portion thereof); provided, that (1) all Investments described in Schedule 6.04 shall be deemed outstanding under Section 6.04(b) or Section 6.04(h), as applicable and (2) notwithstanding the foregoing, Investments (other than Investments in the ordinary course of business) in Unrestricted Subsidiaries (including Investments arising as a result of the designation of a Subsidiary as an Unrestricted Subsidiary) may only be made pursuant to Section 6.04(j); provided, further, that upon re-designation of an Unrestricted Subsidiary as a Subsidiary, any Investment therein may be permitted pursuant to any category of permitted Investments (or any portion thereof) described in Sections 6.04(a) through (aa).

Any Investment in any person other than the Parent, a Borrower or a Subsidiary Loan Party that is otherwise permitted by this Section 6.04 may be made through intermediate Investments in Subsidiaries that are not Loan Parties and such intermediate Investments shall be disregarded for purposes of determining the outstanding amount of Investments pursuant to any clause set forth above. The amount of any Investment made other than in the form of cash or cash equivalents shall be the Fair Market Value thereof valued at the time of the making thereof, and without giving effect to any subsequent write-downs or write-offs thereof.

Notwithstanding anything to the contrary set forth in this Section 6.04, no material Investment may be made pursuant to Section 6.04(b) or (j) by a Loan Party to a Subsidiary or an Unrestricted Subsidiary unless (i) all Equity Interests issued by such Subsidiary or Unrestricted Subsidiary and held by Loan Parties constitute Collateral, (ii) a Borrower determines in good faith that such pledge of Equity Interests issued by such Subsidiary or Unrestricted Subsidiary (1) could reasonably be expected to result in the Parent or any of its Subsidiaries incurring any material Tax or other cost (other than a de minimis cost) or any disruption in the operations or internal financing activities of the Parent and its Subsidiaries, (2) is not permitted by, or could reasonably be expected to cause any officers, directors or employees of the Parent or any of its Subsidiaries to become subject to related liabilities under any, applicable Requirement of Law or (iii) all Equity Interests issued by such Subsidiary or Unrestricted Subsidiary and held by Loan Parties would constitute “Excluded Securities” pursuant to clause (c) of the definition thereof.

Notwithstanding anything to the contrary set forth in this Section 6.04, no Loan Party shall make any Investment in any Subsidiary (other than another Loan Party) or any Unrestricted Subsidiary if the consideration paid by such Loan Party to such Subsidiary (other than a Loan Party) or such Unrestricted Subsidiary in respect of such Investment constitutes Material Intellectual Property; provided that nothing in this sentence shall prohibit any non-exclusive (other than exclusive distribution or other similar within a specified jurisdiction) license or sublicense of Material Intellectual Property to, or use of Material Intellectual Property by, any Subsidiary or Unrestricted Subsidiary.

Section 6.05 Mergers, Consolidations, Sales of Assets and Acquisitions. Merge into, amalgamate with or consolidate with any other person, or permit any other person to merge into, amalgamate with or consolidate with it, or Dispose of (in one transaction or in a series of related transactions) all or any part of its assets (whether now owned or hereafter acquired), or Dispose of any Equity Interests of any Subsidiary, or purchase, lease or otherwise acquire (in one transaction or a series of related transactions) all or substantially all of the assets of any other person or division or line of business of a person, except that this Section 6.05 shall not prohibit:

(a) (i) the purchase and Disposition of inventory in the ordinary course of business by the Parent or any Subsidiary, (ii) the acquisition or lease (pursuant to an operating lease) of any other asset in the ordinary course of business by the Parent or any Subsidiary or, with respect to operating leases, otherwise for Fair Market Value on market terms (as determined in good faith by a Borrower), (iii) the Disposition of surplus, obsolete, damaged or worn out equipment or other property in the ordinary course of business by the Parent or any Subsidiary or (iv) the Disposition of Permitted Investments in the ordinary course of business;

(b) if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing or would result therefrom, (i) the merger, amalgamation or consolidation of any Subsidiary (other than any Borrower) with or into a Borrower in a transaction in which such Borrower is the survivor, (ii) the merger, amalgamation or consolidation of any Subsidiary (other than any Borrower) with or into any Subsidiary Loan Party in a transaction in which the surviving or resulting entity is or becomes a Subsidiary Loan Party organized in a Qualified Jurisdiction and, in the case of each of clauses (i) and (ii), no person other than a Borrower or a Subsidiary Loan Party receives any consideration (unless otherwise permitted by Section 6.04), (iii) the merger, amalgamation or consolidation of any Subsidiary that is not a Subsidiary Loan Party with or into any other Subsidiary that is not a Subsidiary Loan Party, (iv) the liquidation or dissolution or change in form of entity of any Subsidiary (other than any Borrower) if (x) a Borrower determines in good faith that such liquidation, dissolution or change in form is in the best interests of the Parent and is not materially disadvantageous to the Lenders and (y) same meets the requirements contained in the proviso to Section [__],31 (v) any Subsidiary (other than any Borrower) may merge, amalgamate or consolidate with any other person in order to effect an Investment permitted pursuant to Section 6.04 so long as the continuing or surviving person shall be a Subsidiary (unless otherwise permitted by Section 6.04), which shall be a Loan Party if the merging, amalgamating or consolidating Subsidiary was a Loan Party (and organized in a Qualified Jurisdiction if the merging, consolidating or amalgamating subsidiary was a Loan Party organized in a Qualified Jurisdiction) and which together with each of its Subsidiaries shall have complied with any applicable requirements of Section [__]32 or (vi) any Subsidiary (other than any Borrower) may merge, amalgamate or consolidate with any other person in order to effect an Asset Sale otherwise permitted pursuant to this Section 6.05;

(c) Dispositions to the Parent or a Subsidiary; provided, that any Dispositions by a Loan Party to a Subsidiary that is not a Subsidiary Loan Party in reliance on this clause (c) shall be made in compliance with Section 6.04;

(d) Sale and Lease-Back Transactions permitted by Section 6.03;

(e) Investments permitted by Section 6.04, Permitted Liens, and Restricted Payments permitted by Section 6.06;

(f) the discount or sale, in each case without recourse and in the ordinary course of business, of past due receivables arising in the ordinary course of business, but only in connection with the compromise or collection thereof consistent with customary industry practice (and not as part of any bulk sale or financing of receivables);

(g) other Dispositions of assets to persons other than the Parent and its Subsidiaries; provided, that (i) the Net Proceeds thereof, if any, are applied in accordance with Section [__]33 to the extent required thereby and (ii) any such Dispositions shall comply with the final sentence of this Section 6.05;

(h) Permitted Business Acquisitions (including any merger, consolidation or amalgamation in order to effect a Permitted Business Acquisition); provided, that following any such merger, consolidation or amalgamation involving a Borrower, such Borrower is the surviving entity or the requirements of Section 6.05(n) are otherwise complied with;

(i) leases, licenses or subleases or sublicenses of any real or personal property in the ordinary course of business;

(j) Dispositions of inventory in the ordinary course of business or Dispositions or abandonment of Intellectual Property of the Parent and its Subsidiaries determined in good faith by the management of a Borrower to be no longer economically practicable to maintain or useful or necessary in the operation of the business of the Parent or any of the Subsidiaries;

[31]	Section reference to be to covenant regarding maintenance of subsidiary existence.
[32]	Section reference to be to further assurances covenant.
[33]	Section reference to be to asset sale mandatory prepayment.

(k) acquisitions and purchases made with the proceeds of any Asset Sale or Recovery Event pursuant to clause (a) or (b) of the definition of “Net Proceeds”;

(l) the purchase and Disposition (including by capital contribution) of Permitted Receivables Facility Assets including pursuant to Qualified Receivables Facilities;

(m) any exchange or swap of assets (other than cash and Permitted Investments) for services and/or other assets (other than cash and Permitted Investments) of comparable or greater value or usefulness to the business of the Parent and the Subsidiaries as a whole, determined in good faith by the management of a Borrower; and

(n) other transactions effected (including mergers, consolidations or acquisitions of “shell” entities) for the sole purpose of reincorporating or reorganizing the Parent or any Subsidiary (other than any Borrower) under the laws of the United States of America or any State thereof or the District of Columbia, Switzerland, the United Kingdom or any jurisdiction that is a member state of the European Union as of the Closing Date; provided that (i) a Borrower shall have provided the Administrative Agent with reasonable advance notice of any transactions as described above in this clause (n), (ii) subject to the Agreed Guarantee and Security Principles, the Lux Borrower shall ensure that, if the respective entity subject to any action described above was a Guarantor, the applicable reincorporated or reorganized entity shall be a Guarantor and shall grant a security interest in substantially all of those of its assets that constituted part of the Collateral immediately prior to such reincorporation or reorganization and (iii) the Administrative Agent shall have concluded (acting reasonably) that, after giving effect to any replacement guarantees and security to be provided pursuant to preceding clause (ii), such transactions are not adverse to the Lenders in any material respect (it being understood and agreed that such a reincorporation or reorganization into a jurisdiction as has been agreed by the Parent and the Administrative Agent prior to Closing Date shall be permitted if the requirements of preceding clauses (i) and (ii) are satisfied).34

Notwithstanding anything to the contrary contained above, this Section 6.05 shall not restrict, at any time, the sale of Unrestricted Margin Stock so long as any such sale meets the requirements of the last paragraph of this Section 6.05.

Notwithstanding anything to the contrary contained in Section 6.05 above, no Disposition of assets under Section 6.05(g) or, solely with respect to Sale and Lease-Back Transactions referred to in clause (b) of Section 6.03, under Section 6.05(d), or pursuant to the immediately preceding sentence, shall in each case be permitted unless (i) such Disposition is for Fair Market Value, and (ii) at least 75% of the proceeds of such Disposition (except to Loan Parties) consist of cash or Permitted Investments; provided, that the provisions of this clause (ii) shall not apply to any individual transaction or series of related transactions involving assets with a Fair Market Value of less than $10,000,000 or to other transactions involving assets with a Fair Market Value of not more than $35,000,000 in the aggregate for all such transactions during the term of this Agreement; provided, further, that for purposes of this clause (ii), each of the following shall be deemed to be cash: (a) the amount of any liabilities (as shown on the Parent’s or such Subsidiary’s most recent balance sheet or in the notes thereto) that are assumed by the transferee

[34]	To include at least each Qualified Jurisdiction.

of any such assets pursuant to a customary novation agreement or are otherwise cancelled in connection with such transaction, (b) any notes or other obligations or other securities or assets received by the Parent or such Subsidiary from the transferee that are converted by the Parent or such Subsidiary into cash within 180 days after receipt thereof (to the extent of the cash received) and (c) any Designated Non-Cash Consideration received by the Parent or any of its Subsidiaries in such Disposition or any series of related Dispositions, having an aggregate Fair Market Value not to exceed the greater of $120,000,000 and [__]% of Consolidated Total Assets when received (with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

Notwithstanding anything to the contrary contained in Section 6.05 above, this Section 6.05 or, with respect to Sale and Lease-Back Transactions referred to in clause (b) of Section 6.03, under Section 6.05(d), shall not permit any Loan Party to make any Disposition of Material Intellectual Property to any Subsidiary (other than another Loan Party) or any Unrestricted Subsidiary; provided that nothing in this sentence shall prohibit any non-exclusive (other than exclusive distribution or other similar within a specified jurisdiction) license or sublicense of Material Intellectual Property to, or use of Material Intellectual Property by, any Subsidiary or Unrestricted Subsidiary.

Section 6.06 Dividends and Distributions. (I) Declare or pay any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any of its Equity Interests (including any repayment by a Subsidiary that is not a Loan Party of any Indebtedness of a direct or indirect parent company that is a Loan Party) other than dividends and distributions on Equity Interests payable solely by the issuance of additional Equity Interests (other than Disqualified Stock) of the person paying such dividends or distributions) or directly or indirectly redeem, purchase, retire or otherwise acquire for value (or permit any Subsidiary to purchase or acquire) any of the Parent’s Equity Interests or set aside any amount for any such purpose (other than through the issuance of additional Equity Interests (other than Disqualified Stock) of the person redeeming, purchasing, retiring or acquiring such shares), (II) make any voluntary principal prepayment on, or voluntarily redeem, repurchase, defease or otherwise acquire or retire for value (including through a tender offer, open market purchase or debt-for-debt exchange), in each case prior to any scheduled repayment or scheduled maturity, any Subordinated Indebtedness, Indebtedness for borrowed money (or Indebtedness evidenced by bonds, debentures, notes or similar instruments) secured by Junior Liens or unsecured Indebtedness for borrowed money (or Indebtedness evidenced by bonds, debentures, notes or similar instruments), and any guarantees of any of the foregoing, of the Parent or any Loan Party (other than the prepayment, redemption, repurchase, defeasance, acquisition or retirement (including through a tender offer, open market purchase or debt-for-debt exchange) of (A) Subordinated Indebtedness, Indebtedness secured by Junior Liens or unsecured Indebtedness, in each case in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year after the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (B) Indebtedness owed to the Parent or any Subsidiary thereof) (such prepayments, redemptions, repurchases, defeasance, acquisitions or retirements described in this clause (II), “Restricted Debt Payments”) or (III) make any voluntary prepayment on, or voluntarily repurchase, defease or otherwise acquire or retire for value (including through a purchase for cash or exchange for debt) any payment obligations with respect to the Opioid Settlement or the DOJ Settlement, in each case prior to any scheduled payment (other than any prepayment, repurchase, defeasance, acquisition or retirement for an installment due within six months after the date of such prepayment, repurchase, defeasance, acquisition or retirement) (such prepayments, repurchases, defeasances, acquisitions or retirements described in this clause (III), “Restricted Settlement Payments”; and, collectively, all of the foregoing in clauses (I), (II) and (III), “Restricted Payments”); provided, however, that:

(a) Restricted Payments may be made to the Parent or any Subsidiary (provided that Restricted Payments made by a non-Wholly Owned Subsidiary to the Parent or any Subsidiary that is a direct or indirect parent of such Subsidiary must be made on a pro rata basis (or more favorable basis from the perspective of the Parent or such Subsidiary) based on its ownership interests in such non-Wholly Owned Subsidiary);

(b) Restricted Payments may be made by the Parent to purchase or redeem the Equity Interests of the Parent (including related stock appreciation rights or similar securities) held by then present or former directors, consultants, officers or employees of the Parent or any of the Subsidiaries or by any Plan or any shareholders’ agreement then in effect upon such person’s death, disability, retirement or termination of employment or under the terms of any such Plan or any other agreement under which such shares of stock or related rights were issued; provided, that the aggregate amount of such purchases or redemptions under this clause (b) shall not exceed in any fiscal year $15,000,000 (plus (x) the amount of net proceeds contributed to the Parent that were received by the Parent during such calendar year from sales of Equity Interests of the Parent to directors, consultants, officers or employees of the Parent or any Subsidiary in connection with permitted employee compensation and incentive arrangements; provided, that such proceeds are not included in any determination of the Available Amount and (y) the amount of net proceeds of any key-man life insurance policies received during such calendar year, which, if not used in any year, may be carried forward to any subsequent calendar year); and provided, further, that cancellation of Indebtedness owing to the Parent or any Subsidiary from members of management of the Parent or its Subsidiaries in connection with a repurchase of Equity Interests of the Parent will not be deemed to constitute a Restricted Payment for purposes of this Section 6.06;

(c) any person may make non-cash repurchases of Equity Interests deemed to occur upon exercise or settlement of stock options or other Equity Interests if such Equity Interests represent a portion of the exercise price of or withholding obligation with respect to such options or other Equity Interests;

(d) so long as, at the time any such Restricted Payment is made and immediately after giving effect thereto, (x) no Default or Event of Default shall have occurred and is continuing and (y) the Total Net Leverage Ratio on a Pro Forma Basis is not greater than 3.25 to 1.00, and taking into account any outstanding Investments made pursuant to Section 6.04(j)(Y) utilizing the Available Amount, Restricted Payments may be made in an aggregate amount equal to a portion of the Available Amount on the date of such election that the Parent elects to apply to this Section 6.06(d), which such election shall (unless such Restricted Payment is made pursuant to clause (a) of the definition of Available Amount) be set forth in a written notice of a Responsible Officer of a Borrower, which notice shall set forth calculations in reasonable detail the amount of Available Amount immediately prior to such election and the amount thereof elected to be so applied;

(e) Restricted Payments may be made in connection with the consummation of the Transactions, including the payment of the appraised value of any Dissenting Shares (as defined in the Merger Agreement) in accordance with the Merger Agreement;

(f) Restricted Payments may be made to make payments, in cash, in lieu of the issuance of fractional shares, upon the exercise of warrants or upon the conversion or exchange of Equity Interests of any such person;

(g) other Restricted Payments may be made in an aggregate amount from and after the Closing Date not to exceed the greater of $150,000,000 and [__]% of Consolidated Total Assets when made;

(h) additional Restricted Payments may be made, so long as, at the time any such Restricted Payment is made and immediately after giving effect thereto, (x) no Default or Event of Default shall have occurred and is continuing and (y) the Total Net Leverage Ratio on a Pro Forma Basis is not greater than 2.75 to 1.00;

(i) Restricted Payments may be made with any portion of the Cumulative Parent Qualified Equity Proceeds Amount;;

(j) Restricted Debt Payments may be made with the net proceeds of, or with, Indebtedness of Loan Parties permitted to be incurred pursuant to Section 6.01 (“Restricted Debt Payment Indebtedness”) that (i) constitutes Subordinated Indebtedness, (ii) is secured by Junior Liens or (iii) is unsecured, in each case so long (1) the final maturity date of such Restricted Debt Payment Indebtedness is on or after the earlier of (x) the final maturity date of the Indebtedness subject to such Restricted Debt Payment (“Repaid Indebtedness”) and (y) the Latest Maturity Date in effect at the time of incurrence thereof, and (2) the Weighted Average Life to Maturity of such Restricted Debt Payment Indebtedness is greater than or equal to the lesser of (x) the Weighted Average Life to Maturity of the Repaid Indebtedness and (y) the Weighted Average Life to Maturity of the Class of Term Loans then outstanding with the greatest remaining Weighted Average Life to Maturity; and

(k) Restricted Settlement Payments may be made with the net proceeds of, or with, Indebtedness of Loan Parties permitted to be incurred pursuant to Section 6.01 (“Restricted Settlement Payment Indebtedness”) that (i) constitutes Subordinated Indebtedness, (ii) is secured by Junior Liens or (iii) is unsecured, in each case so long as the Weighted Average Life to Maturity of such Restricted Settlement Payment Indebtedness is greater than or equal to the lesser of (x) the Weighted Average Life to Maturity of the Opioid Settlement or the DOJ Settlement, as applicable, and (y) the Weighted Average Life to Maturity of the Class of Term Loans then outstanding with the greatest remaining Weighted Average Life to Maturity.

Notwithstanding anything herein to the contrary, the foregoing provisions of Section 6.06 will not prohibit the payment of any Restricted Payment or the consummation of any redemption, purchase, defeasance or other payment within 60 days after the date of declaration thereof or the giving of notice, as applicable, if at the date of declaration or the giving of such notice such payment would have complied with the provisions of this Agreement.

Notwithstanding anything to the contrary set forth in this Section 6.06, no Loan Party shall make any Restricted Payment to any Subsidiary (other than another Loan Party) or any Unrestricted Subsidiary in the form of Material Intellectual Property; provided that nothing in this sentence shall prohibit any non-exclusive (other than exclusive distribution or other similar within a specified jurisdiction) license or sublicense of Material Intellectual Property to, or use of Material Intellectual Property by, any Subsidiary or Unrestricted Subsidiary.

Section 6.07 Transactions with Affiliates. i) Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates (other than the Parent, and the Subsidiaries or any person that becomes a Subsidiary as a result of such transaction) in a transaction (or series of related transactions) involving aggregate consideration in excess of $20,000,000 unless such transaction is (i) otherwise permitted (or required) under this Agreement or (ii) upon terms that are substantially no less favorable to the Parent or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate, as determined by the Board of Directors of the Parent or such Subsidiary in good faith.

(a) The foregoing clause (a) shall not prohibit, to the extent otherwise permitted under this Agreement,

(i) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, equity purchase agreements, stock options and stock ownership plans approved by the Board of Directors of the Parent,

(ii) loans or advances to employees or consultants of the Parent or any of the Subsidiaries in accordance with Section 6.04(e),

(iii) transactions among the Parent or any Subsidiary or any entity that becomes a Subsidiary as a result of such transaction (including via merger, consolidation or amalgamation in which the Parent or a Subsidiary is the surviving entity),

(iv) the payment of fees, reasonable out-of-pocket costs and indemnities to directors, officers, consultants and employees of the Parent and the Subsidiaries in the ordinary course of business,

(v) the Transactions (including the payment of all fees, expenses, bonuses and awards relating thereto) and any transactions pursuant to the Transaction Documents and permitted transactions, agreements and arrangements in existence on the Closing Date and, to the extent involving aggregate consideration in excess of $5,000,000, set forth on Schedule 6.07 or any amendment thereto or replacement thereof or similar arrangement to the extent such amendment, replacement or arrangement is not adverse to the Lenders when taken as a whole in any material respect (as determined by the Parent in good faith),

(vi) (A) any employment agreements entered into by the Parent or any of the Subsidiaries in the ordinary course of business, (B) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with employees, officers or directors, and (C) any employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers employees, and any reasonable employment contract and transactions pursuant thereto,

(vii) Restricted Payments permitted under Section 6.06 and Investments permitted under Section 6.04,

(viii) transactions for the purchase or sale of goods, equipment, products, parts and services entered into in the ordinary course of business,

(ix) any transaction in respect of which the Parent delivers to the Administrative Agent a letter addressed to the Board of Directors of the Parent from an accounting, appraisal or investment banking firm, in each case of nationally recognized standing that is in the good faith determination of the Parent qualified to render such letter, which letter states that (i) such transaction is on terms that are substantially no less favorable to the Parent or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate or (ii) such transaction is fair to the Parent or such Subsidiary, as applicable, from a financial point of view,

(x) transactions with joint ventures for the purchase or sale of goods, equipment, products, parts and services entered into in the ordinary course of business,

(xi) transactions pursuant to any Qualified Receivables Facility,

(xii) transactions between the Parent or any of the Subsidiaries and any person, a director of which is also a director of the Parent; provided, however, that (A) such director abstains from voting as a director of the Parent on any matter involving such other person and (B) such person is not an Affiliate of the Parent for any reason other than such director’s acting in such capacity,

(xiii) transactions permitted by, and complying with, the provisions of Section 6.05 (other than Section 6.05(m)),

(xiv) intercompany transactions undertaken in good faith (as certified by a Responsible Officer of the Parent) for the purpose of improving the consolidated tax efficiency of the Parent and the Subsidiaries and not for the purpose of circumventing any covenant set forth herein,

(xv) payments, loans (or cancellation of loans) or advances to employees or consultants that are (i) approved by a majority of the Disinterested Directors of the Parent in good faith, (ii) made in compliance with applicable law and (iii) otherwise permitted under this Agreement, and

(xvi) transactions with customers, clients or suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business or otherwise in compliance with the terms of this Agreement that are fair to the Parent or the Subsidiaries.

Section 6.08 Business of the Parent and the Subsidiaries. Notwithstanding any other provisions hereof, engage at any time to any material respect in any business or business activity substantially different from any business or business activity conducted by any of them on the Closing Date or any Similar Business, and in the case of a Receivables Entity, Qualified Receivables Facilities and related activities.

Section 6.09 Restrictions on Subsidiary Distributions and Negative Pledge Clauses. Permit any Material Subsidiary to enter into any agreement or instrument that by its terms restricts (i) the payment of dividends or other distributions or the making of cash advances to the Parent or any Material Subsidiary that is a direct or indirect parent of such Subsidiary or (ii) the granting of Liens by the Parent or such Material Subsidiary that is a Loan Party pursuant to the Security Documents, in each case other than those arising under any Loan Document, except, in each case, restrictions existing by reason of:

(a) restrictions imposed by applicable law;

(b) contractual encumbrances or restrictions in effect on the Closing Date under Indebtedness existing on the Closing Date and set forth on Schedule 6.01 or contained in any Indebtedness outstanding pursuant to Section 6.01(z), or any agreements related to any Permitted Refinancing Indebtedness in respect of any such Indebtedness that does not materially expand the scope of any such encumbrance or restriction (as determined in good faith by a Borrower);

(c) any restriction on a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Equity Interests or assets of a Subsidiary pending the closing of such sale or disposition;

(d) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures entered into in the ordinary course of business;

(e) any restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent that such restrictions apply only to the property or assets securing such Indebtedness;

(f) any restrictions imposed by any agreement relating to Indebtedness incurred pursuant to Section 6.01 or Permitted Refinancing Indebtedness in respect thereof, to the extent such restrictions are not materially more restrictive, taken as a whole, than the restrictions contained in this Agreement or are market terms at the time of issuance (in each case as determined in good faith by a Borrower);

(g) customary provisions contained in leases or licenses of Intellectual Property and other similar agreements entered into in the ordinary course of business;

(h) customary provisions restricting subletting or assignment of any lease governing a leasehold interest;

(i) customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(j) customary restrictions and conditions contained in any agreement relating to the sale, transfer, lease or other disposition of any asset permitted under Section 6.05 pending the consummation of such sale, transfer, lease or other disposition;

(k) customary restrictions and conditions contained in the document relating to any Lien, so long as (1) such Lien is a Permitted Lien and such restrictions or conditions relate only to the specific asset subject to such Lien, and (2) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 6.09;

(l) customary net worth provisions contained in Real Property leases entered into by Subsidiaries, so long as a Borrower has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Parent and its Subsidiaries to meet their ongoing obligations;

(m) any agreement in effect at the time such subsidiary becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such person becoming a Subsidiary;

(n) restrictions in agreements representing Indebtedness permitted under Section 6.01 of a Subsidiary that is not a Subsidiary Loan Party (so long as such restrictions only relate to non-Loan Parties);

(o) customary restrictions contained in leases, subleases, licenses or Equity Interests or asset sale agreements otherwise permitted hereby as long as such restrictions relate to the Equity Interests and assets subject thereto;

(p) restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;

(q) restrictions contained in any Permitted Receivables Facility Documents with respect to any Receivables Entity;

(r) restrictions contained in the Opioid Settlement or the DOJ Settlement; and

(s) any encumbrances or restrictions of the type referred to in clause (i) or (ii) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of or similar arrangements to the contracts, instruments or obligations referred to in clauses (a) through (r) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements, refinancings or similar arrangements are, in the good faith judgment of the Parent, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions as contemplated by such provisions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement, refinancing or similar arrangement.

Section 6.10 Fiscal Year. In the case of the Parent, permit any change to its fiscal year; provided that the Parent and its Subsidiaries may change their fiscal quarter and/or fiscal year end one or more times, subject to such adjustments to this Agreement as a Borrower and Administrative Agent shall reasonably agree are necessary or appropriate in connection with such change (and the parties hereto hereby authorize either Borrower and the Administrative Agent to make any such amendments to this Agreement as they jointly deem necessary to give effect to the foregoing).

Section 6.11 Amendment to DOJ and Opioid Settlements[(i) Modify, amend or waive any term of either of the DOJ Settlement or the Opioid Settlement that results in (i) total cash payments by the Loan Parties in respect of the DOJ Settlement and the Opioid Settlement to exceed an aggregate amount of $1,860,000,000 (excluding professional fees and expenses payable in connection with the Opioid Settlement and the DOJ Settlement and interest payable in connection with the DOJ Settlement), (ii) the acceleration of the timing of any payment due under either the DOJ Settlement or the Opioid Settlement (except, (A) with respect to the Opioid Settlement, for any changes to the timing of exercise of the option to prepay the amounts owing to the Opioid Trust (as defined in the Opioid Settlement), and (B) the Additional Insurance Rights (as defined in the RSA)), (ii) make any Restricted Settlement Payment in respect of (i) a portion less than all of the remaining payments in respect of the Opioid Settlement or (ii) a portion less than all of the remaining payments in respect of the DOJ Settlement, in each case other than with any portion of the Cumulative Parent Qualified Equity Proceeds Amount or (iii) cause any Subsidiary (other than the Loan Parties) to guarantee the obligations in respect of the Opioid Settlement or the DOJ Settlement.

Section 6.12 Limitation on Transfers to Mallinckrodt Holdings GmbH. (i) Dispose of any material property or assets (including through the making of any material Investment) to Mallinckrodt Holdings GmbH or any of its Subsidiaries, other than pursuant to the intercompany receivable owned by Mallinckrodt Holdings GmbH and existing on March 9, 2021 (the “Swiss Intercompany Receivable”), (ii) permit Mallinckrodt Holdings GmbH and its Subsidiaries, when taken collectively as if constituting a single Subsidiary (but excluding the Swiss Intercompany Receivable), to constitute a Material Subsidiary or (iii) permit Mallinckrodt Holdings GmbH or its Subsidiaries to incur any material Indebtedness owed to unaffiliated third parties, or guarantee any material Indebtedness owed to any unaffiliated third-parties, in each of clauses (i) through (iii), unless Mallinckrodt Holdings GmbH shall become a Loan Party.

Exhibit B

Redline

Annex 1

Term Lender Holdings